     As filed with the Securities and Exchange Commission on March 5, 1998

                                                      Registration No. 333-44251

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                               SHOP AT HOME, INC.
             (Exact name of registrant as specified in its charter)

         Tennessee                                        5861                                        62-1282758
(State or other jurisdiction                   (Primary Standard Industrial                          (I.R.S. Employer
of incorporation or organization)                   Classification Code                              Identification No.)

                               5210 Schubert Road
                                 P.O. Box 12600
                           Knoxville, Tennessee 37912
                                 (423) 688-0300

(Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


Agent for Service:         Kent E. Lillie, President        Copy to:   C. Michael Norton, Esq.
                           Shop at Home, Inc.                          Wyatt, Tarrant & Combs
                           3100 West End Ave.                          Nashville City Center
                           Suite 880                                   511 Union Street, Suite 1500
                           Nashville, Tennessee 37203                  Nashville, Tennessee  37219
                           (615) 263-8000                              (615) 244-0020
                                                            Copy to:   Andy Lynch, Esq.
                                                                       Jenkins & Gilchrist
                                                                       1919 Pennsylvania Ave. N.W.
                                                                       Suite 600
                                                                       Washington, D.C. 20006
                                                                       (202)326-1521

  (Name and address, including ZIP Code, and telephone number, including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------


                   CALCULATION OF ADDITIONAL REGISTRATION FEE


===================================================================================================================================
Title of each                                         Additional         Proposed           Proposed             Amount of
class of                                              amount             maximum            maximum              additional
securities to                                         to be              offering price     aggregate            registration
be registered                                         registered         per unit (1)       offering price (1)   fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0025 par value(2)......................   2,875,000        $4.00                 $11,500,000         $3,484.85

___% Secured Notes Due 2005.........................    $15,000,000          100%                $15,000,000         $4,545.45

===================================================================================================================================



      (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

      (2) Includes 1,150,000 shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: one to be used in connection with an underwritten public offering of ___% Secured Notes due 2005 of Shop at Home, Inc. (the "Note Prospectus") and one to be used in a concurrent underwritten public offering of Common Stock of Shop at Home, Inc. (the "Common Stock Prospectus"). The Note Prospectus and the Common Stock Prospectus are identical except for the front, back and inside front cover pages and the sections entitled "Summary--The Offering," "Summary--Concurrent Offering," "Risk Factors" and "Underwriting." The form of the Note Prospectus is included herein and is followed by the alternate pages to be used in the Common Stock Prospectus. The alternate pages for the Common Stock Prospectus included herein are labeled "Alternate Page for Common Stock Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) under the Securities Act of 1933, as amended.


                          PRELIMINARY PROSPECTUS LEGEND



      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 2, 1998


PROSPECTUS
                                                             [SHOP AT HOME LOGO]

                                  $75,000,000

                               SHOP AT HOME, INC.


                         % SENIOR SECURED NOTES DUE 2005
                             ---------------------



    Shop at Home, Inc. (the "Company"), is offering hereby (the "Notes
Offering") $75,000,000 in aggregate principal amount of its     % Senior Secured
Notes Due 2005 (the "Notes"). The Notes will mature on         , 2005 unless
previously redeemed. Interest on the Notes will be payable semiannually on
        and            of each year, commencing            , 1998. The Notes are
not redeemable at any time prior to         , 2002. On or after         , 2002,
the Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), Holders (as defined herein) of the Notes will have the right to require the Company to repurchase their Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.
    The Notes will be secured by a first priority lien on the capital stock and certain assets of SAH Acquisition Corporation II, a wholly-owned subsidiary of the Company ("SAH Acquisition II") and a junior lien on the capital stock of the Other Broadcast Subsidiaries (as defined herein) of the Company. In addition, the obligations of the Company under the Notes will be jointly and severally guaranteed on a senior unsecured basis by each of the Company's Restricted Subsidiaries (as defined herein), including all of its subsidiaries as of the date hereof. Pursuant to the Indenture, the Company has the right to incur additional indebtedness, including without limitation, a Senior Credit Facility in a principal amount of up to $20,000,000, which may be secured by a first priority lien on certain of the Company's assets, including the Company's accounts receivable and inventory and a first priority lien on the capital stock and other assets of the Other Broadcast Subsidiaries. There is no established trading market for the Notes, and the Company does not intend to apply for a listing of the Notes on any national securities exchange.
    Concurrent with the Notes Offering, the Company is offering 10,000,000 shares of voting Common Stock, par value $0.0025 per share (the "Common Stock") of the Company by a separate prospectus (the "Common Stock Offering" and together with the Notes Offering, the "Offerings"). The Notes Offering is contingent upon the completion of the Common Stock Offering, and the Common Stock Offering is contingent upon the completion of the Notes Offering.
     THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 11 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE NOTES OFFERED HEREBY.

                             ---------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


========================================================================================================================
                                                    Price to                Underwriting              Proceeds to
                                                   Public(1)                Discount(2)                Company(3)
------------------------------------------------------------------------------------------------------------------------
Per Note..................................              %                         %                         %
Total.....................................            $                         $                         $
========================================================================================================================


(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company has agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended, See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $1,000,000.
                             ---------------------

    The Notes are offered by the several Underwriters named herein, subject to receipt and acceptance by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offers and to reject any order in whole or in part. It is expected that delivery of the Notes
will be made on or about                   , 1998 in book-entry form through the
facilities of The Depository Trust Company, against payment therefor.
                             ---------------------

NationsBanc Montgomery Securities LLC   Friedman, Billings, Ramsey & Co., Inc.

                The date of this Prospectus is           , 1998

     [Graphic showing a television set with two handles configured to make the television appear to be a shopping bag with the words "Shop At Home" appearing above the graphic and the words "Watch. Call. Buy." below it]

     [Graphic showing a map of United States with five stars marked at Boston, Cleveland, Raleigh, Houston, and San Francisco, and approximately 150 black dots marked at various locations around the country, and containing a logo reading:
"[dot] Cable Affiliates"; [star] "Owned & Operated Stations."]





     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            SUITABILITY REQUIREMENTS

     Notice to Ohio Residents: Residents of the State of Ohio may only purchase Notes from the Company pursuant to this Offering if such residents meet certain suitability requirements, as follows: (i) the purchaser must have a minimum annual gross income of $45,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $45,000, or a minimum net worth of $150,000;
(ii) the purchaser can reasonably benefit from the Notes based upon the prospective purchaser's overall investment objectives and portfolio structure;
(iii) the purchaser is able to bear the economic risk of the investment based on the purchaser's overall financial situation; and (iv) the apparent understanding by the purchaser of the fundamental risks of the investment, the risk that the purchaser may lose the entire investment, the lack of liquidity of the Notes, and the background and qualifications of the persons responsible for managing the Company. Any prospective purchaser who is a resident of Ohio will be required to complete a subscription agreement which will permit the Company to fulfill its responsibility of making a reasonable effort to determine that the purchase of the Notes is a suitable and appropriate investment for the prospective purchaser.

     Notice to New Hampshire Residents: Residents of the State of New Hampshire may only purchase Notes from the Company pursuant to the Notes Offering if such residents meet certain suitability requirements, as follows: (i) the purchaser must have a net worth, exclusive of home, home furnishings, and automobiles of $250,000, or (ii) the purchaser must have a net worth, exclusive of home, home furnishings, and automobiles of $125,000, and $50,000 of taxable income. Any prospective purchaser who is a resident of New Hampshire will be required to establish to the satisfaction of the Company that the purchaser meets one of these requirements prior to the purchase of any of the Notes by such person.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the Notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. See "Description of Notes -- Certain Definitions" for the meanings of certain capitalized terms.

                                  THE COMPANY

     The Company sells and distributes consumer products through live, customer interactive retail sales programming that is transmitted via satellite to cable television systems, television broadcast stations and satellite dish receivers. Founded in 1986, the Company is one of the fastest growing competitors in the over $3 billion home shopping industry. Upon the completion of its pending acquisition of the three UHF television stations described below, the Company will own and operate five UHF television stations. These stations broadcast in the San Francisco, Boston, Houston, Cleveland and Raleigh markets, four of which are among the top 13 television markets in the United States.

     The Company's programming is provided on its owned and operated television stations, and to a "network" of over 80 independently owned television stations and cable systems throughout the country, located in over 100 television markets, for all or a portion of each broadcast day. As of December 31, 1997, the Company's programming was viewable during all or part of the day by approximately 48.9 million cable households throughout North America, of which approximately 4.4 million cable households could have viewed the programming on essentially a full-time basis (20 or more hours per day) and approximately 44.5 million cable households received it on a part-time basis. For households that received the Company's programming on a part-time basis, the average duration of viewable programming per day was 4.9 hours.

     The Company sells a variety of consumer products, including sports collectibles and sports related products, rare coins, collectible cutlery, electronics, jewelry, and health and beauty, personal care, household and lifestyle products, and other select merchandise and collectibles such as dolls and figurines. The Company believes that it occupies a unique market niche in the home shopping industry because its product mix and marketing strategy target men and feature higher price point products with an emphasis on limited availability merchandise such as sports memorabilia, rare coins and collectible knives and cutlery. An independent study commissioned by the Company in June 1997 determined that approximately 55% of the purchasers of the Company's products are male and that approximately 57% of the Company's customers have incomes above $45,000 (as compared to 44% as reported in a national database). The Company's average price per unit sold in fiscal year 1997 was approximately $150, which the Company believes is substantially above the industry average.

     Since Chief Executive Officer Kent Lillie joined the Company in 1993, total revenues (including merchandise revenues, infomercial revenues and other revenues) have increased from $20.0 million in fiscal year 1993 to $69.1 million in fiscal year 1997, a compounded annual growth rate of 36.4%. During the same period, earnings before interest, taxes, depreciation and amortization ("EBITDA") grew from $(1.8 million) to $3.6 million. Total revenues and EBITDA for the quarter ended December 31, 1997 were $23.1 million and $1.9 million, respectively. The Company had a merchandise return percentage of approximately 20.6% for the six months ended December 31, 1997, which the Company believes compares favorably with those of industry competitors. In addition, Mr. Lillie has recently strengthened the Company's management team by appointing a Chief Operating Officer and a Chief Financial Officer.

     The Company plans to expand the distribution of its programming and will seek to acquire additional television broadcast stations. To facilitate its growth, the Company is moving its operations to a larger, state-of-the-art facility in Nashville, Tennessee in September 1998. The new 74,000 square foot facility will provide the Company with additional studio space, more advanced studio and broadcasting equipment and substantially more call center capacity. The Company believes that its new facility will further enhance growth by enabling the Company to reach new market segments through digital programming, increased product diversity and by improved processing of customer calls and product orders. The Company plans to use approximately $4 million of the proceeds of the Offerings to install new equipment to increase the power and quality of the broadcast signals at the acquired stations. The Company expects the increase in the power and quality of the acquired stations to further increase the number of cable households reached.

     The Company is incorporated in Tennessee and its principal place of business and executive offices are located at 5210 Schubert Road, Knoxville, Tennessee 37912, and its telephone number in Knoxville is (423) 688-0300.


                                    STRATEGY


     The Company's business objective is to increase revenue and cash flow by implementing the following strategy:

        - INCREASE DISTRIBUTION THROUGH THE ACQUISITION OF TELEVISION BROADCAST STATIONS AND AFFILIATE CARRIAGE AGREEMENTS. The Company plans to continue to increase the number of television viewers of its programming by acquiring broadcast television stations in major markets. Once the Company completes its pending acquisition of the three television stations, it intends to upgrade the broadcasting equipment in the San Francisco and Raleigh stations in order to expand each station's broadcast coverage. By owning and operating stations in select markets, the Company can broadcast full time programming in those markets and thereby increase brand awareness and reach more market segments. In addition, owning stations in select markets enables the Company to increase its viewership by exercising "must carry" rights with cable system operators in those markets. See "Business -- Distribution of Programming." The Company also plans to increase its programming distribution through additional carriage agreements with cable systems and broadcast television stations owned by third parties.

        - INCREASE REVENUE PER HOUSEHOLD REACHED. The Company intends to improve its average revenue per household reached by broadening the types of products it offers, obtaining more attractive hours of programming and enhancing customer service. The Company's new facility in Nashville will provide, among other things, additional studio and programming capability. In addition, the new facility will substantially improve picture quality through the utilization of high quality digital equipment. The Company intends to leverage these additional operating capabilities to reach additional market segments by offering more diverse products and programming. The Company believes that it can better utilize its daytime hours by selectively offering more programming dedicated to women and women's products. For example, one of the studios in the new facility will contain a working kitchen that can be used to air cooking programs and sell kitchen products. Moreover, the new facility will contain more than one studio, enabling the Company to multicast different programming simultaneously into different markets.

        - CONTINUE TO OFFER HIGH QUALITY, DIFFERENTIATED PRODUCT MIX. The Company plans to continue to implement a strategy of selling niche products such as sports memorabilia, rare coins and other collectibles that the Company believes are not readily available through other television home shopping and retail competitors. The Company believes that its emphasis on targeting male customers and selling higher price point merchandise enhances the Company's ability to attract carriage from cable systems and television broadcasters that value the Company's unique market niche and the appealing demographics of its customer base.

        - UTILIZE EXPANDED CALL CENTER CAPACITY. The new facility in Nashville will contain an expanded call center. This additional capacity will enable the Company to process a greater volume of customer calls and provide enhanced customer services. The Company believes that revenue growth in recent years has been constrained by its limited capacity to process customer calls and orders.

           - CONTINUE TO IMPROVE MARGINS. The Company plans to improve profit margins by taking advantage of its purchasing power to negotiate lower wholesale prices with its vendors, and spreading its fixed costs over increased households served.

           - CONTINUE TO MINIMIZE INVENTORY RISK AND COSTS. The Company will continue to utilize drop shipping arrangements and a "just in time" inventory policy. This strategy permits the Company to operate without incurring significant working capital costs associated with the warehousing, distributing, financing and managing of inventory.

           - LEVERAGE CUSTOMER DATABASE. The Company has a database of the purchasing habits of its approximately 1 million customers, nearly 412,000 of whom have ordered a product within the last 18 months. This database is an invaluable tool for evaluating historical purchasing preferences, enabling management to refine its merchandising decisions and maximize viewer interest and sales.

           - DEVELOP STRATEGIC REVENUE SOURCES. The Company believes that it has several opportunities to establish complementary sources of revenue, including: (i) expansion of its newly developed Internet site as another avenue for product sales, (ii) establishment of direct mail and package insert programs, (iii) increasing sales of broadcast time on the Company's stations to producers of infomercials, (iv) introduction of periodic paid commercial advertising in the Company's programming, and (v) introduction of an outbound telemarketing program to the Company's customers.

                               RECENT DEVELOPMENT

     SAH Acquisition Corporation II, a Tennessee corporation and a wholly owned subsidiary of the Company ("SAH Acquisition II"), entered into an Asset Purchase Agreement dated as of September 23, 1997 (the "Asset Purchase Agreement") with Global Broadcasting Systems, Inc., a Delaware corporation, and its affiliate, under which SAH Acquisition II agreed to acquire certain broadcast television assets (the "Acquisition"). Global Broadcasting Systems, Inc. and its affiliate are currently subject to a proceeding (the "Bankruptcy Proceeding") under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (as debtors in the Bankruptcy Proceeding, Global Broadcasting Systems, Inc. and its affiliate are referred to as "Global").

     Under the Asset Purchase Agreement, SAH Acquisition II has agreed to acquire two broadcast television stations owned by Global, KCNS(TV) located in San Francisco, California ("KCNS"), and WRAY(TV) located in the Raleigh-Durham, North Carolina market ("WRAY"). Under the Asset Purchase Agreement, SAH Acquisition II has agreed to assume the legal right and obligation of Global under an executory purchase contract (the "Executory Contract") to acquire an additional broadcast television station, WOAC(TV) in the Cleveland, Ohio market ("WOAC"). The Company has guaranteed the performance of SAH Acquisition II under the Asset Purchase Agreement. An order of the Bankruptcy Court approved the Asset Purchase Agreement on November 20, 1997.

     The total purchase price payable by SAH Acquisition II to Global in connection with the Acquisition is $52,350,000 (the "Global Purchase Price"), of which the Company has paid a total of $4,863,750 into an escrow account held by the trustee appointed to manage Global by the Bankruptcy Court (the "Bankruptcy Trustee") and which will be applied to the Global Purchase Price at the closing. The balance of $47,486,250 is payable by the Company to Global at the closing of the Acquisition. In connection with the assignment of the Executory Contract, SAH Acquisition II is obligated to purchase WOAC for a total purchase price of $23,500,000. SAH Acquisition II is entitled to a credit for an escrow deposit previously paid by Global to the sellers of WOAC in the amount of $2,350,000 and will make a cash payment of $21,150,000 in connection with the closing of the purchase of WOAC.

     The net proceeds of the Acquisition paid to Global will constitute assets of the bankruptcy estate of Global, subject to the resolution of the Bankruptcy Proceeding. Friedman, Billings, Ramsey & Co., Inc. ("FBR"), one of the Underwriters, has filed a proof of claim in the Bankruptcy Proceeding in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. FBR has also filed a proof of claim for an acquisition fee to be owed by the bankruptcy estate to FBR in the amount of 1.75% of the proceeds of the sale under the Asset Purchase Agreement if the sale is completed. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately $35 million for unpaid principal plus accrued interest, fees and penalties. In connection with the resolution of the Bankruptcy Proceeding, FBR and the bridge lenders may be paid in whole or in part on their claims against Global.

     The obligations of the parties under the Asset Purchase Agreement and the Executory Contract are subject to receipt of the approval of the Federal Communications Commission ("FCC") of the Applications for Consent to Assignment of Broadcast Station Licenses (collectively, the "Applications") filed with respect to the broadcast licenses to be transferred to SAH Acquisition II. The FCC published public notice of its approval of the Applications for KCNS and WRAY on December 15, 1997, and such approval became a final order on January 25, 1998. The FCC published public notice of its approval of the Application for WOAC on January 29, 1998, and such approval is expected to become a final order on March 10, 1998 assuming no party files a timely objection thereto.

     The primary use of the proceeds of the Offerings will be to provide funds necessary to close the Acquisition and the Executory Contract. These closings will occur contemporaneously with the consummation of the Offerings. A complete description of the use of proceeds of the Offerings is set forth under "Use of Proceeds."

     As a result of the Acquisition (and prior to planned upgrades to the acquired stations and the purchase of WOAC), the Company estimates that households that could have viewed the Company's programming on a full-time basis (20 or more hours) will increase to approximately 5.2 million cable households from approximately 4.4 million cable households, while cable households receiving the Company's programming on a part-time basis will decrease by approximately 1.1 million.

                                  THE OFFERING


SECURITIES OFFERED.........  $75,000,000 aggregate principal amount of     %
                             Senior Secured Notes due 2005.

Maturity Date..............                 , 2005.


Interest Payment Dates.....            and                , commencing
                                            , 1998.


Optional Redemption........  On or after                , 2002, the Company may
                             redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.


Mandatory Redemption.......  None.


Ranking....................  The Notes will be senior secured indebtedness of the Company and the Subsidiary Guarantors, ranking in pari passu with any other senior indebtedness of the Company and the Subsidiary Guarantors and senior to any subordinated indebtedness of such entities. Pro forma for the Offering and the application of the proceeds thereof, there would have been approximately $0.6 million of indebtedness of the Company and its Subsidiaries outstanding (other than the Notes), all of which would have been under capitalized leases. The Indenture will permit the Company and certain Subsidiary Guarantors to incur up to $20 million of indebtedness under a Senior Credit Facility. See "Description of the Notes."

Security...................  The Notes will be secured by a lien on all of the issued and outstanding capital stock of SAH
                             Acquisition II and the assets of SAH Acquisition II, other than the FCC licenses held by it. The Notes will also be secured by a junior lien on all of the issued and outstanding capital stock of MFP, Inc., the owner and operator of WMFP(TV) in Boston and Urban Broadcasting Systems, Inc., the owner and operator of KZJL(TV) in Houston (the "Other Broadcast Subsidiaries"). The Senior Credit Facility is expected to be secured by first priority liens on the capital stock of the Other Broadcast Subsidiaries, the assets of the Other Broadcast Subsidiaries of the Company and/or the accounts receivable, inventory and general intangibles of the Company (excluding from general intangibles any collaterial for the Notes). See "Description of Notes -- Security."

Guarantees.................  The Notes will be guaranteed on a senior unsecured basis (the "Subsidiary Guarantees") by each of the existing and future Restricted Subsidiaries of the Company (each a "Subsidiary Guarantor" and, collectively, the "Guarantors"). See "Description of Notes -- Subsidiary Guarantees."

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants..................  The Indenture restricts, among other things, the
                             Company's and its Restricted Subsidiaries' ability to incur additional indebtedness, issue preferred stock, incur liens, pay dividends, make certain other restricted payments, apply net proceeds from certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person, issue or sell stock of Restricted Subsidiaries or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the

                             Company or encumber the assets of the Company or its Restricted Subsidiaries. See "Description of Notes -- Certain Covenants."

Absence of a Public Market
  for the Notes............  The Notes are a new issue of securities with no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. NationsBanc Montgomery Securities LLC and Friedman, Billings, Ramsey & Co., Inc. (the "Underwriters") have advised the Company that they each currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. The Company does not intend to apply for listing of the Notes on a securities exchange. See "Risk Factors -- Absence of a Public Market for the Notes." Each of the Underwriters is a registered broker/dealer and member of the National Association of Securities Dealers, Inc.

Use of Proceeds............  The Company intends to use the net proceeds from the Notes Offering, together with the net proceeds from the Common Stock Offering, in the following manner: (i) to pay the purchase price to Global under the Asset Purchase Agreement and the purchase price to close the Executory Contract for WOAC (See "Business -- Recent Development"), (ii) to purchase the real estate and building for the Company's new main offices and studios in Nashville, Tennessee (the "Facility"), (iii) to purchase equipment for the Facility, (iv) to complete interior renovation of the Facility, (v) to acquire equipment necessary to upgrade and improve the broadcast television stations acquired through the Acquisition, (vi) to repay substantially all of the currently existing indebtedness of the Company, (vii) as working capital of the Company, which may be used to acquire additional television stations that may be available in the future, and (viii) to pay transaction fees and expenses. The closings of the Acquisition and the Executory Contract will occur contemporaneously with the consummation of the Offerings. See "Use of Proceeds."

                      CONCURRENT OFFERING OF COMMON STOCK

     Concurrent with the Notes Offering, the Company is offering 10,000,000 shares of Common Stock (plus up to an additional 1,500,000 shares to cover over-allotments, if any (the "Over-allotment Option")) by a separate prospectus in the Common Stock Offering. The Notes Offering is contingent upon the completion of the Common Stock Offering, and the Common Stock Offering is contingent upon the completion of the Notes Offering. The Common Stock of the Company is currently quoted on the Nasdaq SmallCap Market under the symbol "SATH."

                                  RISK FACTORS

     Investment in the Notes involves a high degree of risk. Each prospective investor should carefully consider all of the matters described herein under "Risk Factors."

                             SUMMARY FINANCIAL DATA


     The summary financial information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                              SIX MONTHS ENDED
                                                        YEAR ENDED JUNE 30,                     DECEMBER 31,
                                          -----------------------------------------------   ---------------------
                                           1993      1994      1995      1996      1997        1996        1997
                                          -------   -------   -------   -------   -------   -----------   -------
                                                                                            (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENTS OF EARNINGS DATA:
Net sales...............................  $19,878   $21,717   $26,787   $40,016   $67,817     $29,796     $43,421
Cost of sales...........................   15,010    14,278    17,121    24,516    40,626      18,146      25,244
                                          -------   -------   -------   -------   -------     -------     -------
Gross profit............................    4,868     7,439     9,666    15,500    27,191      11,650      18,177
Other operating income..................       --        --       189       659     1,014         457         564
Operating expenses......................    7,327     8,406    11,010    16,930    25,882      11,170      16,940
                                          -------   -------   -------   -------   -------     -------     -------
Income (loss) from operations...........   (2,459)     (967)   (1,155)     (771)    2,323         937       1,801
Other income (expense)..................       18       (85)     (127)     (738)     (847)       (321)         24
                                          -------   -------   -------   -------   -------     -------     -------
Income (loss) before income taxes.......   (2,441)   (1,052)   (1,282)   (1,509)    1,476         616       1,825
Income tax expense (benefit)............       --        --        --      (104)      (80)        (10)        702
                                          -------   -------   -------   -------   -------     -------     -------
Net income (loss).......................  $(2,441)  $(1,052)  $(1,282)  $(1,405)  $ 1,556     $   626     $ 1,123
                                          =======   =======   =======   =======   =======     =======     =======
Weighted average common
  shares -- basic.......................    7,379     8,225     9,437    10,284    10,651      10,597      11,283
Weighted average equivalent shares --
  dilutive..............................    7,379     8,225     9,437    10,284    14,268      14,382      14,739
Basic earnings per share(1).............  $ (0.33)  $ (0.13)  $ (0.14)  $ (0.14)  $  0.14     $  0.06     $  0.10
Diluted earnings per share(1)...........  $ (0.33)  $ (0.13)  $ (0.14)  $ (0.14)  $  0.12     $  0.05     $  0.08
Cash dividends per share of common
  stock.................................     0.00      0.00      0.00      0.00      0.00        0.00        0.00
OTHER DATA:
EBITDA(2)...............................   (1,837)     (581)     (548)      164     3,612       1,420       3,060
Cash flow from operations...............     (201)     (936)    1,943       815     6,245       2,348      (1,418)
Ratio of earnings to fixed charges(3)...       --        --        --        --      2.37x       2.58x       5.01x

                                                                                                PRO FORMA(4)
                                                                                              -----------------
                                                          JUNE 30, 1997   DECEMBER 31, 1997   DECEMBER 31, 1997
                                                          -------------   -----------------   -----------------
BALANCE SHEET DATA:
Working capital.........................................     $(4,641)          $(5,127)           $  3,692
Total assets............................................      34,410            38,973             135,793
Current liabilities.....................................      18,078            18,336              16,303
Long-term debt and capital leases, less current
  portion...............................................       9,054             8,592              75,396
Redeemable preferred stock..............................       1,393             1,393               1,393
Stockholders' equity....................................       3,804             6,738              38,788

---------------

(1) For details of the calculation of basic and dilutive earnings per share see
    Note 12 to the Consolidated Financial Statements included elsewhere in this Prospectus.

(2) EBITDA consists of earnings before interest, income taxes, and depreciation and amortization expense. While EBITDA should not be construed as an alternative to operating income or net income or as an indicator of operating performance or liquidity, it is a measure that the Company believes is used commonly to evaluate a company's ability to service debt. EBITDA is not calculated under generally accepted accounting principles and, therefore, is not necessarily comparable to similarly titled measures of other companies.

(3) For purposes of calculating these ratios, earnings represent earnings before income taxes plus (or in the case of a loss, minus) fixed charges. Fixed charges consist of interest, amortization of debt issuance costs, and the portion of rental and lease expense, if any, that management believes is representative of the interest component of rental and lease expense. Earnings were inadequate to cover fixed charges for Fiscal 1993, Fiscal 1994, Fiscal 1995 and Fiscal 1996 by $(2.5 million), $(1.1 million), $(1.5 million) and $(2.3 million), respectively.

(4) The pro forma balance sheet data has been calculated giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds" as if each occurred on December 31, 1997. No financial statements with respect to the operation of Global prior to the Acquisition or pro forma financial information with respect thereto is presented herein in that the Company will account for the Acquisition as the purchase of assets rather than the acquisition of a business. This is due to the fact that, with the exception of a de minimis period of time, none of the acquired stations have been historically operated as a broadcast outlet for home shopping programming of Global or the predecessor in title, and the Company has concluded that there is no continuity of revenues from those stations from which relevant historical information could be derived.

--------------------------------------------------------------------------------

                       CORPORATE STRUCTURE OF THE COMPANY

          The following chart illustrates where significant Company assets and rights are, or are expected to be, held, as well as any Subsidiary Guarantees or security interests granted for the benefit of the Notes:

          [Graphic showing corporate organization of Shop at Home, Inc., showing Broadcast, Cable and Satellite Technologies, Inc., MFP, Inc., and SAH Acquisition Corporation II as subsidiaries of Shop at Home, Inc.; Showing Urban Broadcasting Systems, Inc. as a subsidiary of Broadcast, Cable and Satellite Technologies, Inc., and Collector's Edge of Tennessee, Inc., as a subsidiary of Urban Broadcasting System, Inc., containing the text set out below.]

                               SHOP AT HOME, INC.
                              Issuer of the Notes

--------------------------------------------------------------------------------

                              BROADCAST, CABLE AND
                          SATELLITE TECHNOLOGIES, INC.
    -- Guarantor of the Notes
                               URBAN BROADCASTING
                                 SYSTEMS, INC.
    -- Guarantor of the Notes
    -- Junior Lien on
       Capital Stock
 -------------------------------------------------------------------------------
                                 - KZJL-Houston

                                COLLECTOR'S EDGE
                               OF TENNESSEE, INC.
    -- Guarantor of the Notes
                                   MFP, INC.
    -- Guarantor of the Notes
    -- Junior Lien on
       Capital Stock
 -------------------------------------------------------------------------------
                                 - WMFP-Boston

                                SAH ACQUISITION
                                 CORPORATION II
    -- Guarantor of the Notes
    -- First Priority Lien on Assets other than FCC Licenses
    -- First Priority Lien
       on Capital Stock
 -------------------------------------------------------------------------------
                            - KCNS-San Francisco(1)
                            - WRAY-Raleigh-Durham(1)
                            - WOAC-Cleveland(1)

(1) The acquisitions of KCNS, WRAY, and WOAC are subject to approval by the FCC and typical closing conditions. See "Business -- Recent Development."

--------------------------------------------------------------------------------

                                  RISK FACTORS


     Prior to making an investment decision with regard to the Company, prospective investors should carefully consider the following Risk Factors in addition to the other information and financial data presented in the various filings made by the Company with the Securities and Exchange Commission. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether or not they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.

SIGNIFICANT LEVEL OF INDEBTEDNESS

     Following the Offerings, the Company will have a significant level of indebtedness. As of December 31, 1997, on a pro forma basis, after giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company's consolidated indebtedness and capitalized lease obligations would have been approximately $75.6 million, including the Notes. Subject to the restrictions on indebtedness contained in the Indenture, the Company may incur additional indebtedness, including under a Senior Credit Facility, for capital expenditures or for other purposes.

     The level of the Company's indebtedness following the Offerings could have material consequences for the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations, if any, will be dedicated to the payment of the principal and interest on its indebtedness and will not be available for other purposes, (iii) the Company's ability to react to changes in its industry or economic conditions could be limited, and (iv) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     The Company's ability to service its indebtedness, including the Notes, will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, certain of which are beyond its control, as well as the availability of borrowings under a Senior Credit Facility. As of December 31, 1997, the Company had an accumulated deficit of approximately $(5.2 million). The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, including the Notes, as well as future capital expenditures and any working capital requirements, which will increase as a result of the Acquisitions. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of a Senior Credit Facility, the Indenture or its other indebtedness. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results, to fund capital expenditures or to pay interest on the Notes may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay its indebtedness at maturity, including the Notes, it could attempt to refinance such indebtedness; however, no assurance can be given that such refinancing would be available on terms acceptable to the Company, if at all.


MANAGEMENT OF GROWTH AND RELATED EXPENSES


     The Company has experienced rapid growth in net sales in recent years. For the Company's fiscal years ended June 30, 1994, June 30, 1995, June 30, 1996 and June 30, 1997, net sales of the Company increased by 9%, 23%, 49% and 69%, respectively, over net sales for the prior fiscal year. Almost all of the growth in net sales has resulted from expanded carriage of the Company's programming on cable systems and broadcast television stations. In connection with the expanded carriage of its programming, the amounts payable to cable systems and television broadcasters for the carriage of the Company's programming have increased substantially. The Company has also incurred other increased expenses associated with its growth, including increased personnel costs. The Company must effectively control expenses in order to operate profitably and the failure to effectively control expenses could have an adverse impact on the Company's financial condition and results of operations.


COST OF ACQUISITION


     As a result of the Notes Offering, the Company is incurring a substantial debt service obligation. In the event that the increased revenues associated with increased broadcast television carriage of the Company's programming do not exceed the additional costs and expenses associated with the Acquisition, the purchase of WOAC and the Company's expansion, including interest payable on the Notes, the Company's profitability will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations."

NET LOSSES; ACCUMULATED DEFICIT

     For its fiscal years ended June 30, 1993, 1994, 1995, and 1996, the Company had net losses of approximately $(2.4 million), $(1.1 million), $(1.3 million) and $(1.4 million), respectively. For the fiscal year ended June 30, 1997 and for the six month period ended December 31, 1997, the Company had net income of approximately $1.6 million and $1.1 million, respectively. As of December 31, 1997, the Company had an accumulated deficit of approximately $(5.2 million). At June 30, 1997 and at December 31, 1997, the Company had negative working capital of approximately $(4.6 million) and $(5.1 million), respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" for a discussion of working capital and liquidity.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The Indenture restricts, among other things, the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, pay dividends, make certain other restricted payments, incur liens, issue or sell stock of Restricted Subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates or encumber the assets of the Company or its Restricted Subsidiaries.

     The loan agreements relating to any other indebtedness of the Company or any of its Subsidiaries, including a Senior Credit Facility, may contain extensive restrictive covenants and may require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios or tests. In addition, the Company's operating and financial flexibility will be limited by covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions to its stockholders or make certain other restricted payments, create certain liens upon assets, apply the proceeds from the dispositions of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interests of the Company. Upon the occurrence of an event of default under the other indebtedness of the Company or any of its Subsidiaries, the lenders could elect to declare all amounts outstanding thereunder, including accrued interest or other obligations, to be immediately due and payable or proceed against the collateral granted to them to secure that indebtedness. If any other indebtedness of the Company or any of its Subsidiaries were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.

     As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes -- Certain Covenants."

OTHER SECURED CREDITORS; SENIOR CREDIT FACILITY

     The Indenture provides the Company the right to incur up to $20.0 million of indebtedness under a Senior Credit Facility secured by the Company's accounts receivable, inventory and general intangibles (excluding from general intangibles any collateral for the Notes) and a first priority lien on the capital stock and other assets of the Other Broadcast Subsidiaries. Accordingly, the Company's accounts receivable, inventory and general intangibles and the capital stock and other assets of the Other Broadcast Subsidiaries will not be available to Noteholders in the event of bankruptcy, liquidation or a similar transaction, until the indebtedness under a Senior Credit Facility (up to $20.0 million) is paid in full. The accounts receivable and inventory represented approximately $5.9 million and $4.1 million, respectively, at December 31, 1997, and are among the most liquid assets of the Company and its Subsidiaries.

RISK OF INABILITY TO EFFECTIVELY REALIZE UPON SECURITY

     The Notes will be secured by (i) a first priority lien on the capital stock of SAH Acquisition II, (ii) a first priority lien on the assets of SAH Acquisition II (other than the FCC licenses) and (iii) a junior lien on the capital stock of the Other Broadcast Subsidiaries. The lien on the capital stock and other assets of the Other Broadcast Subsidiaries will be junior to a first priority lien in favor of a Senior Credit Facility. Accordingly, up to $20.0 million of indebtedness under a Senior Credit Facility will be entitled to be paid out of the proceeds from the capital stock and other assets of the Other Broadcast Subsidiaries in the event of bankruptcy, liquidation or reorganization of the Company prior to the payment of the Notes from the proceeds of such collateral. See "Description of Notes -- Security."

     In addition, the security agreements relating to the capital stock of the Subsidiaries that is pledged to the Trustee to secure the Notes will contain provisions stating that the Trustee will not exercise voting rights with respect to the stock of any Subsidiary that controls an FCC broadcast license, and will not transfer control of such pledged stock without the prior approval of the FCC. There can be no assurance that FCC approval can be readily obtained, and the requirement of FCC consent is likely to cause a delay in the realization of the value of the pledged stock in the event of a default under the Notes. See "Description of Notes -- Security."

RISK OF INSUFFICIENT VALUE OF SECURITY

     The assets of SAH Acquisition II were purchased for approximately $74.0 million. However, these assets, as well as the assets of the Other Broadcast Subsidiaries are not liquid and the value thereof to other parties may be substantially less than the value thereof to the Company. In addition, the value of the collateral for the Notes may decline over time. Accordingly, no assurances can be given as to the value of the collateral for the Notes or as to the amount of proceeds that could be realized upon the sale, disposition or liquidation of the collateral for the Notes. See "Description of Notes -- Security."

POTENTIAL INABILITY TO SATISFY A CHANGE OF CONTROL OFFER

     The Indenture provides that, upon the occurrence of a Change of Control (as defined herein), the holders of the Notes will have the right to require the Company to repurchase the Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered. The Company's failure to make a required repurchase of the Notes in the event of a Change of Control would create an Event of Default under the Indenture. Moreover, restrictions under the Funded Indebtedness may prohibit the Company from making such required repurchases; consequently, any such repurchases could constitute an event of default under the Funded Indebtedness. These conditions may result in the Company being unable to perform its agreements under the Indenture relating to a Change of Control. See "Description of Notes -- Repurchase at the Option of Holders."

FRAUDULENT CONVEYANCES AND PREFERENTIAL TRANSFERS

     The ability of the holders of the Notes or the Trustee to enforce the Notes, the Security and Pledge Agreement or the Subsidiary Guarantees may be limited by certain fraudulent conveyance and similar laws. Various fraudulent conveyance and similar laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to avoid the Subsidiary Guarantees or to subordinate the obligations of the Company under the Notes and the Security and Pledge Agreement or to avoid or subordinate the obligations of any Subsidiary Guarantor under its Subsidiary Guarantee. The requirements for establishing a fraudulent conveyance vary depending on the law of the jurisdiction which is being applied. Generally, if in a bankruptcy, reorganization, rehabilitation or similar proceeding in respect of the Company or a Subsidiary Guarantor, or in a lawsuit by or on behalf of creditors against the Company or a Subsidiary Guarantor, a court were to find that (i) the Company or a Subsidiary Guarantor, as the case may be, incurred indebtedness in connection with the Notes (including the Subsidiary Guarantees) with the intent of hindering, delaying or defrauding current or future creditors of the Company or the Subsidiary Guarantor, as the case may be, or (ii) the Company or a Subsidiary Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for incurring such indebtedness, as the case may be, and either (a) was insolvent at the time it incurred such indebtedness, (b) was rendered insolvent by reason of incurring such indebtedness, (c) was at such time engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could, with respect to the Company or the Subsidiary Guarantor, as the case may be, declare void in whole or in part the obligations of the Company or such Subsidiary Guarantor in connection with the Notes (including the Stock Pledges and the Subsidiary Guarantees) and/or subordinate claims with respect to the Notes to all other debts of the Company or the Subsidiary Guarantors, as applicable. If the obligations of the Company or the Subsidiary Guarantors were subordinated, there can be no assurance that after payment of the other debts of the Company or the Subsidiary Guarantors, there would be sufficient assets to pay such subordinated claims with respect to the Notes and the Subsidiary Guarantees.

     Generally, for purposes of the foregoing, an entity will be considered insolvent if the sum of its debts is greater than the fair saleable value of all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, as they become absolute and mature.

     Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company or any Subsidiary Guarantor within 90 days after any payment by the Company or such Subsidiary Guarantor with respect to the Notes or a Subsidiary Guarantee, respectively, or the incurrence of a Subsidiary Guarantee or if the Company or such Subsidiary Guarantor anticipated becoming insolvent at the time of such payment or incurrence, all or a portion of such payment or guarantee could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

POTENTIAL CONFLICT BETWEEN DEBT AND EQUITY HOLDERS

     Certain decisions concerning the operations or financial structure of the Company may present conflicts between the owners of the Company's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interest of the Company's equity owners might conflict with those of the holders of the Notes. In addition, the equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance their equity investment, even though such transactions might adversely affect the ability of the Company to pay principal and interest on the Notes.


RELOCATION OF PRINCIPAL FACILITY


     The Company is in the process of relocating its principal facility, including its offices and studios from Knoxville, Tennessee to Nashville, Tennessee. The Company anticipates that the expense of the relocation, including the costs of acquiring the real estate and building, completing the interior buildout and equipping the new Facility, will be approximately $13.4 million, but there can be no assurance that the actual expense will not exceed such amount. In addition, certain other transitional matters related to the relocation could negatively impact the operations and earnings of the Company, including the transition of the programming origination to the Facility, the possible transition of telephone call center operations to the Facility, the possible loss of personnel and lost productivity due to management resources devoted to the relocation. See "Business -- Properties."

RISK OF INABILITY TO INCREASE DISTRIBUTION OF THE COMPANY'S PROGRAMMING

     The Company's strategy involves continued growth through increased distribution of its programming. Increasing distribution of the Company's programming may require that the Company raise additional debt or equity capital subsequent to the Offerings. There can be no assurance, however, that any such capital would be available to the Company on acceptable terms, if at all. In addition to the Acquisition and the purchase of WOAC, the Company's strategy involves the acquisition of additional broadcast television stations. There can be no assurances that the Company will be successful in acquiring additional broadcast stations. If the Company is unable to raise additional capital or is unable to consummate additional acquisitions, the Company may be unable to increase distribution of its programming. See "Business -- Business Strategy."

NEED FOR CAPITAL EXPENDITURES RELATED TO THE ASSETS ACQUIRED IN THE ACQUISITION

     The Company plans certain capital expenditures to acquire and to install equipment at KCNS and WRAY. Such capital expenditures are required in order for the broadcast television stations to operate at full power in accordance with their respective FCC licenses. In particular, WRAY is currently operating under a construction permit, and a full license for the station has not been obtained due to the operation of the station at a power level substantially below that authorized by the FCC. The Company expects to incur capital expenditures of approximately $4 million for the acquisition and installation of new equipment, but there can be no assurance that the actual expenditures will not exceed that amount. See "Business -- Recent Development."

CONTROL BY PRINCIPAL SHAREHOLDER; CHANGE IN CONTROL

     J.D. Clinton is the beneficial owner, directly and indirectly, of 3,227,700 shares of the Common Stock representing approximately 27.4% of the outstanding shares of Common Stock as of December 31, 1997. In addition, Mr. Clinton and his affiliates hold options and warrants for the right to acquire additional shares of Common Stock of the Company. On a fully diluted basis after the exercise of all options and warrants held and after giving effect to the Common Stock Offering (assuming an issuance of 10,000,000 shares), Mr. Clinton would own, directly or indirectly, 5,435,200 shares of the Common Stock representing approximately 22.7% (21.4% if the Over-allotment Option is exercised) of the shares of Common Stock of the Company. Mr. Clinton's ownership is substantially greater than that of any other shareholder, and his ownership could give him de facto control over any shareholder vote, including a vote for election of all of the members of the Company's Board of Directors, a vote for the adoption of amendments to the Company's charter and bylaws and a vote for the approval of a merger, consolidation, asset sale or other corporate transaction requiring approval of the shareholders of the Company. The concentration of ownership could have the effect of delaying or preventing a change in control of the Company, even when a change of control would be in the best interests of the Company's other shareholders. See "Security Ownership of Certain Beneficial Owners."

     The Company currently has an employment agreement with Kent E. Lillie, who is the Company's President and Chief Executive Officer. In the event of a change of control of the Company (as defined in the employment agreement) the employment agreement grants Mr. Lillie certain rights, including the right to resign at any time during the 12 months following the occurrence of the change of control, and the right to receive an amount equal to his base salary and monthly allowances for the 12 months preceding such resignation. In addition, any options to purchase stock not yet vested will automatically vest on the date of his resignation. The provisions of Mr. Lillie's employment agreement may have the effect of discouraging a change in control of the Company. See
"Management -- Employment Agreements."

     The provisions of the Indenture that give the holders of the Notes the right to require the Company to repurchase their Notes upon a Change of Control (as defined in the Indenture) may discourage, delay or prevent a Change in Control of the Company that shareholders might consider to be in the Company's best interests. See "-- Potential Inability to Satisfy a Change of Control Offer" above.

     The Company's Board of Directors, without shareholder approval, can issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the rights of the holders of Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company that shareholders might consider to be in the Company's best interests. See "Description of Capital Stock -- Preferred Stock."


DEPENDENCE ON AFFILIATION AGREEMENTS


     The Company's business is dependent upon affiliation agreements and time brokerage agreements with television broadcast stations and cable system operators. A significant number of the Company's customers are reached through the broadcasting of the Company's programming pursuant to such agreements. These agreements contain various provisions, including agreements to carry the Company's programming for a number of hours daily or to carry the programming on substantially a full-time basis. These agreements are subject to renegotiation and renewal from time to time. Certain agreements provide the station or cable system operator with the right to terminate the agreement at any time or to preempt the Company's programming in certain events.

     The failure of the Company to maintain distribution of its programming in particular markets could have a material adverse effect on the Company. The ability of the Company to maintain these agreements is dependent on the Company's ability to negotiate renewals of these agreements. There can be no assurance, however, that any such agreements can be renewed on acceptable terms, if at all. The home shopping market is highly competitive and there can be no assurance that the Company can match the prices its competitors may be willing to pay for broadcast time. See "Business -- Affiliations."

     In recent years, consumers have increasingly begun to subscribe to direct satellite broadcast systems ("DBS") as an alternative to subscription to a local cable system. DBS is expected to continue to attract new customers in the future. To date the Company has not secured carriage of its programming by a DBS system. There can be no assurance that such carriage can be obtained on acceptable terms, if at all.

DEPENDENCE ON KEY PERSONNEL

     The business of the Company depends upon the ability and expertise of certain key employees, including Kent E. Lillie, its President and Chief Executive Officer. If the Company loses the services of one or more key employees of the Company through death, disability or termination of employment, the Company's operations could be adversely affected. Mr. Lillie is employed pursuant to an employment and non-compete agreement that expires in June 2002 and certain other key executive officers are employed pursuant to employment or non-compete agreements. While the Company has endeavored to recruit and to retain certain key employees through employment agreements, there can be no assurance that one or more key employees will not resign from employment with the Company. See "Management -- Executive Officers and Directors" and
"-- Employment Agreements." The Company is the beneficiary of a $5 million key man life insurance policy on Mr. Lillie.

DEPENDENCE ON ECONOMIC FACTORS

     Because the Company derives substantially all of its revenues from the sale of merchandise, its revenues may be adversely affected by economic conditions which impact potential customers and suppliers. In particular, operating results in individual geographic markets will generally be adversely affected by local or regional economic downturns. Such economic downturns could have an adverse impact on the Company's financial condition and results of operations.

DEPENDENCE ON PRODUCT VENDORS

     The Company has endeavored to position itself in the home shopping market as the seller of certain unique products, including sports memorabilia. The Company depends upon a limited number of product suppliers for such products. The Company believes that there are sufficient product suppliers to allow the Company to continue to offer such products consistently, but such supply cannot be assured. If the Company is not able to obtain certain products currently offered to customers, such event could have an adverse impact on the Company's financial condition and results of operations. See "Business -- Products and Customers."


AUTHENTICITY AND PRICING OF COLLECTIBLE PRODUCTS

     A portion of the products sold by the Company consists of collectibles and memorabilia, including sports related products, the price of which is dependent upon their unique nature and authenticity. The Company endeavors to take precautions necessary to insure the authenticity of these products; however, the Company's ability to sell collectible products could be impaired as a result of real or perceived customer concern about the authenticity of such products. In addition, the market price of collectible products depends upon a number of factors, many of which are not within the control of the Company. A reduction in the amount of collectibles sold by the Company or a reduction in the desirability of collectibles could have an adverse impact on the Company's financial condition and results of operations.

SATELLITE TRANSPONDER ARRANGEMENTS


     The Company's business depends upon the availability of transponder time or satellite capacity. An interruption or termination of transponder service could have a material adverse effect on the Company. The Company's programming is transmitted via Telstar 402R, a preemptible satellite transponder, under an agreement with B&P The SpaceConnection, Inc. ("Services Agreement"), expiring on November 30, 1998. Currently, the Company's right to use the transponder may be preempted at any time to restore (i) another failed transponder that is entitled to protection, (ii) a satellite failure, or (iii) other service offerings of the operator of the transponder. The Services Agreement may be terminated by B&P The SpaceConnection upon the occurrence of certain defaults specified therein. The Company has recently accepted an offer to extend the terms of the Services Agreement for the life of the transponder (estimated to be eight years) and to make the service non-preemptible. The extension of the Services Agreement is subject to the completion of documentation. See "Business -- Distribution of Programming -- Programming Origination."

LITIGATION

     The Company is a party to a lawsuit in an Illinois Federal District Court concerning the competing claims of the Company and another firm to use the name "Shop at Home." The Company is also a defendant in a lawsuit filed in a Florida Federal District Court in which an affiliate of the National Basketball Association has filed suit against a number of defendants, including the Company, alleging the sale by the defendants of basketball trading cards that were not authentic and that infringed on certain NBA trademarks. The Company is party to a lawsuit in a Tennessee Chancery Court filed by an insurance company for the Company seeking a judgment that the insurance company is not liable for certain attorneys fees and expenses in connection with previously settled litigation involving the Company. While the Company does not believe that any of these lawsuits will result in a judgment or settlement that is materially adverse to the Company, the results of litigation are difficult to predict and could be materially adverse to the Company. See "Business -- Legal Proceedings."

COMPETITION

     The Company operates in an industry dominated by two established competitors, the Home Shopping Network and the QVC Network, both of which have substantially more television and cable carriage than the Company, as well as greater financial, distribution, and marketing resources. The Company also must compete with store and catalogue retailers, many of whom have substantially greater financial, distribution and marketing resources. In addition, the Company competes with new media businesses, such as computer on-line shopping services. See "Business -- Competition."

COMPETITION IN THE TELEVISION INDUSTRY; IMPACT OF NEW TECHNOLOGIES

     The television broadcasting industry has become increasingly competitive in recent years, as television stations compete for viewers and advertising revenues with other broadcast television stations, as well as other media, including cable television, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of video recorders and video movie rentals. Furthermore, new television networks such as the United Paramount Network and the Warner Brothers Network have created additional competition. These changes have fractionalized television viewing audiences. Through technological developments, such as direct broadcast satellite, video compression and programming delivered through fiber optic telephone lines, this trend toward fractionalization will likely continue, putting additional competitive pressures on the Company.

     Additionally, the FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. The FCC also has adopted a table of allotments for DTV, which will provide eligible existing broadcasters with a second channel on which to provide DTV service. Television broadcasters will be allowed to use their channels according to their best business judgment. Such uses can include multiple standard-definition program channels, data transfer, subscription video, interactive materials, and audio signals, although broadcasters will be required to provide a free digital video programming service that is at least comparable to today's analog service. Broadcasters will not be required to air "high-definition" programming or, initially, to simulcast their analog programming on the digital channel. All commercial broadcasters must be on the air with a digital signal by May 1, 2002. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. In connection with the conversion to DTV, the Company will incur expenses which cannot be quantified at this date, but which may be substantial, and the Company cannot predict the extent or timing of consumer demand for any such DTV services.

REGULATORY MATTERS

     The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act") and most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC. The Communications Act empowers the FCC, among other things: to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose penalties for violations of the Communications Act or FCC regulations; and, to some extent, to regulate a licensee's programming content. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license. The Company's business will be dependent upon its continuing ability to hold television broadcasting licenses from the FCC.

     FCC television licenses are generally granted or renewed for terms of eight years, although licenses may be renewed for a shorter period. The Company must apply for renewal of each broadcast license. At the time an application is made for renewal of a license, parties in interest may file petitions to deny the renewal, and such parties, as well as members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. While broadcast licenses are typically renewed by the FCC, even when petitions to deny are filed against renewal applications, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum eight-year period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations.

     The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. Such matters include, for example: changes in the FCC's multiple ownership restrictions; spectrum use fees; political advertising rates; free political time; potential restrictions on the advertising of alcoholic beverages; the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

     The 1992 Cable Act includes signal carriage or "must carry" provisions that require cable operators to carry the signals of local commercial television stations. A cable system is generally required to devote up to one-third of its aggregate activated channel capacity for the mandatory carriage of local commercial television stations without charge. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying the signal of commercial broadcast stations and certain low power stations without obtaining their consent in certain circumstances. In March 1997, the United States Supreme Court upheld the constitutionality of the "must carry" requirements. The current strategy of the Company with respect to the broadcast of its programming by television broadcast stations has been developed based on the present status of the "must carry" provisions. While no serious efforts appear to be developing to change these provisions, there is always a possibility that Congress might elect to do so. Under the Communications Act, for purposes of the "must carry" provisions, a broadcast station's market is determined by the FCC using commercial publications which delineate television markets based on viewing patterns. The FCC may, however, consider, on a case by case basis and acting on specific written requests, changes in the station's market areas (currently defined by the ADI, Arbitron's Area of Dominant Influence, to which the station has been designated), including the exclusion of communities from a television station's market. In considering requests for a change in a station's market area, the FCC takes into account a number of factors including whether or not the station in question provides coverage to the community and evidence of the viewing patterns in cable and non-cable households in that community. In recent months, the FCC has ruled on several such requests and in many of these cases has excluded particular communities from an ADI. The Company is unable to predict the impact of any future rulings of the FCC with respect to the exclusion of the carriage of the Company's broadcast stations from any particular cable systems in its markets. See "Business -- Regulatory Matters."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

     The Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes. However, the Underwriters are not obligated to do so and any market making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limitations imposed by the Securities Exchange Act of 1934. No assurance can be given that an active public or other market will develop for the Notes or as to the liquidity of or the trading market for the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other facts, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

LIMITED LIABILITY OF DIRECTORS

     The Company's charter expressly limits the liability of directors for monetary damages to the Company and its shareholders arising as a result of errors in judgment or any acts or omissions if the directors acted in good faith.

                                USE OF PROCEEDS


     The gross proceeds to the Company from the Notes Offering will be approximately $75.0 million before deducting underwriters' discounts and commissions and estimated expenses of the Offering. The gross proceeds to the Company from the Common Stock Offering, before deducting underwriting discounts and commissions of the Common Stock Offering, are estimated to be approximately $35.0 million ($40.3 million if the Underwriters of the Common Stock Offering exercise their Over-allotment Option in full).

     The Company intends to apply these net proceeds (i) to pay the purchase price to Global under the Asset Purchase Agreement and the purchase price to close the Executory Contract for WOAC (See "Business -- Recent Development"),
(ii) to purchase the real estate and building for the Company's new main offices and studios in Nashville, Tennessee (the "Facility"), (iii) to purchase equipment for the Facility, (iv) to complete interior renovations of the Facility, (v) to acquire equipment necessary to upgrade and improve the broadcast television stations acquired through the Acquisition, (vi) to repay substantially all of the currently existing indebtedness of the Company, (vii) as working capital of the Company, which may be used to acquire additional television stations that may be available in the future, and (viii) to pay transaction fees and expenses. The closings of the Acquisition and the WOAC Executory Contract will occur contemporaneously with the consummation of the Offerings.

     The following table summarizes the anticipated use of the proceeds from the Offerings (in thousands):

Sources:
  Proceeds of the Notes Offering............................  $ 75,000    68.2%
  Proceeds of the Common Stock Offering(1)..................    35,000    31.8
                                                              --------   -----
          Total.............................................  $110,000   100.0%
                                                              ========   =====
Uses:
  Closing of Asset Purchase Agreement.......................  $ 47,486    43.3%
  Closing of the Executory Contract (WOAC)..................    21,150    19.2
  Equipment to upgrade new television stations..............     4,000     3.6
  Acquire land and building for the Facility(2).............     6,400     5.8
  Complete interior renovation of the Facility..............     3,000     2.7
  Equipment and furnishings for the Facility................     4,000     3.6
  Repay existing indebtedness(3)............................    10,229     9.3
  General corporate purposes(1).............................     6,785     6.2
  Estimated transaction fees and expenses (including
     underwriting discounts and commissions)................     6,950     6.3
                                                              --------   -----
          Total.............................................  $110,000   100.0%
                                                              ========   =====

---------------

(1) Assumes that the Underwriters do not exercise their Over-allotment Option. If that option is fully exercised, the gross proceeds of the Common Stock Offering will be approximately $40,250,000, and the additional amount of approximately $5,250,000 (in each case, before deducting Underwriting discounts and commissions), if received by the Company, would be added to working capital of the Company.

(2) The real estate and building will be acquired from Partners-SATH, L.L.C. See "Business -- Properties;" "Certain Relationships and Related Transactions."

(3) This amount represents the repayment of substantially all of the currently existing indebtedness of the Company for borrowed funds, other than certain capitalized leases. See "Consolidated Financial Statements -- Note 5. Long Term Indebtedness" and "Description of the Notes -- Certain
    Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock." One of the loans being repaid is held by a corporation, a principal of which is related to J.D. Clinton, a director and principal shareholder of the Company. At December 31, 1997, the principal balance of that loan was $349,700. See "Certain Relationships and Related Transactions."

                                 CAPITALIZATION



    The following table sets forth the capitalization of the Company on an actual basis as of December 31, 1997, and on a pro forma basis as adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This information should be read in conjunction with "Use of Proceeds," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                 DECEMBER 31, 1997
                                                              -----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS)
Short-term debt and capital leases, including current
  portion(1)................................................  $ 2,265    $       231
                                                              =======    ===========
Long-term debt and capital leases, less current
  portion(1)................................................  $ 8,592    $       396
  % Senior Secured Notes due 2005...........................       --         75,000
                                                              -------    -----------
          Total long-term debt..............................    8,592         75,396
                                                              -------    -----------
Redeemable Preferred Stock, $10 par value; 1,000,000 shares
  authorized; 137,943 issued and outstanding................    1,393          1,393
Common Stock, $.0025 par value; 30,000,000 Shares
  authorized; 11,742,991 Shares issued and outstanding
  (21,742,991 as adjusted for the Common Stock
  Offering)(2)..............................................       29             54
Additional paid in capital..................................   11,875         43,900
Accumulated deficit.........................................   (5,166)        (5,166)
                                                              -------    -----------
          Total stockholders' equity........................    6,738         38,788
                                                              -------    -----------
          Total capitalization..............................  $16,723    $   115,577
                                                              =======    ===========

---------------

(1) Assumes and gives effect to the issuance of Notes in the principal amount of $75.0 million pursuant to the Notes Offering and the repayment of approximately $10.2 million of current and long-term debt.

(2) Assumes and gives effect to the issuance of 10,000,000 shares of Common Stock at $3.50 per share, net of estimated offering expenses of $500,000 and underwriting discount of $2.45 million, pursuant to the Common Stock Offering. See "Description of Certain Indebtedness."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA



   The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The consolidated balance sheets and consolidated statements of operations set forth below as of and for each of the five years in the period ended June 30, 1997 and as of and for the six month period ended December 31, 1997, are derived from the audited financial statements of the Company. The consolidated balance sheet and consolidated statement of operations as of and for the six month period ended December 31, 1996 are derived from the unaudited condensed consolidated financial statements of the Company. The pro forma financial data assumes and gives effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds."

                                                                                                          SIX MONTHS ENDED
                                                                    YEAR ENDED JUNE 30,                     DECEMBER 31,
                                                      -----------------------------------------------   ---------------------
                                                       1993      1994      1995      1996      1997        1996        1997
                                                      -------   -------   -------   -------   -------   -----------   -------
                                                                                                        (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENTS OF EARNINGS DATA:
Net sales...........................................  $19,878   $21,717   $26,787   $40,016   $67,817     $29,796     $43,421
Cost of sales.......................................   15,010    14,278    17,121    24,516    40,626      18,146      25,244
                                                      -------   -------   -------   -------   -------     -------     -------
Gross profit........................................    4,868     7,439     9,666    15,500    27,191      11,650      18,177
Other operating income..............................       --        --       189       659     1,014         457         564
Operating expenses..................................    7,327     8,406    11,010    16,930    25,882      11,170      16,940
                                                      -------   -------   -------   -------   -------     -------     -------
Income (loss) from operations.......................   (2,459)     (967)   (1,155)     (771)    2,323         937       1,801
Other income (expense)..............................       18       (85)     (127)     (738)     (847)       (321)         24
                                                      -------   -------   -------   -------   -------     -------     -------
Income (loss) before income taxes...................   (2,441)   (1,052)   (1,282)   (1,509)    1,476         616       1,825
Income tax expense (benefit)........................       --        --        --      (104)      (80)        (10)        702
                                                      -------   -------   -------   -------   -------     -------     -------
Net income (loss)...................................  $(2,441)  $(1,052)  $(1,282)  $(1,405)  $ 1,556     $   626     $ 1,123
                                                      =======   =======   =======   =======   =======     =======     =======
Weighted average common shares -- basic.............    7,379     8,225     9,437    10,284    10,651      10,597      11,283
Weighted average equivalent shares -- dilutive......    7,379     8,225     9,437    10,284    14,268      14,382      14,739
Basic earnings per share(1).........................  $ (0.33)  $ (0.13)  $ (0.14)  $ (0.14)  $  0.14     $  0.06     $  0.10
Diluted earnings per share(1).......................  $ (0.33)  $ (0.13)  $ (0.14)  $ (0.14)  $  0.12     $  0.05     $  0.08
Cash dividends per share of common stock............     0.00      0.00      0.00      0.00      0.00        0.00        0.00
OTHER DATA:
EBITDA(2)...........................................   (1,837)     (581)     (548)      164     3,612       1,420       3,060
Cash flow from operations...........................     (201)     (936)    1,943       815     6,245       2,348      (1,418)
Ratio of earnings to fixed charges(3)...............       --        --        --        --      2.37x       2.58x       5.01x

                                                                                                      PRO FORMA(4)
                                                                                                    -----------------
                                                              JUNE 30, 1997    DECEMBER 31, 1997    DECEMBER 31, 1997
                                                              -------------    -----------------    -----------------
BALANCE SHEET DATA:
Working capital.............................................     $(4,641)           $(5,127)            $  3,692
Total assets................................................      34,410             38,973              135,793
Current liabilities.........................................      18,078             18,336               16,303
Long-term debt and capital leases, less current portion.....       9,054              8,592               75,396
Redeemable preferred stock..................................       1,393              1,393                1,393
Stockholders' equity........................................       3,804              6,738               38,788

---------------

(1) For details of the calculation of basic and dilutive earnings per share see
    Note 12 to the Consolidated Financial Statements included elsewhere in this Prospectus.

(2) EBITDA consists of earnings before interest, income taxes, and depreciation and amortization expense. While EBITDA should not be construed as an alternative to operating income or net income or as an indicator of operating performance or liquidity, it is a measure that the Company believes is used commonly to evaluate a company's ability to service debt. EBITDA is not calculated under generally accepted accounting principals and, therefore, is not necessarily comparable to similarly titled measures of other companies.

(3) For purposes of calculating these ratios, earnings represent earnings before income taxes plus (or in the case of a loss, minus) fixed charges. Fixed charges consist of interest, amortization of debt issuance costs, and the portion of rental and lease expense, if any, that management believes is representative of the interest component of rental and lease expense. Earnings were inadequate to cover fixed charges for Fiscal 1993, Fiscal 1994, Fiscal 1995 and Fiscal 1996 by $2.5 million, $1.1 million, $1.5 million and $2.3 million, respectively.

(4) The pro forma balance sheet data has been calculated giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds" as if each occurred on December 31, 1997. No financial statements with respect to the operation of Global prior to the Acquisition or pro forma financial information with respect thereto is presented herein in that the Company will account for the Acquisition as the purchase of assets rather than the acquisition of a business. This is due to the fact that, with the exception of a de minimis period of time, none of the acquired stations have been historically operated as a broadcast outlet for home shopping programming of Global or the predecessor in title, and the Company has concluded that there is no continuity of revenues from those stations from which relevant historical information could be derived.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company is qualified in its entirety by the more detailed information and financial data, including the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

GENERAL


     The Company, founded in 1986, is a nationally televised home shopping retailer offering high-quality merchandise, at prices below those generally available from traditional retailers and catalogues, as well as unique merchandise and memorabilia that may be unavailable or have limited availability elsewhere. The Company derives revenues primarily from the sale of merchandise marketed through its home shopping programming carried by television stations owned by the Company, by television stations with which the Company has entered into agreements to purchase broadcast time, by the carriage of those television broadcasts on cable television systems under the "must carry" or retransmission consent provisions of federal law, by direct carriage on cable television systems under agreements with cable system operators, and by direct reception of the Company satellite transmission by individuals who own satellite downlink equipment. Beginning in 1997, another source of revenues has been provided by the Company's manufacturing subsidiary, Collector's Edge of Tennessee, Inc. ("Collector's Edge"), a wholly-owned subsidiary that engages in the business of manufacturing and sales of sports trading cards under license with National Football League Properties, Inc. and National Football Players, Incorporated. Collector's Edge was organized in March 1997 and acquired the assets of an existing company that had been engaged in the same business for approximately four years. The Company also receives some revenues from the sale of broadcast time on its owned television stations for the broadcast of infomercials.

     As of December 31, 1997, the Company's programming was viewable during all or a part of each day by approximately 48.9 million cable households, of which approximately 4.4 million cable households could have viewed the programming on essentially a full-time basis (20 or more hours per day) and the remaining 44.5 million cable households received it on a part-time basis. In order to measure its performance in a manner that reflects both the growth of the Company and the part-time nature of its access to cable households, the Company utilizes a cable household full-time equivalent method to measure the reach of the Company's programming which accounts for both the quantity and quality of time available to the Company. To derive this full-time equivalent cable household base ("FTE Cable Household"), the Company has developed a methodology to assign a relative value of each daypart to the Company's overall sales based on sales in markets where the programming is carried on a full-time basis. While the weighting of each daypart has a subjective element, the Company believes that changes in the number of FTE Cable Households provide a measure of the growth of the Company and applies this methodology to all affiliation agreements. Accordingly, the Company utilizes the revenue per average FTE Cable Household as a measure of pricing new affiliation agreements and estimating their anticipated revenue performance.

     Principal elements in the Company's cost structure are (i) cost of goods sold, (ii) transponder and cable costs, and (iii) salaries and wages. The Company's costs of goods sold as a percentage of sales, have decreased in recent periods resulting in a corresponding increase in gross margins. This trend is primarily a result of the Company's strategy to have its product mix include merchandise with higher product margins. The improvement in gross margin also reflects the Company's success in negotiating more favorable prices with its vendors. Transponder and cable costs include expenses related to carriage under affiliation and transponder agreements. Carriage costs have increased both on an absolute basis and relative to sales in recent years. This trend is attributable in part to higher market prices for carriage driven by increased demand from other home shopping retailers, infomercial companies and advertisers against whom the Company competes for carriage. The Company's increased carriage costs relative to revenues is also attributable to the lag time between the initiation of the Company's programming in a new market (at which time carriage costs begin to be incurred) and the time viewers become acquainted with the Company's programming and purchase merchandise. The Company expects this trend will continue as the Company enters new markets.

OVERVIEW OF RESULTS OF OPERATIONS


     The following table sets forth for the periods indicated the percentage relationship to total revenue of certain items included in the Company's Consolidated Statements of Operations:

                                               YEAR ENDED JUNE 30,                     SIX MONTHS ENDED DECEMBER 31,
                               ---------------------------------------------------   ---------------------------------
                                    1995              1996              1997              1996              1997
                               ---------------   ---------------   ---------------   ---------------   ---------------
                                                                                       (UNAUDITED)
                                                                                     ---------------
                               AMOUNT      %     AMOUNT      %     AMOUNT      %     AMOUNT      %     AMOUNT      %
                               -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
                                                               (AMOUNTS IN THOUSANDS)
Net sales....................  $26,787   100.0   $40,016   100.0   $67,817   100.0   $29,796   100.0   $43,421   100.0
Cost of goods sold...........   17,121    63.9    24,516    61.3    40,626    59.9    18,146    60.9    25,244    58.1
                               -------           -------           -------           -------           -------
  Gross profit...............    9,666    36.1    15,500    38.7    27,191    40.1    11,650    39.1    18,177    41.9
                               -------           -------           -------           -------           -------
Infomercial income...........      189     0.7       659     1.6     1,014     1.5       457     1.5       564     1.3
                               -------           -------           -------           -------           -------
Salaries and wages...........    3,357    12.5     4,113    10.3     5,564     8.2     2,701     9.1     3,522     8.1
Transponder and cable
  costs......................    3,226    12.0     6,025    15.1    12,118    17.9     5,027    16.9     8,082    18.6
Other general operating and
  administrative expenses....    3,909    14.7     5,915    14.7     7,144    10.5     3,027    10.1     4,556    10.6
Depreciation and
  amortization...............      518     1.9       878     2.2     1,056     1.6       415     1.4       780     1.8
                               -------           -------           -------           -------           -------
  Total operating expenses...   11,010    41.1    16,930    42.3    25,882    38.2    11,170    37.5    16,940    39.1
                               -------            -------          -------           -------           -------
  Operating income (loss)....   (1,155)   (4.3)     (771)   (1.9)    2,323     3.4       937     3.1     1,801     4.1
                               -------           -------           -------           -------           -------
Interest -- net..............     (216)   (0.8)     (795)   (2.0)   (1,080)   (1.6)     (389)   (1.3)     (455)   (1.0)
Miscellaneous................       89     0.3        57     0.1       233     0.3        68     0.3       479     1.1
                               -------           -------           -------           -------           -------
  Total other expenses,
    net......................     (127)   (0.5)     (738)   (1.8)     (847)   (1.3)     (321)   (1.0)       24     0.1
                               -------           -------           -------           -------           -------
  Income (loss) before income
    taxes....................   (1,282)   (4.8)   (1,509)   (3.8)    1,476     2.2       616     2.1     1,825     4.2
Income tax (benefit)
  expense....................        0       0      (104)    (.3)      (80)    (.1)      (10)     --       702     1.6
                               -------           -------           -------           -------           -------
  Net income (loss)..........  $(1,282)   (4.8)  $(1,405)   (3.5)  $ 1,556     2.3   $   626     2.1   $ 1,123     2.6
                               =======   =====   =======   =====   =======   =====   =======   =====   =======   =====

RESULTS OF OPERATIONS

  SIX MONTHS ENDED DECEMBER 31, 1996 VS. SIX MONTHS ENDED DECEMBER 31, 1997.

     Net Sales. The Company's net sales for the six months ended December 31, 1997 were $43,421,000, an increase of 45.7% from net sales of $29,796,000 for the six months ended December 31, 1996. The core business of the shopping network accounted for 78% of the increase in net sales based on an average of
9.3 million FTE Cable Households in the six months ended December 31, 1997 compared to an average of 6.2 million FTE Cable Households in the same period in 1996. In the six months ended December 31, 1997, the Company generated sales per FTE Cable Household of approximately $9.51 compared with approximately $9.87 per FTE Cable Household for the same period of the prior year. The major reason for the decrease in sales per household is due to the addition of 3.1 million average FTE Cable Households during the six months ended December 31,1997 compared to the same period in 1996, representing a 50% increase. These additional households have not yet reached their full sales potential as mature households. The remaining 22% of the 1997 increase in net sales resulted from approximately $3,045,000 in sales from Collector's Edge, which was acquired in February 1997 and, therefore, its operations were not included in the 1996 results. Although the broadcast network sales continued to grow through the addition of more households, sales per FTE Cable Household in the 1997 period were somewhat lower than expected due to the UPS strike and also the media coverage of the death of Princess Diana.

     Gross Profits. As a result of management's continuing focus on improving margins, the gross profit margin for the six months ended December 31, 1997 was 41.9% compared to 39.1% for the same period in 1996. This increase represents a continuation of a favorable trend of increasing gross margins and has been accomplished through improved buying power as the Company has grown and emphasized product lines with higher gross margins such as sports memorabilia, ceremonial cutlery and coins.

     Other Operating Income. The Company had infomercial income generated by its broadcast operations in Boston and Houston of $564,000 compared to $457,000 in the comparable 1996 six month period, representing a 23.4% increase.

  Salaries and Wages. Salaries and wages for the six months ended December
31, 1997 were $3,522,000, an increase of 30.4% compared to the six months ended December 31, 1996. Salaries and wages as a percent of sales, however, decreased to 8.1% from 9.1%. This decrease is attributable to the Company's investment in prior years in management and operating personnel to build an infrastructure to support growth and expansion. Salaries and wages expressed as a percentage of sales have declined since 1995.

     Transponder and Cable. Transponder and cable costs for the six months ended December 31, 1997 were $8,082,000, an increase of $3,055,000 or 60.8% compared to the six months ended December 31, 1996. Carriage costs increased as a percentage of sales from 16.9% to 18.6%. Carriage costs as a percentage of sales initially tend to be higher in periods during which the Company enters a new market and/or adds a significant number of new households. Due to the fixed nature of this expense, however, its relationship usually decreases as revenues develop and the audience matures. The Company's ultimate goal is for carriage costs to stabilize in mature markets at approximately 15% of revenues. As a market matures, if carriage costs do not move down toward the target, management generally attempts to renegotiate the carriage contract.

     Other General Operating and Administrative Expenses. Other general, operating and administrative expenses for the six months ended December 31, 1997 were $4,556,000, an increase of $1,529,000 or 50.6% compared to the six months ended December 31, 1996. This constituted an increase as a percentage of sales from 10.1% in 1996 to 10.6% in 1997 and is attributable to a number of factors, including legal expenses and credit card discounts.

     Depreciation and Amortization. Depreciation and amortization for the six months ended December 31, 1997 was $780,000, an increase of $365,000 or 88.0% compared to the six months ended December 31, 1996, and is attributable to the acquisition of additional fixed assets and the amortization of the licenses by Collector's Edge.

     Interest. Interest expense for the six months ended December 31, 1997 was $455,000, an increase of $66,000 or 17.0% compared to the six months ended December 31, 1996. The increase was the result of borrowing $2,919,000 by Collector's Edge to provide working capital and $3,000,000 of additional bank debt incurred by the Company in connection with the deposit on the Global stations.

     Other Income. The Company sold approximately $309,000 of broadcast time to certain vendors during the 1997 period. As a result, other income increased to $479,000 for the six months ended December 31, 1997 from $68,000 for the same period in 1996, representing a 604.4% increase.

     Income Tax (Benefit) Expense. Income tax expense for the six months ended December 31, 1997 was $702,000, an increase of $712,000 compared to the six months ended December 31, 1996. For the six month period ended December 31, 1996, income tax expense was lower due to the reversal of a portion of the valuation allowance on deferred tax assets.

     Net Income. As a result of the above revenues and expenses, the Company generated net income of $1,123,000 for the six months ended December 31, 1997, compared to net income of $626,000 for the six months ended December 31, 1996, an increase of 79.4%.

FISCAL 1996 VS. FISCAL 1997

     Net Sales. The Company's net sales for the year ended June 30, 1997 were $67,817,000, an increase of $27,801,000 or 69.5% over the year ended June 30, 1996. The increase was primarily attributable to the addition of approximately
2.6 million FTE Cable Households over the year resulting in a total of 8.3 million FTE Cable Households at the end of June 1997. For the year ended June 30, 1997, the Company generated sales per FTE Cable Household of approximately $10.25 on an average of 6.6 million FTE Cable Households compared with sales of approximately $9.50 per FTE Cable Household on an average of 4.2 million FTE Cable Households in fiscal 1996. This increase in households is attributable mainly to the expanded coverage through the addition of approximately 1.6 million full power television station FTE Cable Households and approximately 0.6 million FTE Cable Households through an affiliation agreement with Tele-Communications, Inc. ("TCI").

     Gross Profit. Gross profit for the year ended June 30, 1997 increased by $11,691,000 or 75.4% compared to the year ended June 30, 1996, primarily as a result of increased sales related to expanded carriage throughout the United States and increased gross margins. The Company's gross profit margin increased to 40.1% from 38.7% in the previous year as a result of improved purchasing power, and an emphasis on product lines with a generally higher profit margin. Higher margins were obtained throughout most product categories, particularly in the sports product lines.


     Infomercial Income. The Company generated $1,014,000 in infomercial revenue from WMFP in Boston and KZJL in Houston for the year ended June 30, 1997. This represented a 53.9% increase over the infomercial revenue of the year ended June 30, 1996, and is attributable to an increase in the sale of infomercial time at KZJL.

     Salaries and Wages. Salaries and wages for the year ended June 30, 1997 were $5,564,000, an increase of $1,451,000 or 35.3% over the year ended June 30, 1996, which was attributable primarily to variable labor costs associated with the higher volume of customer calls and some additions to management. Salaries and wages decreased significantly as a percentage of sales (8.2% from 10.3%). This was attributable to escalating sales volumes which outpaced the added salaries.

     Transponder and Cable. Transponder and cable costs for the year ended June 30, 1997 were $12,118,000, an increase of $6,093,000 or 101.1% over year ended
June 30, 1996. Carriage costs increased as a percentage of sales from 15.1% to 17.9%. This is a continuation of a trend that began in 1994 when management made a strategic decision to use higher cost cable distribution as a means to increase carriage. Carriage costs as a percentage of sales initially tend to be higher in periods during which the Company enters a new market. Due to the fixed nature of this expense, however, its relationship usually decreases as revenues develop and the audience is cultivated. As a market matures, if carriage costs do not migrate down toward the target, management attempts to renegotiate the carriage contract.

     Other General Operating and Administrative Expenses. Other general operating and administrative expenses for the year ended June 30, 1997 were $7,144,000, an increase of $1,229,000 or 20.8% over the year ended June 30, 1996, the principal elements of which were increases in telephone expenses of $255,000 and credit card discounts of $490,000, both of which are related to increased business. While these expenses increased in absolute dollars, they decreased significantly as a percentage of sales due to escalating sales volumes which outpaced these added variable expenses.

     Depreciation and Amortization. Depreciation and amortization expenses for the year ended June 30, 1997 were $1,056,000, an increase of $178,000 or 20.3% over the year ended June 30, 1996. This increase is a combination of a $237,000 increase in amortization related to the added license cost for KZJL in Houston and the amortization of Collector's Edge's NFL licenses, net of an overall reduction in depreciation of $59,000.

     Interest. Interest expense for the year ended June 30, 1997 was $1,080,000, an increase of $285,000 or 35.8% over the year ended June 30, 1996, which was the result of indebtedness of $1.4 million incurred in September 1996, in connection with the acquisition of the final 51% interest in KZJL, Houston, Texas, and indebtedness incurred and assumed in connection with the acquisition of Collector's Edge.

     Income Tax (Benefit) Expense. Income tax benefit for the year ended June 30, 1997 was $80,000, a decline of $24,000 compared to the tax benefit for the year ended June 30, 1996. Income tax benefit for the year ended June 30, 1997 was less than the "expected" expense derived by applying the federal corporate tax rate to pre-tax earnings primarily because the deferred tax valuation allowance of $1,042,816 was eliminated in 1997 as management determined that the ability to realize deferred tax assets was more likely than not.


     Net Income. As a result of the above revenues and expenses, the Company generated net income of $1,556,000 for the year ended June 30, 1996 compared to a net loss of $1,405,000 for the year ended June 30, 1996.

FISCAL 1995 VS. FISCAL 1996


     Net Sales. The Company's net sales for the year ended June 30, 1996 were $40,016,000, an increase of $13,229,000 or 49.4% over the year ended June 30, 1995. The increase was primarily attributable to greater cable coverage which resulted from the addition of approximately 2.7 million FTE Cable Households resulting in a total of 5.4 million FTE Cable Households by the end of June 1996. This two-fold increase in households is attributable mainly to the combined coverage in the Boston, Houston, and Dallas markets to which the Company did not broadcast in the prior fiscal year (approximately 60%) and the additional part-time carriage on various full power stations throughout the United States (approximately 40%). The increase in sales was the result of sales volume and not an increase in sales prices. For the year ended June 30, 1996, the Company generated sales per household of $9.48 on an average of 4.2 million FTE Cable Households compared.


     During fiscal 1996, the Company introduced and developed new product lines in health and beauty, fitness, and collectible knives. In addition, there was a broadening of the coin product line, and the Company re-introduced its "Dominator" collectible baseball card. These new and expanded product lines helped generate new sales and to broaden the customer base.

     Gross Profit. Gross profit for the year ended June 30, 1996 increased by $5,834,000 or 60.4% over the year ended June 30, 1995, primarily as a result of increased sales related to expanded carriage throughout the United States and increased gross margins. The Company's gross profit margin increased to 38.7% from 36.1% in the previous year as a result of improved purchasing, selection of higher margin goods and development of unique merchandise and product lines. Higher margins were obtained throughout most product categories, particularly in the jewelry and sports product lines.


     Infomercial Income. Infomercial income for the year ended June 30, 1996 increased by $470,000 or 248.7% over the year ended June 30, 1995. The Company generated this income from WMFP in Boston and KZJL in Houston and fiscal 1996 was the first full year of infomercial revenue for the Company.

     Salaries and Wages. Salaries and wages for the year ended June 30, 1996 were $4,113,000, an increase of $756,000 or 22.5% compared to the year ended June 30, 1995, which was attributable to variable labor costs associated with the higher volume of customer calls and some additions to management.

     Transponder and Cable. Transponder and cable costs for the year ended June 30, 1996 were $6,025,000, an increase of $2,799,000 or 86.8% compared to the year ended June 30,1995, and was attributable to the Company's decision to pursue a strategy of rapidly expanding cable carriage of the Company's programming. During this period the Company continued to acquire time on television and cable systems in a number of markets.

     Other General Operating and Administrative Expenses. Other general operating and administrative expenses for the year ended June 30, 1996 were $5,915,000, an increase of $2,006,000 or 51.3% over the year ended June 30, 1995. This increase was attributable to an increase in legal expenses associated with certain litigation, operational expenses for KZJL in Houston which exceeded revenues during the period of its initial operation, and an increase in telephone costs and credit card discounts associated with a growth in the Company's business.

     Depreciation and Amortization. Depreciation and amortization expenses for the year ended June 30, 1996 were $878,000, an increase of $360,000 or 69.5% compared to the year ended June 30, 1995, which was primarily attributable to the acquisition of fixed assets of the Boston and Houston television stations, which were owned for a full year in 1996.

     Interest Expense. Interest expense for the year ended June 30, 1996 was $795,000, an increase of $579,000 or 268.1% compared to the year ended June 30, 1995, which was primarily due to increased interest expense on the additional $2,000,000 in debt secured in August 1995, the proceeds of which were used to replace working capital used to construct KZJL in Houston, and the full year of expense from new debt incurred in fiscal year 1995 in connection with the acquisitions of KZJL and WMFP.

     Income Tax (Benefit) Expense. Income tax benefit in the year ended June 30, 1996 was $104,000 compared to no income tax benefit or expense for the year ended June 30, 1995. Income tax benefit for the year ended June 30, 1995 was less than the "expected" benefit derived by applying the federal corporate tax benefit rate of 34% to pre-tax loss primarily because the valuation allowance increased $476,582. Management could not establish at June 30, 1995 that deferred tax assets arising from net operating loss carryforwards were more likely than not to be realized, accordingly the valuation allowance was established to adjust the net carrying amount to amounts expected to be realized.


     Net Loss. As a result of the above revenues and expenses, the Company generated a net loss of $1,405,000 for year ended June 30, 1996 compared to a net loss of $1,282,000 for the year ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's historical capital sources have included an initial public offering of Common Stock, proceeds from the private placement of Common Stock and the private placement of convertible notes, proceeds from the exercise of warrants, bank lines of credit, funds from operations, and long-term debt incurred in connection with acquisitions.

     The Company had a total of $2,799,000 and $2,613,000 of debt as of December 31, 1997 that was incurred in the acquisition of television stations KZJL in Houston and WMFP in Boston, respectively. These amounts include seller financing of $1,999,000 and $2,263,000 for Houston and Boston at an annual interest rate of 8.9% and 9.8%, respectively. The Company also has outstanding additional debt of $1,817,000 in connection with its acquisition of Collector's Edge. Other debt totalling $627,558 as of December 31, 1997, relates primarily to fixed asset leases on new equipment purchased within the past two years. The total monthly payments of principal and interest on all debt is approximately $163,000 per month. In October 1997, a note payable of the Company in the amount of $1,190,000 was converted into 444,177 shares of Common Stock based on the conversion terms contained in the original 1995 note. The Company has paid a total of $4,863,000 as a good faith deposit in connection with the Acquisition, the first $1,000,000 of which was paid from the cash flow of the Company, $2,963,000 was obtained from the proceeds of a $3,000,000 loan from a commercial bank in November 1997, and $900,000 was obtained from the proceeds of the assignment of the purchase agreement for WPMC (TV). The $3,000,000 was repaid in February 1998 with proceeds from a working capital facility of the Company.

     As of December 31, 1997, the Company had total current assets of $13,209,000 and total current liabilities of $18,336,000 for negative working capital of ($5,127,000). The Company's negative working capital position is primarily attributable to: (i) the deposit with the bankruptcy trustee for the Acquisition, (ii) increase in accounts receivable due to the Company's introduction of "stretch pay" terms of sale on higher priced goods, and (iii) the provision of working capital to Collector's Edge.

     The Company expects to incur capital expenditures of approximately $15,700,000 during the 1998 fiscal year and $3,200,000 in the 1999 fiscal year. The 1998 expenditures are expected to include (i) $4,000,000 to upgrade the equipment at the stations acquired in the Acquisition to increase the power and quality of the broadcast signals of the stations, (ii) $6,400,000 to purchase the Company's new Facility, (iii) $2,400,000 to equip the Facility, (iv) $1,800,000 for renovation and improvements at the Facility, and (v) $1,100,000 for normal recurring capital expenditures. The 1999 expenditures are expected to include an additional (i) $1,600,000 to equip the Facility, (ii) $1,200,000 for renovation and improvements at the Facility, and (iii) $400,000 for normal recurring capital expenditures. Of these expenditures, the Company expects the $17,400,000 to upgrade the stations acquired in the Acquisition and to purchase, equip and renovate the new Facility will be funded from the proceeds of the Offerings.

     The Company expects that the Offerings and the Acquisition and the resulting discontinuation of the recently commenced time brokerage agreements with KCNS and WRAY (See "Business -- Distribution of Programming -- General") will impact the results of operations as follows: (i) an increase in households reached due to expanded signal coverage area and enforcing the Company's "must carry" rights, (ii) costs of carriage will decrease due to the termination of the time brokerage agreements, (iii) costs related to station operation will increase, (iv) depreciation and amortization will increase as a result of the Acquisition, (v) interest expense will increase as a result of the Offerings and any other additional indebtedness incurred, and (vi) infomercial income will increase. Notwithstanding the increase in the interest expense resulting from the Offerings, the Company believes that funds necessary to meet the Company's capital requirements for a period of at least 12 months will be available from the proceeds of the Offerings, funds from operations (after giving effect to the items listed in (i) through (vi) above) and additional financings, if necessary or desirable. The Indenture permits the Company, subject to satisfaction of certain conditions, to incur Indebtedness which may be used for future capital needs of the Company, including the acquisition of additional broadcast properties subject to satisfaction of certain conditions. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock."

     Upon the acquisition of WMFP (TV) in Boston by a subsidiary of the Company in February 1995, the Company concluded that it was not legally obligated to collect and remit to the state, sales and use tax on sales to residents of Massachusetts. The Company requested a ruling from the Massachusetts state taxing authority that such taxes do not apply to the Company. The ruling request is currently pending and no decision has been made by the taxing authority. As a defensive strategy, the Company collects sales and use tax on all sales made into Massachusetts. The Company intends to pay these collected amounts to the taxing authority if a determination is made that taxes are due or to refund these amounts to its customers if not due as taxes. Through December 31, 1997, the Company had collected approximately $833,000 with respect to sales tax amounts.

YEAR 2000 COMPLIANCE

     The Company's computer systems are programmed to consider the start of the new century. Accordingly, the Company does not expect that any material expenditures related to year 2000 compliance will be incurred in future years.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective December 31, 1997, the Company implemented Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure." The Statement consolidates disclosures required by several existing pronouncements regarding an entity's capital structure. The Company's disclosures are already in compliance with such pronouncements and, accordingly, SFAS No. 129 does not require any change to existing disclosures.


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting comprehensive income and its components in a full set of financial statements. The Statement is effective for fiscal years beginning after December 15, 1997. The Company currently has no items that would be classified as other comprehensive income.


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement will become effective for the Company's June 30, 1998 fiscal year financial statements and will impact interim reporting beginning with the quarter ending December 31, 1998. The Company is evaluating SFAS No. 131 to determine the impact, if any, on its reporting and disclosure requirements.

                                    BUSINESS

COMPANY


     The Company sells and distributes consumer products through live, customer interactive retail sales programming that is transmitted via satellite to cable television systems, television broadcast stations and satellite dish receivers. Founded in 1986, the Company is one of the fastest growing competitors in the over $3 billion home shopping industry. Upon the completion of its pending acquisition of the three UHF television stations described below, the Company will own and operate five UHF television stations. These stations broadcast in the San Francisco, Boston, Houston, Cleveland and Raleigh markets, four of which are among the top 13 television markets in the United States.

     The Company's programming is provided on its owned and operated television stations, and to a "network" of over 80 independently owned television stations and cable systems throughout the country, located in over 100 television markets, for all or a portion of each broadcast day. As of December 31, 1997, the Company's programming was viewable during all or part of the day by approximately 48.9 million cable households throughout North America, of which approximately 4.4 million cable households could have viewed the programming on essentially a full-time basis (20 or more hours per day) and approximately 44.5 million cable households received it on a part-time basis. For households that received the Company's programming on a part-time basis, the average duration of viewable programming per day is 4.9 hours.

     The Company sells a variety of consumer products, including sports collectibles and sports related products, rare coins, collectible cutlery, electronics, jewelry, and health and beauty, personal care, household and lifestyle products, and other select merchandise and collectibles such as dolls and figurines. The Company believes that it occupies a unique market niche in the home shopping industry because its product mix and marketing strategy target men and feature higher price point products with an emphasis on limited availability merchandise such as sports memorabilia, rare coins and collectible knives and cutlery. An independent study commissioned by the Company in June 1997 determined that approximately 55% of the purchasers of the Company's products are male and that approximately 57% of the Company's customers have incomes above $45,000 (as compared to 44% as reported in a national database). The Company's average price per unit sold in fiscal year 1997 was approximately $150, which the Company believes is substantially above the industry average.

     Prior to 1993, the Company's programming was primarily received by individuals who owned satellite television dishes. Commencing in 1993, the Company began to distribute its programming through broadcast television stations and cable television. The Company is a party to numerous affiliation agreements with cable television systems and time purchase agreements with broadcast television stations pursuant to which its programming is carried. See "Business -- Affiliations." In 1995 the Company acquired two independent full power UHF broadcast television stations. See "Business -- Owned and Operated Stations." Upon the consummation of the Acquisition and the closing of the Executory Contract, the Company will have acquired three additional independent full power UHF broadcast television stations. See "Business -- Recent Development."

INDUSTRY OVERVIEW

     HOME SHOPPING. Home shopping involves the sale of merchandise through dedicated television channels and blocks of television programming that reach consumers via broadcast television, cable television or satellite dish. The home shopping industry has experienced strong growth since its inception in 1982 and aggregate revenues for the industry have grown steadily from approximately $4 million in 1983 to over $3 billion in 1996, representing a compounded annual growth rate of approximately 66%. Today, the industry is dominated by two competitors, the Home Shopping Network and the QVC Network, whose combined sales represented approximately 95% of the industry's 1996 revenues.


     U.S. TELEVISION INDUSTRY; UHF TELEVISION. Commercial television broadcasting began in the United States on a regular basis in the 1940's over channels in the very high frequency ("VHF") broadcast band (Channels 2-13). Television channels were later allocated by the FCC in the ultra high frequency ("UHF")
broadcast band (Channels 14-83). In subsequent actions, the FCC reallocated Channels 70-83 to nonbroadcast services.

     Although VHF and UHF stations are located in the same market, UHF television stations have suffered competitive disadvantages in the past. These disadvantages stemmed from the lack of any regulatory requirement prior to 1962 that television receivers have the capacity to receive Channels 14-83. As a result, there was insufficient quality programming available for UHF stations. The Company believes that certain of these historical disadvantages have been ameliorated by advances in technology, liberalization of government regulation and increased availability of network programming. However, many UHF stations continue to broadcast a signal inferior to VHF because of the increased power that would be necessary to achieve a signal quality equivalent to that of a VHF station.

     The requirement that television tuners receive UHF signals, coupled with improvements in the capacity of television receiver designs, has removed many of the technical impediments to consumers receiving over-the-air UHF station broadcast signals. The recent increase in programming available for UHF television stations, particularly through the new Fox Television Network, the United Paramount Network and the Warner Brothers Network, also has enhanced the commercial viability of UHF stations. Further, the carriage of UHF stations on cable systems (through exercise of a station's "must carry" rights or retransmission consent) has reduced the impact of weaker UHF television stations' broadcast signals.

     The relaxation of government regulation also has improved the competitive position of UHF television stations and has made the Company's acquisition strategy possible. First, in 1984, the FCC deregulated the level of commercial matter permissible on UHF television stations. As a result, broadcast television stations are now able to broadcast home shopping formats that are almost entirely commercial matter. Second, under the recently enacted Telecommunications Act, it is now permissible for a group UHF owner to have stations that reach as much as 70% of the national audience. This was accomplished by Congress' elimination of the restriction on the number of television stations that any single party could own, operate, control or otherwise have an interest in throughout the country. Furthermore, the Telecommunications Act eliminated the FCC rule that limited the national audience reach of any single broadcaster to 25% and replaced it with a national audience reach standard of 35%. The Telecommunications Act did not change the FCC rule that discounts the audience reach of UHF television stations by 50% (thus, permitting UHF group owners to reach up to 70% of the national audience). The FCC has stated that it will review the UHF discount in its biennial review of ownership rules in 1998. The Telecommunications Act also authorized the FCC to consider relaxing its current prohibition against owning more than one television station in a market (the "duopoly rule"). The FCC is currently considering whether to eliminate the duopoly rule.

     All television stations in the United States are grouped by Nielsen, a national audience measuring service, into approximately 210 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each designated market area under these rankings ("DMA") is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

BUSINESS STRATEGY


     The Company's business objective is to increase revenue and cash flow by implementing the following strategy:

     - INCREASE DISTRIBUTION THROUGH THE ACQUISITION OF TELEVISION BROADCAST STATIONS AND AFFILIATE CARRIAGE AGREEMENTS. The Company plans to continue to increase the number of television viewers of its programming by acquiring broadcast television stations in major markets. Once the Company completes its pending acquisition of the three television stations, it intends to upgrade the broadcasting equipment in the San Francisco and Raleigh stations in order to expand each station's broadcast coverage. By owning and operating stations in select markets, the Company can broadcast full time programming in those markets and thereby increase brand awareness and reach more market segments. In addition, owning stations in select markets enables the Company to increase its viewership by exercising "must carry" rights with cable system operators in those markets. See

      "Business -- Distribution of Programming." The Company also plans to increase its programming distribution through additional carriage agreements with cable systems and broadcast television stations owned by third parties.

     - INCREASE REVENUE PER HOUSEHOLD REACHED. The Company intends to improve its average revenue per household reached by broadening the types of products it offers, obtaining more attractive hours of programming and enhancing customer service. The Company's new facility in Nashville will provide, among other things, additional studio and programming capability. In addition, the new facility will substantially improve picture quality through the utilization of high quality digital equipment. The Company intends to utilize these additional operating capabilities to reach additional market segments by offering more diverse products and programming. The Company believes that it can better leverage its daytime hours by selectively offering more programming dedicated to women and women's products. For example, one of the studios in the new facility will contain a working kitchen that can be used to air cooking programs and sell kitchen products. Moreover, the new facility will contain more than one studio, enabling the Company to multicast different programming simultaneously into different markets.

     - CONTINUE TO OFFER HIGH QUALITY, DIFFERENTIATED PRODUCT MIX. The Company plans to continue to implement a strategy of selling niche products such as sports memorabilia, rare coins and other collectibles that the Company believes are not readily available through other television home shopping and retail competitors. The Company believes that its emphasis on targeting male customers and selling higher price point merchandise enhances the Company's ability to attract carriage from cable systems and television broadcasters that value the Company's unique market niche and the appealing demographics of its customer base.

     - UTILIZE EXPANDED CALL CENTER CAPACITY. The new facility in Nashville will contain an expanded call center. This additional capacity will enable the Company to process a greater volume of customer calls and provide enhanced customer services. The Company believes that revenue growth in recent years has been constrained by its limited capacity to process customer calls and orders.

     - CONTINUE TO IMPROVE MARGINS. The Company plans to improve profit margins by taking advantage of its purchasing power to negotiate lower wholesale prices with its vendors, and spreading its fixed costs over increased households served.

     - CONTINUE TO MINIMIZE INVENTORY RISK AND COSTS. The Company will continue to utilize drop shipping arrangements and a "just in time" inventory policy. This strategy permits the Company to operate without incurring significant working capital costs associated with the warehousing, distributing, financing and managing of inventory.

     - LEVERAGE CUSTOMER DATABASE. The Company has a database of the purchasing habits of its approximately 1 million customers, nearly 412,000 of whom have ordered a product within the last 18 months. This database is an invaluable tool for evaluating historical purchasing preferences, enabling management to refine its merchandising decisions and maximize viewer interest and sales.

     - DEVELOP STRATEGIC REVENUE SOURCES. The Company believes that it has several opportunities to establish complementary sources of revenue, including: (i) expansion of its newly developed Internet site as another avenue for product sales, (ii) establishment of direct mail and package insert programs, (iii) increasing sales of broadcast time on the Company's stations to producers of infomercials, (iv) introduction of periodic paid commercial advertising in the Company's programming, and (v) introduction of an outbound telemarketing program to the Company's customers.

RECENT DEVELOPMENT

     In September 1997, SAH Acquisition II entered into the Asset Purchase Agreement with Global. Global is subject to the Bankruptcy Proceeding in the Bankruptcy Court. Under the Asset Purchase Agreement, SAH Acquisition II has agreed to acquire two broadcast television stations owned by Global, KCNS located in San Francisco, California and WRAY located in the Raleigh-Durham, North Carolina market. Under the

Asset Purchase Agreement, SAH Acquisition II has agreed to assume the legal right and obligation of Global under the Executory Contract to acquire an additional broadcast television station, WOAC in the Cleveland, Ohio market. The Company has guaranteed the performance of SAH Acquisition II under the Asset Purchase Agreement. An order of the Bankruptcy Court approved the Asset Purchase Agreement on November 20, 1997.

     The total purchase price payable by SAH Acquisition II to Global in connection with the Acquisition is $52,350,000, of which the Company has paid a total of $4,863,750 into an escrow account held by the Bankruptcy Trustee and which will be applied to the Global Purchase Price at the closing. The balance of $47,486,250 is payable by the Company to Global at the closing of the Acquisition. In connection with the assignment of the Executory Contract, SAH Acquisition II is obligated to purchase WOAC for a total purchase price of $23,500,000. SAH Acquisition II is entitled to a credit for an escrow deposit previously paid by Global to the sellers of WOAC in the amount of $2,350,000 and will make a cash payment of $21,150,000 in connection with the closing of the purchase of WOAC.

     Pursuant to the Asset Purchase Agreement, SAH Acquisition II also will acquire the right to acquire WPMC(TV) in the Knoxville, Tennessee market. SAH Acquisition II has assigned the right to purchase WPMC to a third party in consideration of a payment by the third party to the Bankruptcy Trustee of $500,000 and a payment of $900,000 to the Company. Under the terms of the transaction, the Bankruptcy Trustee agreed to reduce the original purchase price of the Acquisition from $52,850,000 to $52,350,000 upon receipt of the $500,000 payment. The Company agreed to pay the $900,000 into the escrow account held by the Bankruptcy Trustee, thereby increasing the amount of the escrow deposit from $3,963,750 (the amount agreed upon in the Asset Purchase Agreement) to $4,863,750. The amount of this escrow deposit will be retained by the Bankruptcy Trustee at the closing as a credit to the purchase price of $52,350,000, thereby leaving a net amount due from the Company of $47,486,250.

     The obligations of the parties under the Asset Purchase Agreement and the Executory Contract are subject to receipt of the approval of the FCC of the Applications for Consent to Assignment of Broadcast Station Licenses filed with respect to the broadcast licenses to be transferred to SAH Acquisition II. The FCC published public notice of its approval of the Applications for KCNS and WRAY on December 15, 1997 and such approval became a final order on January 25, 1998. The FCC published public notice of its approval of the Application for WOAC on January 29, 1998 and such approval is expected to become a final order on March 10, 1998 assuming no party files a timely objection thereto.

     The net proceeds of the Acquisition paid to Global will constitute assets of the bankruptcy estate of Global, subject to the resolution of the Bankruptcy Proceeding. FBR, one of the Underwriters, has filed a proof of claim in the Bankruptcy Proceeding in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. FBR has also filed a proof of claim for an acquisition fee to be owed by the bankruptcy estate to FBR in the amount of 1.75% of the proceeds of the sale under the Asset Purchase Agreement if the sale is completed. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately $35 million for unpaid principal plus accrued interest, fees and penalties. In connection with the resolution of the Bankruptcy Proceeding, FBR and the bridge lenders may be paid in whole or in part on their claims against Global.


DISTRIBUTION OF PROGRAMMING

     GENERAL. The Company's programming is carried by television stations owned by the Company, by television stations with which the Company has entered into agreements to purchase broadcast time, by the carriage of those television broadcasts by cable television systems under the "must carry" or retransmission consent provisions of federal law, by direct carriage on cable television systems under agreements with cable system operators, and by the direct reception of the Company satellite transmission by individuals who own satellite downlink equipment.

     Prior to 1993, the Company's programming was primarily received by individuals who owned satellite television dishes. Commencing in 1993, the Company began to distribute its programming through broadcast television stations and cable television. The Company is party to numerous affiliation agreements with cable television systems and time purchase agreements with broadcast television stations pursuant to which agreements its programming is carried. See "-- Affiliations." In 1995 the Company acquired two independent full power UHF broadcast television stations. Upon the consummation of the Acquisition and the closing of the Executory Contract, the Company will have acquired three additional full power UHF broadcast television stations. See "-- Owned and Operated Stations."


     Currently, the programming of the Company is viewable during all or a part of each day by approximately 48.9 million cable households throughout North America, of which approximately 4.4 million cable households could have viewed the programming on essentially a full-time basis (20 or more hours per day) and approximately 44.5 million cable households received it on a part-time basis. For households that received the Company's programming on a part-time basis, the average duration of viewable programming per day is 4.9 hours, most of which is between the hours of midnight and 7:00 a.m. Currently, the Company estimates its programming is carried in approximately 10.4 million FTE Cable Households. The Company's full-time programming consists primarily of viewers in the Boston and Houston markets that receive the programming from the Company's owned and operated stations and viewers in San Francisco and Raleigh-Durham that currently receive the programming through the broadcast of the programming over KCNS and WRAY pursuant to time purchase agreements between the Company and Global negotiated and executed in June 1997 (which time purchase agreements will terminate upon the closing of the Acquisition).

     The following table sets forth certain information with respect to the Company's programming distribution to television cable households at December 31, 1997:


                                          NUMBER OF HOURS OF PROGRAMMING AVAILABLE TO
                                                       HOUSEHOLD PER DAY
                                    --------------------------------------------------------
                                    0 TO 3   3+ TO 6   6+ TO 9   9+ TO 12   OVER 12   TOTAL
                                    ------   -------   -------   --------   -------   ------
Number of Households (in
  Thousands)......................  1,327    37,973     3,336      653       5,652    48,941


     As a result of the Acquisition (and prior to planned upgrades to the acquired stations), the Company estimates that households that could have viewed the Company's programming on a full-time basis (20 or more hours) will increase to approximately 5.2 million cable households from approximately 4.4 million cable households, while cable households receiving the Company's programming on a part-time basis will decrease by approximately 1.1 million. As a result, the Company estimates that its programming will be available during all or part of each day to approximately 48.6 million cable households, of which approximately
5.2 million cable households could view it on a full-time basis (20 or more hours per day) and approximately 43.4 million cable households could view it on a part-time basis. Following the Acquisition (and prior to planned upgrades to the acquired stations), the Company estimates its programming will be carried in approximately 11.1 million FTE Cable Households.

     The Company plans to use approximately $4 million of the proceeds of the Offerings to install new equipment to increase the power and quality of the broadcast signal at the acquired stations, including new transmitters and antennas for KCNS and WRAY. The Company expects the increase in the power and quality of the acquired stations to result in a further increase in the number of FTE Cable Households and the Company estimates its programming will be carried in approximately 11.4 million FTE Cable Households after the Acquisition and the capital improvements.


     The Company's programming is currently distributed through KCNS and WRAY pursuant to the time purchase agreements between the Company and Global negotiated and executed in June 1997.

     PROGRAMMING ORIGINATION. The Company's programming is originated from the Company's studios and transmitted by means of the Company's satellite uplink facilities to transponders leased or subleased by the Company on domestic communications satellites. The satellites retransmit the signal received from the Company to (i) satellite dish receivers, (ii) affiliated cable television systems, and (iii) broadcast television stations located throughout the United States and parts of Canada and Mexico.

     The Company's programming is transmitted via Telstar 402R, a preemptible satellite transponder, under a Services Agreement with B&P The SpaceConnection, Inc., expiring on November 30, 1998. The Company's right to use the transponder may be preempted at any time to restore (i) another failed transponder that is entitled to protection, (ii) a satellite failure, or (iii) other service offerings of the operator of the transponder. The Services Agreement may be terminated by B&P The SpaceConnection upon the occurrence of certain defaults specified therein. The Company has recently accepted an offer to extend the term of the Services Agreement for the life of the transponder (estimated to be eight years) and to make the service non-preemptible, on pricing terms the Company considers to be favorable. Subject to the completion of the documentation for the extension, the new arrangement would mitigate any potential adverse effect on the Company from an interruption in transponder service. In the event the extension is not concluded, and although the availability of replacement transponder time or agreement for satellite capacity is dependent on a number of factors, the Company believes the supply thereof is, and will be in the future, satisfactory to provide for the Company's needs on commercially reasonable terms.

     Owned and Operated Stations. The following table sets forth certain information regarding each of the broadcast stations that will be owned by the Company (through its Subsidiaries) following the consummation of the
Acquisition:

                                                                                          COMPANY CABLE
                                                  RANK                                   HOUSEHOLDS AFTER
                                                   OF     TELEVISION         CABLE             THE
      CALL SIGN        CHANNEL     DMA MARKET     DMA    HOUSEHOLDS(1)   HOUSEHOLDS(1)    ACQUISITION(2)
      ---------        -------   --------------   ----   -------------   -------------   ----------------
KCNS.................    38      San Francisco      5      2,278,480       1,620,000        1,229,000
WMFP.................    62      Boston             6      2,150,110       1,664,610        1,400,000
KZJL.................    61      Houston           11      1,595,350         894,120          675,000
WOAC.................    67      Cleveland         13      1,461,410       1,000,800          800,000
WRAY.................    30      Raleigh-Durham    29        814,730         504,600          328,000


---------------

(1) Total number of television and cable households in the DMA market in 1997 according to Nielsen Media Research.

(2) Estimated number of cable households in which the Company's programming will be viewable following the Acquisition (and prior to the planned upgrades of the acquired stations).

     WMFP. In February 1995, the Company acquired its first broadcast television station, WMFP, Channel 62, licensed to Lawrence, Massachusetts and serving the greater Boston area. The station broadcasts at maximum FCC allowable power from atop a 35 floor building in downtown Boston. The Company's programming runs on the station for the majority of each broadcast day. The purchase price of WMFP was $7.0 million. The FCC license for WMFP expires in April 1999, subject to the Company's right to apply for a renewal of the license.

     KZJL. In fiscal year 1995, the Company also acquired a 49% interest and an option to acquire the remaining 51% of broadcast television station KZJL, Channel 61, licensed to Houston, Texas. On September 5, 1996, the Company acquired the remaining 51% interest. The station signed on the air on June 3, 1995 and broadcasts from a 1,500 foot tower. The Company's programming runs on the station for the majority of each broadcast day. The purchase price for KZJL was $3.9 million and the Company incurred capital expenditures of approximately $2.2 million in connection with upgrades to the station. The FCC license for KZJL expires in August 1998, subject to the Company's right to apply for a renewal of the license.

     KCNS. KCNS is a full-power broadcast television station broadcasting on Channel 38 that began broadcast operations in 1986. The station is licensed to San Francisco, California. The station is licensed to transmit with an effective radiated power of 5,000 kilowatts; however, it presently operates below that level due to equipment limitations. The Company plans to purchase new equipment for the station in order to allow the station to broadcast at its maximum authorized power. The FCC license for KCNS expires in December 1998, subject to the Company's right to apply for a renewal of the license.

     WRAY. WRAY is a full-power broadcast television station broadcasting on Channel 30 that began broadcast operations in 1995. The station is licensed to Wilson, North Carolina, which is located inside the Raleigh-Durham DMA. The station currently operates pursuant to a construction permit issued by the FCC and is authorized to transmit at a power of 1,830 kilohertz. The station, however, has been unable to achieve that power with its current equipment and is operating currently under a special temporary authority issued by the FCC at 1,230 kilohertz, which special temporary authority expires on May 7, 1998. An application has been filed for a full term license for the station, but the application has not been granted due to the station's operation at reduced power. The Company plans to purchase new equipment for the station in order to allow the station to broadcast at its maximum authorized power. The Company believes that the special temporary authority can be continued as long as necessary to accomplish the improvements to the station and that the Company will obtain issuance of the full term license from the FCC.

     WOAC. WOAC is a full-power broadcast television station on Channel 67 that began operations in 1982. The station is licensed to Canton, Ohio, which is located inside the Cleveland DMA. The station currently operates from a transmitter facility with an effective power of 5,000 kilowatts. The FCC license for WOAC expires in October 2005, subject to the Company's right to apply for a renewal of the license.

     Following the closing of the Acquisition and the purchase of WOAC, the Company's owned and operated stations will operate in markets that have approximately 8.3 million television households.

     The Acquisition of KCNS and WRAY and the purchase of WOAC are consistent with the Company's strategy of increasing distribution of the Company's programming and the Company's evaluation of the underlying asset value of broadcast television properties.

     AFFILIATIONS. In 1993, the Company commenced efforts to build cable distribution for the Company's programming. Since that time, the Company has been successful in significantly increasing its cable distribution and in building relationships with certain owners of multiple cable systems. The Company's programming is now viewed in more than 80 cable markets, including all of the country's top ten DMA's. In fiscal year 1997, the Company added over 25 new cable markets on either a full-time or part-time basis. In addition, the Company secured coverage on WWOR, New York, which gives the Company access to more than 7 million households for a portion of each day.

     The Company has successfully negotiated carriage with TCI that has added approximately 4.9 million part-time households to the Company's distribution. The Company is currently negotiating with TCI to reach an agreement pursuant to which TCI would carry the Company's programming on certain of TCI's cable systems on a full-time basis. There can be no assurance, however, that such an agreement will be obtained.


     The Company's affiliation agreements typically have a term of one year and can be canceled upon a thirty day notice by either party. The Company's experience has been that most of the affiliation agreements are renewed beyond their original terms. The time purchased under these agreements is usually preemptible, and the Company generally pays a fixed rate for the hours its programming is actually carried. In the event that the Company is not operating profitably in a market under a carriage agreement, the Company will generally renegotiate the carriage rate or terminate or not renew the agreement.


     INTERNET SITE. The Company has recently created a transactional Internet site, which can be found on the World Wide Web at www.ishopathome.com. At the present time the costs to the Company of maintaining the web site are in excess of the net sales attributable to the site. For the six months ended December 31, 1997, total net sales made through the web site were approximately $95,000, and the Company incurred a loss of approximately $62,000 associated with its Internet site. At this time, the Company does not intend to make substantial cash expenditures for infrastructure or advertising of the web site. The Company believes that the Internet may be an economic distribution path for the Company's sales programming and that Internet commerce may constitute an aspect of the Company's business that will become more important in the future.


PRODUCTS AND CUSTOMERS

     PRODUCTS AND MERCHANDISE. The Company offers a variety of consumer products including jewelry, gemstones, sports cards and memorabilia, rare coins and currency, collectible knives and swords, electronics, fitness equipment, health and beauty products, and home-related items. The Company seeks to offer high quality products that are not readily available through its competitors. From time to time, the Company also offers exceptional values consisting of close-out merchandise from selected vendors.


     The Company buys from numerous vendors and believes its relationships with most of its vendors are excellent. Certain products sold by the Company are available through multiple suppliers. The Company also acquires unique products from a select group of vendors (some of whom are shareholders of the Company) and believes it will be able to continue to identify sources of specialty products. The Company believes offering unique products helps differentiate the Company from its competitors.


     The Company's programs use a show host approach whereby information is conveyed about the products with a demonstration of the use of the products to the television audience. The viewer may purchase any product the Company offers at any time after such product's offering, subject to availability. Thus a viewer is not limited to purchasing a product only during that particular product's air time. The Company continually monitors product sales and revises its product offerings in an effort to maintain a productive and profitable product mix. The Company is continuously evaluating new products and vendors as it seeks to broaden its merchandise selection.

     The following table sets forth certain information about the types of products sold by the Company:

                                                  AVERAGE PRICE     AGGREGATE      PERCENTAGE
                                                   PER UNIT OF      AMOUNT OF        OF NET
TYPE OF PRODUCT                                  PRODUCT SOLD(1)   NET SALES(2)     SALES(2)
---------------                                  ---------------   ------------   ------------
Sports Products................................       $159           $30,539          45.0%
Collectible Cutlery............................        117            10,132          14.9
Coins and Currency.............................        223             9,255          13.7
Jewelry and Gemstones..........................        164            10,009          14.7
Health and Beauty Products.....................         70             2,900           4.3
Electronics....................................        223             1,910           2.8
Other Items....................................         96             3,072           4.6
                                                      ----           -------         -----
Total..........................................       $150           $67,817         100.0%
                                                      ====           =======         =====

---------------

(1) Based on gross sales for the twelve month period ended December 31, 1997.

(2) For the fiscal year ended June 30, 1997.


     PRESENTATION OF MERCHANDISE AND PROGRAMMING. The Company segments most of its programming into product or theme categories. The Company has the studio and broadcasting capacity to produce two live shows simultaneously. The Company occasionally provides multiple broadcasts (two or more) to differing viewer groups during peak viewing times. The Company provides one full-time live broadcast and part-time live, taped, or simulcast broadcasts on two satellite transponders that the Company leases from the ESPN Network.

     The Company seeks to differentiate itself from other televised home shopping programmers by utilizing an informal, personal style of presentation and by offering certain unique and high end types of products with a heavy emphasis on sports and sports related products. The Company's sale of rare coins, collectible sports items, and other limited-availability items provides its viewers with alternatives to the products offered on other home shopping programming. Specialized products are presented and described by knowledgeable on-air hosts. The Company believes that continued use of such "niche" programming is important to the future growth of the Company.


     CUSTOMER CHARACTERISTICS. In June 1997, the Company obtained an independent study of the Company's customer base. The independent consultant that performed the study compared approximately 7,000 of the Company's customers to a national database. The study indicated that approximately 55% of the purchasers of the Company's products are male. In addition, the study indicated that approximately 57% of the Company's customers have incomes above $45,000 as compared to 44% in the national database. The study also indicated that a significant percentage of customers of the Company are in the 45-54 age bracket (28% as compared to 20%).


     REPEAT CUSTOMERS. The Company places an emphasis on the development of customers who make multiple purchases from the Company. The Company has developed its "Elite Program" for persons who have purchased more than $10,000 of merchandise and provides certain benefits to these persons under the program. These benefits include special coupons and offers and priority access to the Company's call center for placing orders and customer service.

     The Company estimates that since July 1, 1996, a total of approximately 412,000 persons have made purchases from the Company. Of this number of customers, the Company estimates that approximately 27% have made purchases on more than one occasion.

RETURNS OF PRODUCTS AND MERCHANDISE

     The Company offers its customers a full refund on merchandise returned within 30 days of the date of purchase. During the year ended June 30, 1997, these returns were 22.2% of total revenues, compared to 20.1% for the year ended June 30, 1996 and 20.1% for 1995. For the six months ended December 31, 1997, returns were approximately 20.6% of total revenues compared to approximately 20.3% for the comparable six months in the previous year. The Company's return percentage compares favorably with those of its competitors in the industry, although the recent percentage of returns has been somewhat higher due to the nature of certain special promotions of sports products and the return of products involved in the litigation with NBA Properties. See "Business -- Legal Proceedings."

     CUSTOMER RELATIONS. The Company maintains its own call center and customer service operations at its headquarters in Knoxville, Tennessee. Customers can place orders with the Company 24 hours a day, seven days a week, via the Company's toll-free 800 number. The Company uses both customer sales representatives and an automated touch-tone ordering system to accept customer orders. A majority of the Company's customers pay for their purchases by credit card or electronic check, and the Company also accepts payment by money order, personal check, certified check, debit cards and wire transfers. The Company has recently developed and implemented an in-house training program designed to improve the productivity, proficiency, product knowledge and customer service of the Company's call center operators.


     The Company ships customer orders as promptly as possible after receipt, primarily by UPS, Federal Express, or parcel post. The Company ships from its warehouse facility in Knoxville or directly from selected vendors with which the Company has "drop ship" agreements. The Company maintains its customer service department to address customer inquiries about ship dates, product, and billing information.

     The Company offers a 30 day return policy to maintain customer satisfaction and the purchase of its merchandise. Mechanical, electronic, and other items may be covered by manufacturer warranties; however, the Company does not offer additional warranties on the products it sells. The Company strives to continuously improve its customer service and utilizes outside agencies to conduct objective comparisons with other TV home shopping competitors. Additionally, the Company periodically surveys and researches its customers to solicit ideas for better products, programming, and service.


     From time to time the Company conducts promotional campaigns to launch new shows or products, increase the Company's revenue per household, and introduce new viewers to its programming. The Company utilizes a number of media for these promotions, including on-air promotion, show host emphasis, package stuffers, direct response mailers and cable commercials.


     COLLECTOR'S EDGE. In March 1997, Collector's Edge was organized as an indirect wholly-owned subsidiary of the Company. Collector's Edge manufactures and sells sports trading cards, principally football cards, and its principal assets are licenses from National Football League Properties, Inc. ("NFL Properties") and National Football League Players, Incorporated ("NFL Players"). Collector's Edge is one of eight companies that are known by the Company to have licensing agreements with NFL Properties and NFL Players to produce and sell football trading cards. Collector's Edge specializes in the production of these cards using plastic rather than normal paper stock. Collector's Edge acquired the assets of a business that previously held the NFL licensing agreements and produced these cards for a period of four years. For the six months ended December 31, 1997, Collector's Edge had net sales of approximately $3.4 million.

     The licensing agreement with NFL Properties gives Collector's Edge the right to use the logos and trademarks of NFL teams on its trading cards, and the current agreement expires on March 31, 1998. The licensing agreement with NFL Players gives Collector's Edge the right to use the likenesses of NFL players on its trading cards, and the current agreement expires on February 28, 1999. While Collector's Edge has no reason to believe that the licensing agreements will not be renewed, such renewals are not assured. The failure of NFL Players to renew its license agreement would effectively terminate the Company's ability to manufacture and sell football trading cards. The failure of NFL Properties to renew its license agreement would terminate the ability of Collector's Edge to use NFL logos and trademarks, but not the use of player likenesses, which could have an adverse effect on its business but would not terminate its ability to produce football trading cards.

     Collector's Edge produces football cards generally during the professional football season (October to January), but it sells the cards on a year-round basis and its sales are not typically seasonal. As is normal for the industry, Collector's Edge permits its purchasers to return unsold trading cards for full credit upon a notice from Collector's Edge that it will accept return, which notice is typically given.

COMPETITION


     The television home shopping industry is highly competitive and is dominated by two companies, The Home Shopping Network and the QVC Network. The Company's programming competes directly with Home Shopping Network, QVC, or other home shopping networks in almost all of the Company's markets. Home Shopping Network and QVC are well-established and significantly better capitalized than the Company, and each reaches a significantly larger percentage of U.S. television households. The Company is at a competitive disadvantage in attracting viewers for a number of reasons, including the fact that the Company's programming is often not carried by cable systems on a full-time basis and the Company may have less desirable television channel position on cable systems. The Company expects the home shopping industry to continue to grow and expects increased competition for viewers, personnel, and television station carriage from present competitors, as well as new entries into the market. However, the Company believes there are substantial barriers to entry into its business, including limited ability to obtain distribution for programming. Several significant new companies that announced or launched competitive services during 1997 were largely unsuccessful including Global Shopping Network, Outlet Mall Network and Hollywood Showcase.


     The Company believes that there is substantial value in its 11 year operating history and the fact that the Company is one of only four broadly distributed electronic retailers in the U.S.


     As a seller of merchandise at retail, the Company competes for consumer expenditures with other types of retail businesses, including department, discount, warehouse, jewelry and specialty stores, mail order companies, and catalogue companies and other direct sellers.

EMPLOYEES

     The Company had approximately 300 employees as of December 31, 1997, most of whom are full-time employees. Of its employees, approximately 140 are involved in sales and approximately 160 are involved in administration. The Company believes its relationship with its employees is good. Presently no collective bargaining agreements exist between the Company and its employees.


PROPERTIES

     The Company's business offices, broadcast studios, inbound call center, and fulfillment operations are currently located in Knoxville, Tennessee. The Company leases approximately 17,000 square feet of space in Knoxville, Tennessee from a corporation controlled by a director. See "-- Certain Relationships and Related Transactions." The Company also leases approximately 5,000 of additional warehouse space in Knoxville. Prior to August 1997, the Company leased office space in Atlanta, Georgia to house its investor and affiliate relations departments. The Company now maintains its corporate and investor relations office in Nashville, Tennessee. The Company also maintains a cable affiliate development office in Denver, Colorado.


     During calendar year 1998, the Company plans to relocate its offices and studios to the new Facility located in Nashville, Tennessee. The Facility has been acquired by a limited liability company (the "Initial Purchaser"), organized at the request of the Company, for a total purchase price of approximately $4.0 million. The Initial Purchaser has entered into a loan transaction with a commercial bank under which it may borrow up to $6.4 million to be used for the payment of the purchase price and to be drawn as needed to be applied to renovations of the Facility. The loan is secured by a mortgage deed of trust on the Facility, by the guaranty of the Company, and the personal guaranty of J.D. Clinton. When completed, the Facility will have approximately 74,000 square feet of usable space and will be renovated to the specifications of the Company. Following the closing of the Offerings, the Company will acquire the Facility for a total purchase price of approximately $6.4 million, made up of the price paid by the Initial Purchaser for the Facility, and the outstanding balance on the loan for the renovation of the Facility. The Initial Purchaser is owned by two individuals who are related to the Chairman of the Company. In addition to the total purchase approximately $6.4 million, the Company plans to use approximately $3.0 million of the proceeds of the Offerings to complete the interior structure of the Facility and to also use approximately $4.0 million of the proceeds of the Offerings to equip the Facility. See "Use of Proceeds."


     The Company, through its subsidiaries, leases space to house the transmitters for WMFP in Boston and KZJL in Houston. Collector's Edge leases a 10,000 square foot facility in Denver which it uses for offices, production and warehousing. In connection with the acquisition of KCNS and WRAY, the Company will assume lease obligations with respect to studio and transmitter locations. In connection with the acquisition of WOAC, the Company will assume the lease of a transmitter location and will enter into an agreement for the studio operations of the station to be conducted at the location of another television station in the Cleveland market.

TECHNOLOGY

     The Company's operations, including customer ordering and inventory control, are fully computerized on two IBM RS600 computers operating on a UNIX operating system. Many of the Company's vendors are connected on-line with the Company through an electronic data interchange program, which embraces the Company's strategy of having products drop-shipped by vendors where possible. The Company also uses a network of desktop computers with intranet, word processing, spreadsheet, and similar capabilities. These systems are considered adequate for at least the next year, with normal and customary additions and upgrades.

     In January 1997, the Company completed the installation of an Aspect Call center telephone system, which increased the Company's ability to meet higher sales volumes while reducing operator and telephone costs. The system integrates the Company's database with caller ID capability and reduces the time necessary to process calls. In July 1996, the Company instituted a new credit card processing system, which provides instant credit card verification at the time of sale. These improvements were consistent with management's goal to invest in current technology to reduce the costs that support sales.

LEGAL PROCEEDINGS

     The Company is occasionally a party to litigation arising out of the conduct of its business.


     In May 1997, Signature Financial/Marketing, Inc. ("Signature") filed a Complaint for Declaratory Judgment in the U.S. District Court for the Northern District of Illinois seeking a judgment of non-violation of the Lanham Act (the federal law governing trademarks) with respect to Signature's use of the designation "SHOP AT HOME" in connection with the promotion and sale of goods. The case was precipitated by letters from the Company to Signature asserting that the use of the "SHOP AT HOME" mark by Signature in connection with catalogue sales and sales on the Internet infringed on the Company's right to that designation and created confusion in the marketplace. In response to the filing of the declaratory judgment action, the Company has filed an answer and counterclaim alleging that the use of the name "SHOP AT HOME" by Signature infringes on the trademark of the Company and requesting compensatory and injunctive relief.

Signature has filed an amendment to its original complaint alleging that the use of the name by the Company infringes on the trademark of Signature and requesting compensatory and injunctive relief. Counsel to the Company has indicated that based upon its initial review of the matter, the likelihood of Signature preventing the Company from using the designation of "SHOP AT HOME" for its television programming or of Signature recovering damages for such use, is remote.


     In July 1997, NBA Properties, Inc., the licensing affiliate of the National Basketball Association, filed a complaint in the U.S. District Court for the Southern District of Florida, alleging that a number of defendants, including the Company, have committed trademark infringement and counterfeiting, false designation of origin, dilution and unfair competition, in connection with alleging fraudulent manufacture, promotion, distribution and sale of unlicensed basketball trading cards depicting NBA Properties' trademarks. NBA Properties is seeking injunctive relief, an accounting of profits, compensatory damages, treble damages, punitive damages, statutory damages, interest, costs and fees in the amount of $1,000,000 from each defendant. According to the complaint filed by NBA Properties, one of the named defendants that previously had a licensing agreement with NBA Properties caused trading cards to be printed so as to appear to have been issued during the period of time the licensing agreement was effective, but which in fact were issued with false dates and thereby infringed on the NBA's marks. NBA Properties alleges that the Company acquired and sold some of these false cards. The cards sold by the Company were not acquired from the named defendant who allegedly created the false cards, but from the Company's regular suppliers of sports cards, and the Company had no knowledge that any of the cards were false or infringed upon any trademarks.


     At the present time, the Company has agreed to a temporary injunction with the plaintiff whereby the Company will not sell any additional cards of that series of trading cards pending the resolution of the case. If the trading cards were in fact counterfeit, it is probable that the Company can assert a successful cross-claim against other defendants who produced the cards or who sold them to the Company. The Company may be able to recover a portion or all of any loss from the insurance carriers for the Company, and the Company has notified its carriers of this litigation. Of the two insurance carriers in question, one has confirmed coverage in an amount of up to $2,000,000, and the other insurance carrier is providing legal counsel for the Company's defense but has reserved its rights to deny coverage at a later date.

     In July 1996, one of the Company's liability insurance carriers filed a lawsuit against the Company in the Chancery Court of Knox County, Tennessee, seeking a declaratory action that the Company does not have coverage with the insurance company with respect to certain costs and expenses incurred by the Company in a lawsuit filed against the Company by Upper Deck Authenticated, Ltd. ("Upper Deck"), in the State of California. The Upper Deck suit has been settled and dismissed. The current litigation involves the liability of the insurance company to pay a portion of the legal expenses and costs incurred by the Company in the Upper Deck suit. The insurance carrier alleges that the Company failed to properly disclose the existence of the litigation to the carrier and violated the terms of the insurance policy by failing to give timely notice of the existence of a claim and that the claims are not within the coverage extended by the insurance policy. The amount at issue is estimated by the Company to be less than $150,000. The Company plans to vigorously defend the action at trial and on appeal, if necessary.

REGULATORY MATTERS

     EXISTING REGULATION. The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act") most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of such license would serve the public "interest, convenience and necessity."

     The Communications Act empowers the FCC, among other things: to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose penalties for violations of the Communications Act or FCC regulations; and, to some extent, to regulate a licensee's programming content, including for example, the broadcast of obscene or indecent material. The

FCC has also adopted new children's programming regulations for television broadcasters that require the broadcast of at least three hours per week of programming designed to meet the educational and informational needs of children age 16 and younger. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license. The Company's business will be dependent upon its continuing ability to hold television broadcasting licenses from the FCC.

     LICENSE GRANT AND RENEWAL. FCC licenses are generally granted or renewed for terms of eight years, though licenses may be renewed for a shorter period upon a finding by the FCC that the public "interest, convenience and necessity" would be served thereby. The Company must apply for renewal of each broadcast license. At the time an application is made for renewal of a license, parties in interest may file petitions to deny such application, and such parties, as well as members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. While broadcast licenses are typically renewed by the FCC, even when petitions to deny are filed against renewal applications, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum eight-year period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations. The Company's station licenses of KZJL and WMFP will expire in August 1998, and April 1999, respectively. The station licenses of KCNS and WOAC will expire in December 1998, and October 2005, respectively. WRAY is authorized to operate but has not yet received a license. The station is currently operating at less than authorized power pursuant to a special temporary authorization. The Company expects that WRAY will receive its license once the station commences full power operations. This license is expected to be valid through December 2004, the standard expiration date for TV stations located in North Carolina.

     MULTIPLE OWNERSHIP RESTRICTIONS. The FCC has promulgated rules that limit the ability of individuals and entities to own or have an ownership interest above a certain level (known as an "attributable" interest, defined more fully below), in broadcast television stations and certain other media entities. These rules include limits on the number of radio and television stations in which an entity may have an "attributable" interest both on a local and on a national basis. In the case of corporations holding broadcast licenses, all officers and directors of a licensee, and stockholders who, directly or indirectly, have the right to vote 5% or more of the outstanding voting stock of a licensee, are generally deemed to have an "attributable" interest. Certain institutional investors who exert no control or influence over a licensee may own up to 10% of such outstanding voting stock before attribution occurs. Under FCC regulations, debt instruments, non-voting stock and certain limited partnership interests and voting stock held by non-minority stockholders (in cases in which there is a single majority stockholder) are generally not subject to attribution.

     On a local basis, FCC rules generally prohibit an entity from holding an attributable interest in more than one television station with overlapping service areas. Additionally, the FCC's cross-ownership rules limit combined local ownership of: (1) a radio station and a television station; (2) a daily newspaper and a broadcast station; and (3) of a cable television system and a television station. If an acquisition results in the acquiring entity having a conflict with the multiple ownership rules, divestiture of one of the media interests is generally required. The FCC, in certain cases, may grant permanent waivers of such common ownership. More commonly, the FCC, grants the acquiring entity temporary waivers of common ownership in order to afford that entity a reasonable period of time following the consummation of the acquisition to comply with the applicable law and regulations through disposition of one of the common interests. A rulemaking proceeding currently pending before the FCC proposes to liberalize the local ownership limits on television ownership and to relax the rules prohibiting cross-ownership of radio and television stations in the same market. There can be no assurance that these rules will be changed.


     On a national basis, the FCC generally prohibits an entity from holding an attributable interest in television stations collectively reaching more than 35% of all U.S. television households, subject to a 50% discount for UHF television stations (thus permitting UHF group owners to reach up to 70% of the national audience). The FCC will review the UHF discount as part of a Congressionally mandated biennial review of ownership rules in 1998. Expansion of the Company's broadcast operations will continue to be subject to the FCC's ownership rules and any changes the agency may adopt.

     The FCC's cross-interest policy, which precludes an individual or entity from having a "meaningful" but not "attributable" interest in one media property and an "attributable" interest in a broadcast, cable or newspaper property in the same area, may be invoked by the FCC in certain circumstances to reach interests not expressly covered by the multiple ownership rules.

     In a rulemaking proceeding currently pending before the FCC regarding the attribution rules, the FCC is considering: (1) making non-voting stock attributable in some instances; (2) how to treat limited liability companies for purposes of attribution; (3) whether to raise certain attribution thresholds;
(4) whether to change the insulation standards for non-attribution of limited partnership interests; (5) extending the cross-ownership rules to cover aggregated equity and(or) debt interests exceeding 33% in a second media outlet in the same market; and (6) deeming attributable certain television local marketing agreements (LMAs), which would then preclude LMAs where the programmer owns or has an attributable interest in another television station in the same market. There can be no assurance that these rules will be changed, and the expansion of the Company's broadcast operations will continue to be subject to the FCC's attribution rules and any changes the agency may adopt.


     ALIEN OWNERSHIP RESTRICTIONS. The Communications Act restricts the ability of foreign entities to own or hold interests in broadcast licensees. Foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-citizens, collectively, may directly or indirectly own up to 20% of the capital stock of a licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation of which more than one-fourth of its capital stock is owned or voted by non-citizens or their representatives, by foreign governments of their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. Restrictions on alien ownership also apply, in modified form, to other types of business organizations, including partnerships.


     PROPOSED LEGISLATION AND REGULATION. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. In addition to the proposed changes noted above, such matters include, for example: spectrum use fees; political advertising rates; free political time; potential restrictions on the advertising of certain products such as cigarettes and certain other tobacco products, as well as beer, wine and other alcoholic beverages; the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; reinstitution of the Fairness Doctrine; the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

     FCC INQUIRY ON BROADCAST COMMERCIAL MATTER. The FCC also has initiated a notice of inquiry seeking comment on whether the public interest would be served by establishing time limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will propose any limits on commercial advertising at the conclusion of its deliberation or the effect the imposition of limits on the commercial matter broadcast by television stations would have upon the Company's operations.

     IMPLEMENTATION OF THE 1992 CABLE ACT. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") included certain statutory provisions, such as signal carriage, retransmission consent and equal employment opportunity requirements that directly and indirectly effect television broadcasting.

     The 1992 Cable Act includes signal carriage or "must carry" provisions that require cable operators to carry the signals of local commercial television stations. A cable system is generally required to devote up to one-third of its aggregate activated channel capacity for the mandatory carriage of local commercial television stations. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying the signal of commercial broadcast stations and certain low power stations without obtaining their consent in certain circumstances. In addition, cable systems are not allowed to carry distant commercial television stations (other than certain satellite-delivered "superstations") or distant or local radio stations without obtaining retransmission consent. The "must carry" and retransmission consent provisions are related in that a television broadcaster, on a cable system-by-cable system basis, must elect once every three years to either require a cable system to carry the station subject to certain exceptions, or whether to waive that right to mandatory, but uncompensated, carriage and instead to negotiate a grant of retransmission consent to permit the cable system to carry the station's signal, in most cases in exchange for some form of consideration from the cable operator. In March 1997, the Supreme Court upheld the constitutionality of the "must carry" requirements. The current strategy of the Company with respect to the broadcast of its programming by television broadcast stations has been developed based on the present status of the "must carry" provisions. While no serious efforts appear to be developing to change these provisions, there is always a possibility that Congress might elect to do so.

     Under the Communications Act, for purposes of the "must carry" provisions, a broadcast station's market is determined by the FCC using commercial publications which delineate television markets based on viewing patterns. The FCC may, however, consider on a case by case basis and acting on specific written requests, changes in the station's market areas (currently defined by the ADI, Arbitron's Area of Dominant Influence, to which the station has been designated), including the exclusion of communities from a television station's market. In considering requests for a change in a station's market area, the FCC takes into account a number of factors including whether or not the station in question provides coverage to the community and evidence of the viewing patterns in cable and non-cable households in that community. In recent months, the FCC has ruled on several such requests and in many of these cases has excluded particular communities from an ADI. To the Company's knowledge, there are no requests pending at the FCC seeking to exclude any station carrying the Company's programming from any designated ADI, which would have a material adverse affect on the Company and its owned and operated stations. Pursuant to the Telecommunications Act, the FCC has ruled that for the election period commencing January 1, 2000 a station's market will be defined by the Nielsen Designated Market Area (DMA) to which it has been designated.

     The 1992 Cable Act also codified the FCC's basic equal employment opportunity ("EEO") rules and the use of certain EEO reporting forms currently filed by television broadcast stations. In addition, pursuant to the Act's requirements, the FCC has adopted new rules providing for a review of the EEO performance of each television station at the mid-point in its license term (in addition to at renewal time). Such a review will give the FCC an opportunity to evaluate whether the license is in compliance with the FCC's processing criteria and to notify the licensee of any deficiencies in its employment profile.


     NON-FCC REGULATION. Television and radio broadcast stations also may be subject to a number of other federal, state and local regulations, including: those of the Federal Aviation Administration affecting tower height and marking; federal, state and local environmental and land use restrictions; general business regulation; and a variety of local regulatory concerns.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following information relates to the executive officers and directors of the Company as of the date of this Prospectus. Directors are elected for one-year terms. Under Tennessee law, members of the Board of Directors may be removed by a vote of the shareholders with or without cause. With the exception of the President and Chief Executive Officer, who has an employment agreement with a term of five (5) years, and Mr. Nawy and Mr. Gratteau, each of whom has an employment agreement, the remaining executive officers serve at the discretion of the Board:

                   NAME                      AGE                        POSITION
                   ----                      ---                        --------
Kent E. Lillie............................   51    President, Chief Executive Officer, Director
James Bauchiero...........................   50    Executive Vice President and Chief Financial
                                                   Officer
T. M. Engle, III..........................   35    Executive Vice President and Chief Operating
                                                   Officer
Joseph Nawy...............................   55    Vice President of Finance
George J. Phillips........................   36    Vice President, General Counsel and Secretary
H. Wayne Lambert..........................   47    Vice President of Information Technologies
Everit Herter.............................   56    Vice President of Affiliate Relations
Henry I. Shapiro..........................   51    Vice President of Merchandise
Kent H. Gratteau, Jr......................   54    Vice President of Broadcasting & Engineering
Linda O. Ford.............................   33    Vice President of Human Resources
Sandra B. Emery...........................   52    Vice President of Customer Relations
William M. Anderson.......................   52    Vice President of Sports Operations
Shannon S. McGuffin.......................   27    Vice President of Sales and Marketing
Teresa M. McDowell........................   45    Vice President of Call Center Operations
J.D. Clinton..............................   53    Director, Chairman of the Board
W. Paul Cowell............................   54    Director
A.E. Jolley...............................   58    Director
Joseph I. Overholt........................   48    Director
Frank A. Woods............................   55    Director
J. Daniel Sullivan........................   46    Director
Patricia E. Mitchell......................   54    Director


     Kent E. Lillie, President and Chief Executive Officer and Director. Mr. Lillie joined the Company as President and Chief Executive Officer in September 1993 and has been a Director since such date. Prior to joining the Company, Mr. Lillie was Vice President and General Manager, WATL-TV, Atlanta, Georgia, 1992-1993, and was Vice President and General Manager, WPTY-TV, Memphis, Tennessee, 1987-1992. Mr. Lillie is a graduate of Sacramento City College.

     James Bauchiero, Executive Vice President and Chief Financial Officer. Mr. Bauchiero has served as Executive Vice President and Chief Financial Officer since January 1, 1998. Prior to joining the Company, Mr. Bauchiero was Vice President and Chief Financial Officer of Orchid International Group, an automation and robotics designer and fabricator for heavy manufacturing facilities and manufacturer of metal stamped products. Prior to joining Orchid in 1996, Mr. Bauchiero was Vice President and Chief Financial Officer of National Auto/Truckstops, a franchisor of full-service truckstops. Mr. Bauchiero holds a BS degree in finance and business economics and an MBA from the University of Southern California.

     Joseph Nawy, Vice President of Finance. Mr. Nawy has served as Vice President of Finance since September 1994. Mr. Nawy has experience in direct mail, computer operations and distribution, and prior to joining the Company was involved in business turnaround situations. From 1990 to 1993 Mr. Nawy was the Chief Operating Officer and Chief Financial Officer of LP Music Group, a manufacturer and importer of percussion musical instruments. From 1987 to 1990, Mr. Nawy was the Chief Financial Officer of American Direct Industries, Inc., a direct mail retailer. Prior to that, Mr. Nawy served in a variety of corporate positions, and also started his career in public accounting with the firm of Ernst & Young. Mr. Nawy is a certified public accountant and holds an accounting degree from New York University.


     T.M. Engle, III, Executive Vice President and Chief Operating Officer. Mr. Engle joined the Company in January 1998. Between 1995 and joining the Company, Mr. Engle was the Chief Operating Officer of HLC, Inc., a national credit card marketing company. Between 1985 and 1995, Mr. Engle was employed by IBM Corporation, initially as a financial analyst, and during his tenure was promoted to accounting and planning management, Product Pricing Manager, and finally as Controller for Tennessee Marketing. Mr. Engle holds a degree in accounting from the University of Tennessee and is a Certified Management Accountant.


     George J. Phillips, Vice President, General Counsel and Secretary. Mr. Phillips joined the Company in November 1997. Prior to his employment with the Company, Phillips was counselor to the Assistant Attorney General of the Civil Division of the United States Department of Justice from 1993 through 1997, where he oversaw the Office of Consumer Litigation. Prior to joining the Justice Department, Mr. Phillips was in private practice with Baker, Worthington, Crossley, Stansberry & Woolf in Nashville, Tennessee, from 1989 to 1993. Mr. Phillips received his undergraduate degree from Duke University and his law degree from the University of Tennessee.

     H. Wayne Lambert, Vice President of Information Technologies. Mr. Lambert has served as Vice President of Operations for the Company since March 1992. Immediately before joining the Company, he served as Operations Officer for National Book Warehouses, Inc., Knoxville, Tennessee. Prior to that employment, he served as Assistant Controller for the Knoxville News-Sentinel, Knoxville, Tennessee. Mr. Lambert is a retired Captain of the Tennessee Air National Guard and a Base Budget Officer. He is a graduate of the University of Tennessee.

     Henry I. Shapiro, Vice President of Merchandise. Mr. Shapiro has served as the Vice President of Merchandise for the Company since January 1994. Prior to joining the Company, Mr. Shapiro designed and manufactured jewelry for leading jewelry retailers, Home Shopping Network and QVC from 1983 through 1993. Mr. Shapiro attended the Fashion Institute of Technology and Maryland University. He has served as a consultant for jewelry manufacturers with special emphasis on the television markets in Thailand, Czechoslovakia, Hong Kong, Switzerland and Italy.

     Kent Gratteau, Jr., Vice President of Broadcasting and Engineering. Mr. Gratteau joined the Company in August 1995, and before that, he served for ten years as Engineering Manager for KWGN(TV), Denver, Colorado. He is member of the Society of Motion Picture and Television Engineers and has served that organization as Section Chairman and on the Board of Managers for the Rocky Mountain Section. Mr. Gratteau attended the University of Utah and Florida State University.

     Linda O. Ford, Vice President of Human Resources. Ms. Ford has served as the Vice President of Human Resources for the Company since May 1996. Immediately prior to joining the Company, Ms. Ford served as a Human Resources Consultant for Phillips & Phillips Associates, Inc. From 1993 to 1995, she was the Manager of Human Resources for National Auto/Truckstops, Inc. From 1989 to the time she joined National Auto/Truckstops, Inc., Ms. Ford was a Human Resources Manager for Union Oil Company of California.

     Sandra B. Emery, Vice President of Customer Service. Ms. Emery has served as Vice President of Customer Service for the Company since June 1994. From 1992 until 1994, she served as Operations Manager of Order Entry and Customer Service for the Company. Prior to that time, she served as Operations Director for National Book Warehouse, Inc. Her other experience includes positions with Jostens' Printing and Publishing Company, R.V. Emery Company and Carousel of Curios.

     Everit A. Herter, Vice President of Affiliate Relations. Mr. Herter has served as Vice President of Affiliate Relations since July 1997. Since 1994, Mr. Herter has served the Company as Director of Affiliate Relations and as a consultant. Prior to joining the Company, Mr. Herter was a Senior Vice President of J. Walter Thompson Co.

     Teresa M. McDowell, Vice President of Call Center Operations. Ms. McDowell has served as Vice President of Call Center Operations since November 1996. From 1994 to 1996, Ms. McDowell served as Director of Customer Service for Mark Group, Inc., a catalogue sales company. From 1993 until 1994, Ms. McDowell served as Manager of Customer Relations at the Customer Service Center of Bedford Fair Industries, Ltd., also a catalogue sales company. From 1988 to 1993, Ms. McDowell was Manager of Administration and Planning for the Atlanta, Georgia office of Spring Corporation.


     William M. Anderson, Vice President of Sports Operations. Mr. Anderson has served as Vice President of Sports Operations since August 1997. Prior to that time, he provided periodic consulting services to the Company and was a self-employed consultant from 1995 to 1997, primarily providing real estate acquisition, retail site selection and marketing services. From 1993 to 1995, Mr. Anderson was President of Beaty Title Company, and from 1990 to 1993 was President of Interior Logic, a commercial office furniture sales and installation business. In 1994, Mr. Anderson filed a voluntary Chapter 7 bankruptcy proceeding and received a discharge.


     Shannon S. McGuffin, Vice President -- Sales and Marketing. Ms. McGuffin joined the Company in July 1997 as Program Development Manager and assumed her present duties in January 1998. From May until August 1996, Ms. McGuffin was an Account Service Summer Intern with Carden & Cherry, an advertising agency, during the time she was working toward her M.B.A. degree in Marketing/Management at the University of Tennessee. From March 1994 until August 1995, Ms. McGuffin was an account executive selling advertising time for WIS(TV), Columbia, South Carolina. From November 1992 until March 1994, Ms. McGuffin was employed by J. Walter Thompson, an advertising agency, doing media negotiation. Ms. McGuffin has a B.A. in advertising from Southern Methodist University in addition to her M.B.A. degree.

     J.D. Clinton, Director and Chairman of the Board. Mr. Clinton has been a Director and Chairman of the Board since 1993. Mr. Clinton is Chairman, President and Chief Executive Officer, Independent Southern Bancshares, Inc., Brownsville, Tennessee, a diversified financial institutions holding company. Mr. Clinton is Chairman and Director of INSOUTH Bank, Brownsville, Tennessee. Mr. Clinton is a Director, Union Savings Bank, Covington, Tennessee. Mr. Clinton is a Director, Southern Financial, Inc. Nashville, Tennessee. Mr. Clinton is a graduate of the University of Memphis.


     W. Paul Cowell, Director. Mr. Cowell has been a Director since 1988. Mr. Cowell was Chairman of the Board of the Company from 1990 through 1993. Mr. Cowell has been President and Chief Executive Officer, Warren & William, Inc. (formerly National Book Warehouse, Inc.) a real estate management and holding company since 1989. Mr. Cowell has been President and Owner, Book Ends Discount Book Stores, Inc., since 1987. Mr. Cowell is a Director, Global Christian Ministries, Inc.


     A.E. Jolley, Director. Mr. Jolley has been Director since 1986. Mr. Jolley has been President, Lakeway Containers, Inc., Morristown, Tennessee, a corrugated container manufacturer, since 1975. Mr. Jolley is a Director, Union Planters Bank. Mr. Jolley is a Director, Kingwood School, Morristown, Tennessee, and Commissioner, Morristown City Planning Commission. Mr. Jolley is a Member, Board of Trustees, Walters State Community College.


     Joseph I. Overholt, Director. Mr. Overholt has been a Director since 1986. Mr. Overholt has been President and Owner of Planet Systems, Inc. a computer software development company engaged in the satellite delivery of computer data, since 1992. Mr. Overholt has been President and Owner of Skylink Communications since 1989. Mr. Overholt was a Vice President of the Company from 1986 through August 1993. Mr. Overholt is a graduate of the University of Tennessee.

     Frank A. Woods, Director. Mr. Woods has been a Director since 1993. Mr. Woods has been Chairman of the Board and Director of MediaUSA, Inc., Nashville, Tennessee, a merchant banking firm since 1991. Mr. Woods is a Principal, The Woods Group, Nashville, Tennessee, a diversified merchant banking firm. Mr. Woods is a graduate of Vanderbilt University and Vanderbilt University School of Law.


     J. Daniel Sullivan, Director. Mr. Sullivan joined the Company as a Director in March 1998. Since 1995, Mr. Sullivan has served as the President and CEO of Sullivan Broadcasting Company, a television broadcasting company. Prior to that time, from 1987 until 1995, Mr. Sullivan was President of Clear Channel TV, a subsidiary of Clear Channel Communication, Inc., a broadcasting company.

     Patricia E. Mitchell, Director. Ms. Mitchell joined the Company as a Director in March 1998. Since 1995, Ms. Mitchell has served as the President of Turner Original Productions, a motion picture production company and an affiliate of Time, Inc. From 1992 to 1995, Ms. Mitchell was employed by Turner Broadcasting System, Inc. as a senior vice president and executive vice president of TBS productions, and has extensive experience in television production. Ms. Mitchell serves on the advisory board of the Schlesinger Library on the History of Women at Radcliffe College, the Board of Trustees of the Sundance Institute, the Advisory Board of the School of Communications at the University of California at Santa Barbara, the Atlanta TMCA and the High Museum of Atlanta.

     The principal business activity of each of the above persons has been disclosed above for at least the last five years. In some cases, the individual also has been employed by a predecessor organization or has undertaken greater responsibilities within the same employer, a parent company or a successor organization.


EMPLOYMENT AGREEMENTS


     KENT E. LILLIE. On September 25, 1993, the Company executed an employment agreement with Kent E. Lillie whereby Mr. Lillie commenced employment as the Company's President and Chief Executive Officer. Under that agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of Common Stock at an exercise price of $1.00 per share during the term of the agreement. Of those options, options to purchase 100,000 shares vested immediately, and additional options to purchase 100,000 shares vested on each anniversary date of the agreement. The options expire on the earlier to occur of (i) five years after the date of vesting or (ii) thirty days after termination of Mr. Lillie's employment with the Company. In the event of a "change of control" of the Company, as defined in the agreement, the agreement granted Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the change of control, and in the event of such resignation any options to purchase stock not yet vested would automatically vest on the date of resignation.

     On July 1, 1996, the Board of Directors granted to Mr. Lillie options to purchase an additional 500,000 shares of the Company's Common Stock at a price of $3.75 per share. Options to purchase 100,000 shares vested on January 1, 1997, and options to purchase a total of 100,000 shares will vest on January 1 of each year thereafter for another four years. Effective June 19, 1997, these options were replaced with options having the same terms and conditions, except for the exercise price which was reduced to $2.87.

     Effective July 1, 1997, the Company executed a new employment agreement with Mr. Lillie to continue his employment as President and Chief Executive Officer. Under the terms of the agreement, Mr. Lillie will be employed for an initial term of five years with a base salary of $190,000 per year. The agreement is automatically renewable for successive two year terms unless either party terminates the agreement prior to the commencement of the renewal term. In addition to the base salary, the agreement also provides for a quarterly bonus of the greater of (i) 10% of the increase in the Company's net operating profit after taxes over the same quarter of the previous fiscal year, or (ii) 5% of the "Total Cash Flow" for the quarter. "Total Cash Flow" means the net operating profit, after taxes, plus depreciation accrued by the Company for its broadcast station properties. Under the agreement, Mr. Lillie receives an automobile allowance and other fringe benefits and allowances. The agreement provides that Mr. Lillie will be granted options to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $2.875 per share. These options will vest on June 30, 2001 and expire on June 30, 2006. In the event of a "change of control" of the Company, as defined in the agreement, the agreement grants Mr. Lillie certain rights, including the right to resign at any time during the 12 months following the occurrence of the event, and the right to receive an amount equal to his base salary and monthly allowances for the 12 months preceding such resignation. In addition, any options to purchase stock not yet vested shall automatically vest on the date of such resignation. The Company has agreed to pay or reimburse Mr. Lillie for the relocation of his primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company's new headquarters location. The Company also agreed to make Mr. Lillie a loan in the amount of $800,000 in connection with the relocation of his residence. All of these loan proceeds have been advanced to Mr. Lillie. The loan matures on the earlier of
(i) the date of Mr. Lillie's termination from the Company, or (ii) June 30, 2002. Until maturity, payments equal to 10% of payments made to Mr. Lillie in addition to his base salary are required to be used to repay the loan. The loan does not bear interest. The agreement also provides that Mr. Lillie will not compete with the Company for two years following the termination of his employment. The loan to Mr. Lillie was made in connection with his relocation to Nashville, Tennessee, and the loan was approved by a majority of the independent members of the Board of Directors who did not have an interest in the transaction and who had access, at the Company's expense, to the Company's or independent legal counsel.

     JOSEPH NAWY. The Company and Mr. Nawy entered into a written employment agreement on August 24, 1994. The agreement established Mr. Nawy's basic compensation at $96,000 with a structured bonus, and further provides that the compensation will be reviewed annually and adjusted by mutual consent. The agreement also provided that Mr. Nawy would be granted options to purchase 60,000 shares of the Company's Common Stock, with 12,000 shares of this total vesting after one year and an additional 12,000 shares vested on each anniversary date until fully vested. The agreement also provides that if Mr. Nawy's employment is terminated for any reason other than "for cause," he will receive his normal compensation for a period of 180 days.

COMPENSATION OF DIRECTORS

     The Company has not historically paid remuneration to its non-employee directors for their service as directors. In June 1997, each director was granted an option to purchase 10,000 shares of the Common Stock of the Company at a price of $2.875 per share. These options expire in June 2002 if not exercised prior to such date. Beginning in 1998, the Company expects to pay each director $500 for each meeting attended in person (or $200 if attended by telephone), along with the director's expenses associated with attending the meeting. The Company granted to each director an option to purchase 5,000 shares of the Company's Common Stock on January 1, 1998, with an exercise price of $3.75 per share.


REMUNERATION OF DIRECTORS AND OFFICERS

     The following table shows compensation earned during the three fiscal years ended June 30, 1997, by (i) the Chief Executive Officer and (ii) the Company's four other most highly compensated individuals who were serving as officers on June 30, 1997 and whose salary exceeded $100,000 for the year ended June 30, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                          ANNUAL COMPENSATION              ------------------
                               -----------------------------------------       SECURITIES
                                                            OTHER ANNUAL   UNDERLYING OPTIONS    ALL OTHER
                                       SALARY     BONUS     COMPENSATION          /SAR          COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR     ($)        ($)         ($)(1)             (#)               ($)
-----------------------------  ----   --------   --------   ------------   ------------------   ------------
Kent E. Lillie...............  1997   $188,654   $155,605     $12,000           510,000                --
President/CEO                  1996    120,000         --      12,000                --                --
                               1995    120,000     50,000      12,000                --           $18,000(2)
Joseph Nawy,.................  1997    114,393     15,560       6,000            20,000                --
Vice President                 1996     96,000         --       3,500                --             7,423(3)
Finance(4)                     1995     76,431         --          --            60,000                --
Thomas C. Sutula,............  1997    122,866         --       5,000            10,000                --
Executive Vice                 1996    101,539         --          --           100,000                --
President/COO(5)

---------------

(1) Other Annual Compensation consists of an automobile allowance.

(2) Other Compensation consists of a housing allowance.

(3) Other Compensation consists of a relocation allowance.

(4) Mr. Nawy's employment began in September 1994.

(5) Mr. Sutula's employment began in July 1995 and terminated in March 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning stock option and stock appreciation right ("SAR") grants to any Named Executive Officer who was granted a stock option during the 1997 fiscal year of the Company.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                               INDIVIDUAL GRANTS
                          ---------------------------
                                          % OF TOTAL
                                         OPTIONS/SARS   EXERCISE                POTENTIAL REALIZABLE VALUE AT
                          OPTIONS/SARS    GRANTED TO    OR BASE                    ASSUMED ANNUAL RATES OF
                            GRANTED      EMPLOYEES IN    PRICE     EXPIRATION    STOCK PRICE APPRECIATION FOR
          NAME               (#)(1)      FISCAL YEAR     ($/SH)       DATE               OPTION TERMS
          ----            ------------   ------------   --------   ----------   ------------------------------
                                                                                   5%($)            10%($)
                                                                                ------------    --------------
Kent E. Lillie..........    500,000         77.0%        $2.87           (1)      $588,990        $1,386,877
Kent E. Lillie..........     10,000           1.5         2.87      6/19/02          7,929            17,522
Joseph Nawy.............     20,000           3.1         2.87           (2)        23,560            55,475


---------------


(1) Options to acquire 500,000 shares of Common Stock of the Company were issued July 1, 1996, of which options to purchase 100,000 shares became exercisable on January 1, 1997, with options to acquire 100,000 shares to become exercisable on January 1, 1998, 1999, 2000 and 2001. The options expire on the earlier of 30 days after the termination of employment or five years from the date the options became exercisable. These options were originally granted at an exercise price of $3.75, but were reissued on June 19, 1997, at an exercise price of $2.87.

(2) Options to acquire 20,000 shares of Common Stock of Registrant were issued July 1, 1996, of which options to purchase 4,000 shares became exercisable on July 1, 1997, with options to acquire 4,000 shares to become exercisable on July 1, 1998, 1999, 2000, and 2001. The options expire on the earlier of 30 days after the termination of employment or five years from the date the options become exercisable. These options were originally granted at an exercise price of $3.75, but were reissued on June 19, 1997, at an exercise price of $2.87.


OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to options exercised by any Named Executive Officer during the 1997 fiscal year of the Company, and with respect to unexercised options to purchase shares held by such officers as of the end of the 1997 fiscal year.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                                 NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                                     OPTIONS/SARS         THE-MONEY OPTIONS/SARS
                                                                   AT JUNE 30, 1997          AT JUNE 30, 1997
                       SHARES ACQUIRED                           ---------------------   ------------------------
                             ON                                      EXERCISABLE/              EXERCISABLE/
        NAME             EXERCISE(#)     VALUE REALIZED($)(1)        UNEXERCISABLE           UNEXERCISABLE(1)
        ----           ---------------   ---------------------   ---------------------   ------------------------
Kent E. Lillie.......    None                N/A                    410,000/600,000          $543,900/$362,600
Joseph Nawy..........    None                N/A                      24,000/56,000              16,512/24,768

---------------


(1) The market value of underlying securities at June 30, 1997, was $2.813 per share based upon the Nasdaq SmallCap Market closing price. "In-the-Money" options are ones in which the fair market value of the underlying securities exceeds the exercise price of the options.

REPORT ON REPRICING OF OPTIONS

     At the meeting of the Company's Board of Directors on June 19, 1997, the Board voted to reprice all of the options to purchase shares of its Common Stock granted to its employees during 1996 to a new option price of $2.87, the market price of the stock as of the close of business on June 19, 1997, according to the Nasdaq SmallCap Market. The options eligible to be repriced had been issued to a total of approximately 43 employees for a total of 682,500 shares. Among the employees holding options subject to repricing, six (6) of the employees were executive officers whose options subject to repricing totaled 585,000 of the shares. The Board determined that because of the decline in the market price of the stock from 1996 to 1997, the options were not achieving the goal of providing an employment incentive to the effected employees.

     This repricing of employee stock options is the only repricing of options ever carried out by the Company. The following table sets out information concerning the repricing of options held by executive officers of the Company:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                          NUMBER OF                                                LENGTH OF
                                         SECURITIES                                                 ORIGINAL
                                         UNDERLYING    MARKET PRICE                               OPTION TERM
                                          OPTIONS/     OF STOCK AT    EXERCISE PRICE              REMAINING AT
                                            SARS         TIME OF        AT TIME OF       NEW        DATE OF
                                         REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE   REPRICING OR
         NAME                DATE        AMENDED(#)    AMENDMENT($)    AMENDMENT($)    PRICE($)    AMENDMENT
         ----            -------------   -----------   ------------   --------------   --------   ------------
Kent E. Lillie.........  June 19, 1997     100,000        $2.87            $3.75        $2.87      54 mos.*
Kent E. Lillie.........  June 19, 1997     100,000         2.87             3.75         2.87         66
Kent E. Lillie.........  June 19, 1997     100,000         2.87             3.75         2.87         78
Kent E. Lillie.........  June 19, 1997     100,000         2.87             3.75         2.87         90
Kent E. Lillie.........  June 19, 1997     100,000         2.87             3.75         2.87        102
Joseph Nawy............  June 19, 1997       4,000         2.87             3.75         2.87         60
Joseph Nawy............  June 19, 1997       4,000         2.87             3.75         2.87         72
Joseph Nawy............  June 19, 1997       4,000         2.87             3.75         2.87         84
Joseph Nawy............  June 19, 1997       4,000         2.87             3.75         2.87         96
Joseph Nawy............  June 19, 1997       4,000         2.87             3.75         2.87        108
Henry I. Shapiro.......  June 19, 1997       2,000         2.87             3.75         2.87         60
Henry I. Shapiro.......  June 19, 1997       2,000         2.87             3.75         2.87         72
Henry I. Shapiro.......  June 19, 1997       2,000         2.87             3.75         2.87         84
Henry I. Shapiro.......  June 19, 1997       2,000         2.87             3.75         2.87         96
Henry I. Shapiro.......  June 19, 1997       2,000         2.87             3.75         2.87        108
Kent H. Gratteau, Jr. .  June 19, 1997       1,000         2.87             3.75         2.87         60
Kent H. Gratteau, Jr. .  June 19, 1997       1,000         2.87             3.75         2.87         72
Kent H. Gratteau, Jr. .  June 19, 1997       1,000         2.87             3.75         2.87         84
Kent H. Gratteau, Jr. .  June 19, 1997       1,000         2.87             3.75         2.87         96
Kent H. Gratteau, Jr. .  June 19, 1997       1,000         2.87             3.75         2.87        108
Linda O. Ford..........  June 19, 1997       5,000         2.87             3.56         2.87         58
Linda O. Ford..........  June 19, 1997       5,000         2.87             3.56         2.87         70
Linda O. Ford..........  June 19, 1997       5,000         2.87             3.56         2.87         82
Linda O. Ford..........  June 19, 1997       5,000         2.87             3.56         2.87         94
Linda O. Ford..........  June 19, 1997       5,000         2.87             3.56         2.87        106
Teresa McDowell........  June 19, 1997       5,000         2.87             2.94         2.87         65
Teresa McDowell........  June 19, 1997       5,000         2.87             2.94         2.87         77
Teresa McDowell........  June 19, 1997       5,000         2.87             2.94         2.87         89
Teresa McDowell........  June 19, 1997       5,000         2.87             2.94         2.87        101
Teresa McDowell........  June 19, 1997       5,000         2.87             2.94         2.87        113

---------------

* rounded to the nearest month

OMNIBUS STOCK INCENTIVE PLAN

     The Company's Omnibus Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors on October 15, 1991, and approved by the Company's shareholders at the 1991 Annual Meeting of Shareholders. The Plan was amended at the 1996 Annual Meeting of Shareholders to make certain technical changes in the Plan. A maximum of 1,500,000 shares of Common Stock may be issued upon the exercise of options and SARs. No option or SAR may be granted after October 15, 2001.

     A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights under the plan. Options granted under the Plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase Common Stock may be granted at not less than 100% of fair market value of the Common Stock on the date of the grant.

     SARs generally entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of the grant.


     No option that is an incentive stock option, or any corresponding SAR relating to such option, shall be exercisable after the expiration of 10 years from the date such option or SAR was granted or after the expiration of five years in the case of any such option or SAR that was granted to a 10% shareholder.

     As of December 31, 1997, stock options for 638,100 shares of Common Stock have been granted under the Plan and were outstanding and unexercised. A total of 130,400 shares of Common Stock of the Company have been previously issued upon exercise of stock options issued under the Plan. Mr. Lillie's options were not granted by the Company pursuant to the Plan. The Company has never issued any SARs.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of the Company does not have a Compensation Committee. All directors of the Company participate in executive compensation decisions. The members of the Board of Directors during the fiscal year ended June 30, 1997, were J.D. Clinton, W. Paul Cowell, A.E. Jolley, Joseph I. Overholt, Frank A. Woods, and Kent E. Lillie.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases its Knoxville office and studio space from William and Warren, Inc., an entity owned by W. Paul Cowell, a director, and paid total lease payments of approximately $139,800 during the fiscal year ended June 30, 1997. Management of the Company determined that these terms and conditions were competitive with comparable commercial space being leased in the Knoxville market.


     On August 16, 1995, the Company issued its $2,000,000 Variable Rate Convertible Secured Note Due 2000 to a corporation wholly-owned by J.D. Clinton, a director of the Company. See "Security Ownership of Certain Beneficial Owners." The loan carried interest at the prime rate plus 2%, and was payable in 60 monthly installments. The loan was secured by a security interest in the inventory, accounts receivable, and certain equipment, furniture and fixtures of the Company, as well as the stock of MFP, Inc., a subsidiary of the Company, and an assignment of the proceeds of any sale of the Federal Communications Commission license of Television Station WMFP, Lawrence, Massachusetts. The note was convertible to Common Stock of the Company based upon one share of stock for each $3.00 of the principal balance of the note. Based upon the Company's knowledge of the commercial lending market, the interest rate and terms of the note were considered to be at arm's length. On October 1, 1997, the holder sold the note to FBR Private Equity Fund, L.P., which party immediately converted the note to 444,177 shares of Common Stock of the Company. FBR Private Equity Fund, L.P. is an affiliate of FBR.

     The Company requested that Partners -- SATH, L.L.C., a Tennessee limited liability company (the "Initial Purchaser") acquire the land and building which the Company plans to use as its new Facility in Nashville, Tennessee. The sole members of the Initial Purchaser are Steve Sanders and James P. Clinton, both of whom are related to J.D. Clinton. The Initial Purchaser acquired the Facility for a total purchase price of approximately $4 million. The Initial Purchaser has entered into a loan transaction with a commercial bank under which it may borrow up to $6.4 million to be used for the payment of the purchase price and to be drawn as needed to be applied to renovations of the Facility. The loan is secured by a mortgage deed of trust on the Facility, by the guaranty of the Company, and the personal guaranty of J.D. Clinton. The Company agreed to pay an annual fee equal to 1% of the outstanding balance of the Facility loan in consideration for Mr. Clinton's guaranty, which amount is payable in cash or stock of the Company. Following the closing of the Offerings, the Company will acquire the Facility for a total purchase price of approximately $6.4 million, consisting of the price paid by the Initial Purchaser for the Facility and the outstanding balance on the loan for the renovation of the Facility, which will be paid in full. The Company expects to pay a development fee to the development company owned by Mr. Sanders in the amount of approximately $150,000.

     In connection with the relocation of Kent E. Lillie's primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company has made an interest-free loan to Mr. Lillie in the principal amount of $800,000. See "Management -- Employment Agreements -- Kent E. Lillie" herein.

     In February 1995, the Company leased the transmitter for WMFP(TV) from Brownsville Auto Leasing Corporation. The transaction is a financing lease with monthly principal payments of $9,700 and an effective interest rate of 15%. The outstanding balance on the lease was approximately $349,700 at December 31, 1997. James P. Clinton, the brother of J.D. Clinton, is the President and a principal shareholder of Brownsville Auto Leasing Corporation. The Company believes that the terms of the lease transaction, when originated, were as favorable to the Company as those generally available from unaffiliated third parties.

     All of the above transactions were approved by the Company's Board of Directors, which at the date of such approval had at least two independent directors who were not interested in the transaction, and a majority of the independent directors approved each transaction. Any future loans or forgiveness of loans by the Company to, and any future material transactions between, the Company and any of its affiliates will be subject to approval by a majority of the independent disinterested members of the Board of Directors who will have access, at the Company's expense, to the Company's legal counsel or independent legal counsel, or by a majority of the shareholders of the Company, other than any interested shareholders, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     The bylaws of the Company provide that (i) the Company will always have at least two independent directors and that those directors will have access, at the Company's expense, to the Company's or independent legal counsel, (ii) prior to entering into any material transaction with an affiliate of the Company, the transaction must be approved by a majority of the independent directors who are disinterested in the transaction, and (iii) no transaction with an affiliate may be approved if the Company has less than two independent directors who are disinterested in the transaction. In addition, Section 4.11 of the Indenture prohibits the Company from entering into certain transactions with any affiliate of the Company, unless certain specific criteria are met. See "Description of the Notes -- Certain Covenants -- Transaction with Affiliates."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth, as of January 20, 1998, information with respect to the beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock of the Company, (ii) each director and director nominee of the Company, (iii) each of the Named Executive Officers, and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock of the Company beneficially owned by them.

                                                                                  PERCENTAGE OWNERSHIP
                                                                                  ---------------------
                                                            AMOUNT AND NATURE                   AFTER
                                                              OF BENEFICIAL        BEFORE     OFFERINGS
         NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNERSHIP         OFFERINGS     (11)
         ---------------------------------------           --------------------   ---------   ---------
J.D. Clinton and SAH Holdings, L.P.(2)...................       5,435,200           38.96%      22.69%
W. Paul Cowell(3)........................................         563,400            4.79        2.59
Frank A. Woods(4)........................................          15,000             .13         .06
Kent E. Lillie(5)........................................         735,000            6.10        3.33
A.E. Jolley(6)...........................................         516,092            4.39        2.37
Joseph I. Overholt(7)....................................         524,200            4.46        2.41
Joseph Nawy(8)...........................................          45,000             .38         .21
J. Daniel Sullivan(9)....................................               0               0           0
Patricia E. Mitchell(10).................................               0               0           0
All executive officers and directors as a group (21
  persons)...............................................       8,049,442           55.62       32.89


---------------

 (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Prospectus have been exercised.


 (2) Mr. Clinton's address is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. The address of SAH Holdings, L.P. ("SAH") is 111 South Washington, Brownsville, Tennessee 38012. SAH is a Tennessee limited partnership with Gatehouse Equity Management Corporation, a Tennessee corporation ("GMC"), as its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GMC. SAH currently owns 2,867,900 shares of Common Stock. Clinton Investments, L.P., a limited partnership for which GMC is the sole general partner, owns 332,500 shares and holds warrants to purchase an additional 542,500 shares of Common Stock. Mr. Clinton holds an option to purchase 15,000 shares of stock from the Company. Mr. Clinton's wife owns, individually, 6,800 shares of Common Stock. Two trusts, the beneficiaries of whom are members of Mr. Clinton's immediate family, own 20,500 shares. SAH holds warrants to purchase up to 1,650,000 shares of Common Stock.

 (3) Mr. Cowell's address is 8205 Walker Road, Knoxville, Tennessee 37938. Mr. Cowell presently owns 413,456 shares of Common Stock in his individual name. Mr. Cowell holds an option to purchase 15,000 shares of Common Stock from the Company. In addition, Mr. Cowell is the income beneficiary and has a limited right to name the beneficiary of the trust which owns 134,944 shares.

 (4) Mr. Wood's address is 631 2nd Avenue South, Nashville, Tennessee 37210. Mr. Woods holds an option to acquire 15,000 shares of Common Stock from the Company.

 (5) Mr. Lillie's address is 102 Woodmont Boulevard, Suite 200-228, Nashville, Tennessee 37205. Mr. Lillie presently owns 414,000 shares of Common Stock, and holds options currently exercisable to purchase an additional 315,000 shares of Common Stock from the Company. Mr. Lillie also holds 6,000 shares in a retirement account. Mr. Lillie's retirement account is also a limited partner of SAH Holdings, L.P., and holds a 1.57% equity interest in SAH; however, Mr. Lillie is not considered the beneficial owner of any shares held by SAH.

 (6) Mr. Jolley's address is 5715 Superior Drive, Morristown, Tennessee 37814. Includes options for 15,000 shares issued by the Company.

 (7) Mr. Overholt's address is 213 Abbey Road, Newport, Tennessee 37821. Includes options for 15,000 shares issued by the Company.

 (8) Mr. Nawy's address is 5210 Schubert Road, Knoxville, Tennessee 37219. Includes options for 40,000 shares issued by the Company.


 (9) Mr. Sullivan's address is 4431 Dyke Bennett Road, Franklin, Tennessee
     37064.

(10) Ms. Mitchell's address is 1050 Techwood Drive NW, Atlanta, Georgia 30818.


(11) Assumes the issuance of 10,000,000 shares pursuant to the Common Stock Offering.

                              DESCRIPTION OF NOTES

GENERAL


     The Notes offered hereby will be issued under an indenture to be dated as
of         , 1998 (the "Indenture") among the Company, as issuer, each of the
Company's Restricted Subsidiaries (the "Subsidiary Guarantors"), as Subsidiary Guarantors, and PNC Bank, National Association, trustee (the "Trustee"), a copy of the form of which will be made available to prospective purchasers of the Notes upon request. The Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on         , 2005, will be initially limited in
aggregate principal amount to $75.0 million and will be senior secured obligations of the Company. Interest on the Notes will accrue at the rate of
   % per annum and will be payable semiannually on each         and
  , commencing                  , 1998, to the Holders of record on the
immediately preceding            and          . Interest on the Notes will
accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Subject to compliance with the covenants in the Indenture, the Company may issue additional Notes under the Indenture. If issued, such Notes would be treated as the same class of Notes offered hereby for all purposes under the Indenture.

     The principal of and premium, if any, and interest on the Notes will be payable and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register; provided that all payments with respect to Global Notes and Certificated Notes (as such terms are defined below under the caption "-- Book Entry, Delivery and Form") the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Notes will not be entitled to the benefit of any sinking fund.

SUBSIDIARY GUARANTEES

     Payment of the principal of (and premium, if any) and interest on the Notes, when and as the same become due and payable, will be guaranteed, jointly and severally, on a senior unsecured basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors. At the Closing Date, each of the Company's Restricted Subsidiaries will be a Subsidiary Guarantor. In addition, if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary, then such Restricted Subsidiary shall be required to execute a Subsidiary Guarantee, in accordance with the terms of the Indenture. See "Certain Covenants -- Issuance of Guarantees by New Restricted Subsidiaries." The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyance Considerations."

     The Indenture provides that upon a sale or other disposition to a Person not an Affiliate of the Company of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the captions "Repurchase at the Option of Holders -- Asset Sales," or in the event that a Subsidiary Guarantor is, in compliance with the provisions of the Indenture, designated as an Unrestricted Subsidiary, so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such release, (b) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of "Certain Covenants -- Incurrence of Indebtedness and Issuance of Disqualified Stock" on the date on which such release occurs, such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any holder of the Notes; provided that any such termination shall occur only if all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, other Indebtedness of the Company shall also terminate upon such sale, disposition or release.

RANKING

     The Notes and Subsidiary Guarantees will be senior obligations of the respective obligors and will rank pari passu in right of payment with all other existing and future senior obligations of the Company and the Subsidiary Guarantors, respectively. Indebtedness under a Senior Credit Facility may be secured by a first priority pledge of the capital stock of the Other Broadcast Subsidiaries, the assets of the Other Broadcast Subsidiaries, the accounts receivable, inventory and general intangibles of the Company (excluding from general intangibles any collateral for the Notes). Accordingly, the Notes and the Subsidiary Guarantees will be effectively subordinated to Indebtedness under a Senior Credit Facility to the extent of the value of the assets securing such loans and guarantees. As of December 31, 1997, on a pro forma basis after giving effect to this Offering and the use of proceeds therefrom, the Company would have had approximately $0.6 million of consolidated Indebtedness other than the Notes, all of which would have been under capitalized leases. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future.

SECURITY

     Pursuant to current FCC regulations, a licensee of a television broadcast station may not directly pledge the FCC license. Accordingly, the Company and the Trustee will enter into the Security and Pledge Agreement pursuant to which the Notes will be secured by, (i) a first priority pledge of all of the issued and outstanding capital stock of SAH Acquisition II (which will own KCNS and WRAY and WOAC subsequent to the Acquisition and the purchase of WOAC and will hold the FCC licenses of such stations), (ii) a second and junior pledge of all of the issued and outstanding capital stock of the Other Broadcast Subsidiaries, which own KZJL and WMFP, (such pledged stock referred to in clauses (i) and (ii), the ("Pledged Stock")) and (iii) a first priority Lien on all assets owned by SAH Acquisition II, other than any FCC licenses owned by SAH Acquisition II, (the "Pledged Assets"), together with profits and proceeds therefrom and property received with respect to the Pledged Stock in addition thereto, in exchange for or in substitution therefor (all of the foregoing being referred to herein collectively as the "Collateral"). So long as no Event of Default has occurred and is continuing, the Company will be entitled to receive and retain cash dividends and other cash distributions on any of the Pledged Stock and will be entitled to vote the Pledged Stock. Upon the occurrence of an Event of Default, the Indenture will provide that the Trustee can vote the Pledged Stock. In addition, upon an Event of Default, the Indenture will provide that the Trustee can realize upon and sell or otherwise dispose of all or any part of the Collateral and will apply the proceeds of any sale or disposition, first to the payment of costs and expenses of sale, second to amounts due to the Trustee, third to the payment in full of all amounts due and unpaid on the Notes and, finally, any surplus to the Company or the applicable pledgor or to whomever may be lawfully entitled to receive such surplus. The Notes will not be secured by any lien on, or other security interest in, any other properties or assets of the Company or any other properties or assets of any Restricted Subsidiary. The right of the Trustee to vote the Pledged Stock or to transfer the Pledged Stock is subject to the Trustee obtaining the prior consent of the FCC. For a description of risks regarding the value of, and inability to realize upon, the Collateral, see "Risk Factors -- Risk of Insufficient Value of Collateral" and "-- Risk of Inability to Effectively Realize upon Security."

     The Indenture will provide that the Company and SAH Acquisition II must maintain the condition of all Collateral (other than the Pledged Securities) in good working order, ordinary wear and tear excepted. In the event that any such Collateral becomes obsolete or worn out, the Company shall cause a similar piece of collateral (having a value at least equal to the obsolete or worn out Collateral) to be acquired for, and transferred to, SAH Acquisition II. SAH Acquisition II shall grant a first priority lien on such asset to the Trustee.

     In addition, the Indenture will provide that the Company will not permit SAH Acquisition II or any of the Other Broadcast Subsidiaries to transfer any of its assets (other than pursuant to an Asset Sale), unless SAH Acquisition II or such Other Broadcast Subsidiary receives fair market value therefor.

OPTIONAL REDEMPTION

     The Notes will not be redeemable at the Company's option prior to         ,
2002. Thereafter, the Notes will be redeemable, at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice to the Holders at the following Redemption Prices (expressed as percentages of principal amount) together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record in the relevant record date to receive interest due on an interest payment date), if
redeemed during the 12-month period beginning on          , of the years
indicated below.

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2002........................................................         %
2003........................................................
2004 and thereafter.........................................      100%

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part.

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 10 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things: (i) the purchase price and the purchase date of the Change of Control Offer, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;
(ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by Holders of Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of Notes the rights described under "Events of Default and Remedies."

     A Senior Credit Facility may provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, may constitute a default under a Senior Credit Facility.

     One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event of a substantial asset disposition, if the Holders of Notes seek to require the Company to purchase the Notes and the Company disputes that it is required to do so there can be no assurance as to how a court interpreting New York law would resolve the dispute.

     The existence of a Holder's right to require the Company to purchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders of Notes the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" below for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control only if it is the type of transaction specified in such definition.

     The Company will comply with the applicable tender offer rules including Rule-14e under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

     The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Indebtedness as in effect on the Closing Date or in refinancings of such Indebtedness) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes tendered for purchase.

  Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold, as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% cash or cash equivalents; provided, however, that in the case of any Asset Sale that involves Collateral,
(i) the consideration received by the Company or the relevant Restricted Subsidiary in respect thereof shall be all cash or cash equivalents in which the Trustee shall be granted a security interest of the same priority as the priority of the security interest held by the Trustee in the asset subject to the Asset Sale, (ii) no Default or Event of Default shall have occurred and be continuing on the date of such proposed Asset Sale or would result as a consequence of such Asset Sale, and
(iii) such Asset Sale will not materially adversely affect or materially impair the value of the remaining Collateral or materially interfere with the Trustee's ability to realize such value and will not materially impair the maintenance and operation of the remaining Collateral.

     If the Company or any Restricted Subsidiary engages in an Asset Sale not involving Collateral, the Company may, at its option, within 365 days after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of Indebtedness under a Senior Credit Facility or to the permanent reduction of other senior Indebtedness of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and long-term assets to replace the properties and assets that were the subject of the Asset Sale or in assets (other than current assets) that will be used in a Permitted Line of Business. Notwithstanding the foregoing, in the event the Asset Sale involves Collateral or upon the receipt by the Company or any Restricted Subsidiary of any Insurance Proceeds or Condemnation Proceeds, as the case may be, resulting from a Loss Event, within 365 days of consummation of such Asset Sale or the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, the Company or the relevant Restricted Subsidiary shall invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds in properties and long-term assets to replace the properties and long-term assets that were the subject of the Asset Sale or Loss Event or in properties and long-term assets that will be used in the same or similar business as the business of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date, in which properties and assets the Trustee shall have a security interest of the same priority as the priority of the security interest held by the Trustee in the Collateral subject to such Asset Sale or Loss Event. If any legally binding agreement to invest Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds referred to above in this paragraph is terminated, the Company may, within 90 days of such termination or within 365 days of such Asset Sale or Loss Event, whichever is later, invest such Net Cash Proceeds as provided above (without regard to the parenthetical relating to the legally binding agreement to invest). The amount of such Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds not so used as set forth above in this paragraph constitutes "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will, within 30 days thereafter, make an offer to purchase (an "Excess Proceeds Offer") from all Holders of Notes on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as an integral multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes; provided, however, that any Excess Proceeds which represent Net Cash Proceeds of Asset Sales involving Collateral or Insurance Proceeds or Condemnation Proceeds involving Collateral shall continue to remain subject to the security interest of the Trustee and Collateral for the Notes and may be invested by the Company in assets (other than current assets) that will be used in a Permitted Line of Business, the Capital Stock, or properties and assets, of which the Trustee shall have a first priority security interest in. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

  Release and Substitution of Collateral

     (a) Notwithstanding the provisions of "Repurchase at the Option of Holders -- Assets Sales," the Company may transfer any Collateral consisting of 100% of the Capital Stock of a subsidiary owning licenses for a broadcast television station or assets used thereby (the "Replaced Collateral") in exchange for Capital Stock of a subsidiary owning licenses for a broadcast television station, related assets and/or cash ("Replacement Collateral") (such exchange, a "Substitution Transaction") if:

            (i) no Default shall have occurred and be continuing;

           (ii) the Company shall have complied with the other provisions of the Indenture, if any, applicable to such Substitution Transaction;

           (iii) if the Replaced Collateral consists of Capital Stock of a subsidiary owning licenses for a broadcast television station, the Replacement Collateral consists of 100% of assets or equity interests in one or more broadcast television stations;

           (iv) unless the Replaced Collateral has a value not in excess of $250,000 (as determined by the Company and set forth in an Officer's Certificate delivered to the Trustee), the Company delivers a written opinion of an investment banking firm of national standing or an appraisal firm with expertise in the valuation of broadcast television stations, stating that the value to the Company of the Replacement Collateral is at least equal to the value to the Company of the Replaced Collateral;

            (v) the Company (or the relevant Restricted Subsidiary) executes a supplemental indenture subjecting the Replacement Collateral to the Lien in favor of the Trustee on behalf of Noteholders under the Indenture; and

           (vi) the Company delivers an Opinion of Counsel satisfactory to the Trustee stating that the Replacement Securities are subject to a valid, perfected Lien in favor of the Trustee having the same priority as the lien on the Replaced Collateral on behalf of the Noteholders.

     (b) The Company will also be entitled to release Collateral (other than the Pledged Securities) from the Lien in favor of the Noteholders provided that it delivers to the Trustee an Officer's Certificate stating that the Collateral so released, since the Closing Date and giving pro forma effect to the proposed release, has a fair market value not in excess of $100,000.

     (c) Consideration received in a Substitution Transaction shall be subject to the provisions of "-- Asset Sales."

CERTAIN COVENANTS

  Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

     (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than (i) dividends or distributions payable solely in Qualified Equity Interests, or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary.

     (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any Restricted Subsidiary or any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

     (c) make any principal payment on, or repurchase, redeem, decease or otherwise acquire or retire for value, prior to the related scheduled principal payment, sinking fund payment or final maturity, any Subordinated Indebtedness; and

     (d) make any Investment (other than a Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

           (i) no Default or Event of Default has occurred and is continuing,

           (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," and

          (iii) the aggregate amount of all Restricted Payments made after the Closing Date does not exceed the sum of:

             (A) cumulative Consolidated EBITDA of the Company (or, if the cumulative Consolidated EBITDA for such period is a deficit, less 100% of such deficit) less 1.5 times cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) commencing on the first day of the fiscal quarter beginning after the date of the Indenture and ending on the last day of the most recent fiscal quarter for which financial statements have been made publicly available but in no event ending more than 135 days prior to the date of such determination; plus

             (B) 100% of the aggregate net cash proceeds received and retained by the Company from the issue or sale since the date of the Indenture of Qualified Equity Interests of the Company or of debt securities of the Company that have been converted into such Qualified Equity Interests (other than (i) Qualified Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, (ii) Disqualified Stock or debt securities that have been converted into Disqualified Stock and
        (iii) Qualified Equity Interests sold in the Common Stock Offering).

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

          (a) the payment of any dividend in cash or Qualified Equity Interests of the Company within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

          (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company;

          (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company;

          (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with such new Subordinated Indebtedness pursuant to clause (iv) of the definition of Permitted Indebtedness;

          (e) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock after the Closing Date does not exceed $1.0 million in any fiscal year; or

          (f) the making of any Investment (other than a Permitted Investment) in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company (other than Qualified Equity Interests sold in the Common Stock Offering); or

          (g) Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the Indenture (measured as of the date made and without giving effect to subsequent changes in value).

     The actions described in clauses (b), (c), (e), (f) and (g) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a) and (d) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.

     For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company. The amount of any Restricted Payment (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by a nationally recognized investment banking firm if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under "Certain Covenants -- Restricted Payments" were computed, together with a copy of any opinion or appraisal required by the Indenture.

     If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the fair market value of such Unrestricted Subsidiary or other Person at the time it becomes a Restricted Subsidiary and
(y) the initial amount of such Investment.

     If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, other than the redesignation of an Unrestricted Subsidiary or other Person as a Restricted Subsidiary), to the extent such net reduction is not included in the Company's Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

  Incurrence of Indebtedness and Issuance of Disqualified Stock

     The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company may incur Indebtedness and a Subsidiary Guarantor (other than SAH Acquisition II and its Restricted Subsidiaries) may incur Indebtedness, in each case if, after giving effect to such event, the Indebtedness to EBITDA Ratio would be less than
(i) 6.5 to 1.0, for any incurrence occurring through March 15, 2000, (ii) 6.25 to 1.0, for any incurrence occurring after March 15, 2000 and prior to March 15, 2002, or (iii) 6.0 to 1.0, for any incurrence occurring March 15, 2002 and thereafter.

     Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries (except as specified below) to, incur the following Indebtedness ("Permitted Indebtedness"):

             (i) Indebtedness of the Company or any Subsidiary Guarantor (other than SAH Acquisition II and its Restricted Subsidiaries) under a Senior Credit Facility in an aggregate principal amount (or accredited value, as applicable) at any time outstanding not to exceed $20.0 million less the aggregate amount of all Net Cash Proceeds for Assets Sales applied to permanently reduce such Indebtedness pursuant to the provisions of the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

           (ii) Indebtedness represented by the Notes and the Subsidiary Guarantees;

           (iii) Existing Indebtedness (other than Indebtedness referred to in clauses (i) and (ii) above);

           (iv) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause (ii) or (iii) above;

            (v) Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); provided, however, that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company's obligations under the Notes;

           (vi) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business; or

           (vii) the incurrence by the Company or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (whether or not incurred pursuant to Sale and Leaseback Transactions), mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction and improvement of property used in the business of the Company or such Restricted Subsidiary or any Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed $3.0 million at any one time outstanding.

  Liens

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (ii) in the case of any other Lien, the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, however, that no Lien shall at any time exist on any Collateral, other than (i) the Lien of the Trustee, for the benefit of the holder of Notes and (ii) a Lien in favor of the lenders under a Senior Credit Facility on the capital stock and assets of the Other Broadcast Subsidiaries and the accounts receivable, inventory and general intangibles of the Company (excluding from general intangibles any Collateral for the Notes), of the Company to secure Indebtedness under a Senior Credit Facility that is permitted under clause (i) of Permitted Indebtedness.

  SAH Acquisition II

     The Indenture and the articles of incorporation of SAH Acquisition II and each Subsidiary thereof will provide that, so long as any Note is outstanding:
(i) SAH Acquisition II and each Subsidiary thereof shall be a special purpose corporation, organized solely in order to acquire and own the assets of KCNS, WRAY and WOAC, including the FCC licenses, (ii) SAH Acquisition II and each Subsidiary thereof will not own any other assets or conduct any other business other than KCNS, WRAY and WOAC and assets related to the business thereof, (iii) SAH Acquisition II and each Subsidiary thereof will not, directly or indirectly, incur any Indebtedness except in respect of the Notes, (iv) SAH Acquisition II and each Subsidiary thereof will not create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset of SAH Acquisition II or any Subsidiary thereof except Liens in favor of the Trustee, for the benefit of the holders of Notes, and (v) SAH Acquisition II and each Subsidiary thereof will not be permitted to file for bankruptcy or similar provisions under state law. There can be no assurance regarding the enforceability of the provision described in clause (v) above.

  Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

          (i) applicable law;

          (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

          (iii) the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Closing Date, so long as such encumbrances or restrictions are no more restrictive than those contained in such agreement in effect on the Closing Date;

          (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; and

          (v) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired.

  Line of Business

     The Company will not, and will not permit any Restricted Subsidiary to, conduct a business other than a Permitted Line of Business.

  Limitation on Sale and Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if (i) the Company or such Restricted Subsidiary could have incurred (a) Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" and (b) a Lien to secure such Indebtedness pursuant to "-- Liens," (ii) the aggregate rent payable by the Company or such Restricted Subsidiary in respect of such Sale and Leaseback Transaction for the duration of the lease is not in excess of the fair market rental value of the property of assets leased pursuant to such Sale and Leaseback Transaction for the duration of the lease, and (iii) such Sale and Leaseback Transaction is treated as an Asset

Sale and the Company and the relevant Restricted Subsidiaries comply with "Repurchase at the Option of Holders -- Asset Sales."

  Merger, Consolidation or Sale of Assets

     The Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another Person or entity unless:

          (a) either (i) the Company is the surviving corporation or (ii) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company under the Notes, the Indenture and the Security and Pledge Agreement pursuant to a supplemental indenture and an addendum to the Security and Pledge Agreement in a form reasonably satisfactory to the Trustee;

          (b) immediately after giving effect to such transaction, and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

          (c) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of "-- Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (d) each Subsidiary Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Subsidiary Guarantee applies to the Surviving Entity's obligations under the Indenture and the Notes;

          (e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described above under the caption "-- Liens" are complied with;

          (f) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

          (g) the Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     The Indenture will provide that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless: (a) the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture in form and substance satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Notes.

  Transactions with Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company ("Interested Persons"), unless
(a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Closing Date involving aggregate payments in excess of $500,000, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $1.0 million (except in the case of the SATH Transaction), a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by a nationally recognized investment banking firm.

     The foregoing covenant will not restrict:

          (A) transactions among the Company and/or its Restricted Subsidiaries;

          (B) the Company from paying reasonable and customary regular compensation, fees and indemnification to directors of the Company or any wholly owned Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

          (C) loans or advances to employees in the ordinary course of business; and

          (D) Restricted Payments not prohibited by the covenant described under the caption "Certain Covenants -- Restricted Payments."

  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

     The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit
(i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law. The Indenture will provide for the execution of the Security and Pledge Agreement, pursuant to which the Capital Stock of Restricted Subsidiaries shall be pledged to secure the Notes.

  Payments for Consent

     The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly participate in the amendment of the Indenture, if there is paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Issuances of Guarantees by New Restricted Subsidiaries

     The Company will provide to the Trustee, on the date that any Person becomes a Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Restricted Subsidiary, providing for a guarantee on a senior basis by such new Restricted Subsidiary of the Company's obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture, provided that in the case of any new Restricted Subsidiary that becomes a Restricted Subsidiary through the acquisition of a majority of its voting Capital Stock by the Company or any other Restricted Subsidiary, such guarantee may be subordinated to the extent required by the obligations of such new Restricted Subsidiary existing on the date of such acquisition that were not incurred in contemplation of such acquisition. The obligations of the Subsidiary Guarantors under the Subsidiary Guarantees will be limited so as not to constitute a fraudulent conveyance under applicable law.

  Unrestricted Subsidiaries

     (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption "-- Restricted Payments,"
(iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results, and (vi) such Unrestricted Subsidiary has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is an executive officer of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may not designate any of its Subsidiaries existing as of the Closing Date or any successor to any of them as an Unrestricted Subsidiary and may not sell, transfer or otherwise dispose of any properties or assets of any such Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business.

     (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Stock" (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

  Reports

     Whether or not the Company is required to file reports with the Commission, the Company will file all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to
Section 13(a) or 15(d) under the Exchange Act. The Company will also be required
(a) to supply to the Trustee and each Holder, or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective Holder promptly upon written request.

EVENTS OF DEFAULT AND REMEDIES

     The following will be "Events of Default" under the Indenture:

          (a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

          (b) default in the payment of the principal of (or premium, if any, on) any Note when due (whether or not prohibited by the subordination provisions of the Indenture);

          (c) failure to perform or comply with the Indenture provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of
     Holders -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Disqualified Stock,"
     "-- Liens," "-- Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries" or "-- Merger, Consolidation or Sale of Assets;"

          (d) default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or in any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 30 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company or any Restricted Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $5.0 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or
     (ii) a default in any payment when due at final maturity of any such Indebtedness;

          (f) failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

          (g) any Subsidiary Guarantee ceases to be in full force and effect or is declared null and void or any such Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture);

          (h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Subsidiary; or

          (i) the Security and Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms other than in accordance with its terms, or the Company denies or disaffirms its obligations under the Security and Pledge Agreement or the obligations under the Security and Pledge Agreement cease to be secured by a perfected first priority security interest in that portion of the Collateral purported to be pledged as a first priority pledge under the Security and Pledge Agreement and a perfected second priority security interest in that portion of the Collateral purported to be pledged as a second priority pledge under the Security and Pledge Agreement (other than in accordance with its terms).

     If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders will, declare the principal of, and accrued interest on, all of the outstanding Notes immediately due and payable and the Trustee may (subject to FCC regulations, see "Risk Factors -- Risk of Inability to Effectively Realize Upon Security") enforce its Liens on any Collateral for the Notes pursuant to the Pledge Agreement or any other security document.

     If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes,
(B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

     No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Subsidiary Guarantees, as applicable, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants forth in the Indenture and described under "Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance: (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Modifications and amendments of the Indenture and any Subsidiary Guarantee may be made by the Company, any affected Subsidiary Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

          (b) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the covenant described under the covenant entitled "Repurchase at the Option of the Holders -- Asset Sales" or the obligation of the Company to make and consummate a Change of Control offer in the event of a Change of Control in accordance with the covenant entitled "Repurchase at the Option of the Holders -- Change of Control," including, in each case, amending, changing or modifying any definition relating thereto;

          (c) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

          (d) waive a default in the payment of principal of, or premium, if any, or interest on the Notes or reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

          (e) modify the ranking or priority of the Notes or the Subsidiary Guarantee of any Subsidiary Guarantor;

          (f) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the terms of the Indenture; or

          (g) release any Collateral from the Lien created by the Security and Pledge Agreement except in accordance with the terms thereof and the terms of the Indenture.

     The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture and the Pledge Agreement.

     Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or
(2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Defaults; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to further secure the Notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the Holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     PNC Bank, National Association, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the third succeeding paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one or more global notes. The global notes will be deposited on the Closing Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

  Certificated Notes

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of the Global Notes, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.


     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment


     The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearinghouse or next-day funds. In contrast, Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and/or the Security and Pledge Agreement without charge by writing to Shop at Home, Inc., 3100 West End Avenue, Suite 880, Nashville, Tennessee 37203,
Attention: George J. Phillips.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or becomes a Subsidiary or
(b) assumed in connection with the acquisition of assets from such Person.

     "Affiliate" means, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 5% or more of such specified person's Capital Stock or any executive officer or director of any such specified person or other person or, with respect to any natural person, any person having a relationship with such person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a "transfer") by the Company or any Restricted Subsidiary other than in the ordinary course of business and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company's Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $1.0 million or (y) for Net Cash Proceeds in excess of $1.0 million. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "-- Certain
Covenants -- Consolidation, Merger and Sale of Assets," (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) representing obsolete or permanently retired equipment and facilities or transfers or other dispositions of assets in which the Company or a Subsidiary Guarantor receives assets that
(A) are used or useful in a Permitted Line of Business and (B) have a value equal to the value of the assets so transferred or disposed of.

     "Attributable Debt" means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Authority" means any federal, state, municipal or local government or quasi-governmental agency or authority.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

     "Capital Stock" of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person's equity interest (however designated), whether now outstanding or issued after the Closing Date.

     "Capitalized Lease Obligation" means, with respect to any Person, an obligation incurred or assumed under or in connection with any capital lease of real or personal property that, in accordance with GAAP, has been recorded as a capitalized lease.

     "Casualty" with respect to any Collateral, means loss of, damage to or destruction of all or any part of such Collateral.

     "Change of Control" means the occurrence of any of the following events:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Company;

          (b) the Company, either individually or in conjunction with one or more Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties of the Company and the Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any person (other than the Company or a Restricted Subsidiary);

          (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

          (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Common Stock Offering" means the public offering of Common Stock of the Company scheduled to close on the Closing Date.

     "Condemnation" means any taking of the Collateral or any part thereof, in or by condemnation, expropriation or similar proceedings, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral, or any part thereof, by any Authority.

     "Condemnation Proceeds" means any awards, proceeds, payment or other compensation arising out of a Condemnation.

     "Consolidated EBITDA" means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (a) Consolidated Interest Expense for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary (to any Person other than the Company and its Restricted Subsidiaries), computed on a tax effected basis, plus
(c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; provided, however, that Consolidated Interest Expense will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the Consolidated Interest Expense of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and
(e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and less to the extent included in calculating such stockholders' equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors, to make a finding or otherwise take action under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Disqualified Stock" means any class or series of Capit of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the date that is six months after the final Stated Maturity of the Notes, (ii) is redeemable at the option of the Holder thereof, at any time prior to such date or (iii) at the option of the Holder thereof is convertible into or exchangeable for debt securities at any time prior to such date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving Holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the Holders of such Capital Stock than the provisions contained in the covenants described under the captions "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales" described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the provisions contained in the covenants described under the captions "Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Indebtedness" means the Indebtedness of the Company and its Restricted Subsidiaries (other than the Notes, the Subsidiary Guarantees or Indebtedness under a Senior Credit Facility) outstanding on the date of the Indenture and listed on a schedule to the Indenture, until such amounts are repaid.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Closing Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.

     "Holder" means the Person in whose name a Note is, at the time of determination, registered on the Registrar's books.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the attributable value of every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such Person under or in respect of Hedging Obligations, and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.

     "Indebtedness to EBITDA Ratio" means, with respect to any date, the ratio of (a) the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries as of such date on a consolidated basis, plus the aggregate liquidation preference or redemption amount of all outstanding Disqualified Stock of the Company and its Subsidiaries as of such date (excluding any such Disqualified Stock held by the Company of a Wholly Owned Subsidiary), to (b) Consolidated EBITDA for the four most recent full fiscal quarters ending immediately prior to such date for which financial statements have been made publicly available (but in no event ending more than 135 days prior to the date of determination), determined on a pro forma basis after giving effect to each acquisition or disposition of assets made by the Company and its Subsidiaries, outside of the ordinary course of business, from the beginning of such four-quarter period through such date as if such acquisition or disposition had occurred at the beginning of such four-quarter period.

     "Insurance Proceeds" mean any payment, proceeds or other amounts received at any time under any insurance policy as compensation in respect of a Casualty provided, that business interruption insurance proceeds shall not constitute Insurance Proceeds.

     "Investment" in any Person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment in such Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (ii) acquisitions of assets, equity interests or other securities of other Persons for consideration consisting solely of Common Stock of the Company.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Loss Event" means a Condemnation or Casualty involving an actual or constructive total loss or agreed or compromised actual or constructive total loss of all or substantially all of any Collateral, except where the Company reasonably concludes that restoration of such Collateral can be made in accordance with this Indenture and elects to do so in an Officers' Certificate delivered to the Trustee within 90 days of the relevant Condemnation or Casualty.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale,
(d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.


     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.


     "Other Broadcast Subsidiaries" means MFP, Inc., the owner and operator of WMFP(TV) in Boston and Urban Broadcasting Systems, Inc., the owner and operator of KZJL(TV) in Houston.


     "Other Subsidiaries" means any Subsidiary of the Company other than SAH Acquisition II.

     "Permitted Investments" means any of the following:

          (a) Investments in (i) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) U.S. dollar denominated (or fully hedged foreign currency) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000 or any bank (an "Approved Lender") whose short term commercial paper rating from Standard & Poor's Ratings Group is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. is at least P-1 or the equivalent thereof; (iii) any shares of money market mutual or similar funds having assets in excess of $500,000,000 which are invested in instruments of the kind described in clauses (i), (ii) and (iv) hereof; and (iv) commercial paper with a maturity of one year or less issued by an Approved Lender that not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating
     (A) from Moody's Investors Service, Inc. of at least P-2 or (B) from Standard & Poor's Ratings Group of at least A-2;

          (b) Investments by the Company or any Wholly Owned Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary that is a Subsidiary Guarantor or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary that is a Subsidiary Guarantor;

          (c) Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary;

          (d) Investments in existence on the Closing Date; and

          (e) promissory notes or other evidence of Indebtedness received as a result of Asset Sales permitted under the covenant entitled "Repurchase at the Option of Holders -- Asset Sales."

     "Permitted Liens" means (i) Liens on the capital stock of the Other Broadcast Subsidiaries and the accounts receivable, inventory and general intangibles of the Company (excluding from general intangibles any Collateral for the Notes), of the Company securing Indebtedness under a Senior Credit Facility in principal amount not to exceed $20.0 million at any one time outstanding; (ii) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or a Wholly-Owned Restricted Subsidiary; (iii) Liens securing the Notes or any Subsidiary Guarantee; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (vii) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired with such Indebtedness; (viii) Liens existing on the date of the Indenture; and (ix) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses
(i), (iv) and (v); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

     "Permitted Line of Business" means the businesses of: (i) the selling of goods and merchandise by electronic media, including television broadcasting, use of the internet and by telephone, (ii) the operation of commercial broadcast television stations and the sale of broadcast time thereon; (iii) the selling of goods and merchandise by means of printed media, such as magazine and catalogues; (iv) the manufacture, production and sale of sports trading cards; and (v) the private branding or contract manufacture of products sold by the Company by means of any of the foregoing.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accredit value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accredit value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus the lesser of the amount of any premium required to be paid in connection with such refinancings pursuant to the terms of such indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which a person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "Security and Pledge Agreement" means the agreement, dated the Closing Date, among the Company, certain among the Company, certain Subsidiary Guarantors and the Trustee, relating to the Collateral.

     "SATH Transaction" means of the Company in exchange for payments to Partner-SATH, L.L.C. or members thereof in an amount not to exceed $6.5 million the acquisition fo the new Facility.

     "Senior Credit Facility" means any senior credit facility of the Company or any Restricted Subsidiary with one or more banks or other commercial financial institutions, and any amendments, renewals, replacements or modifications, thereof.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Subsidiary Guarantees issued by such Subsidiary Guarantor, as the case may be.

     "Subsidiary" means any Person if Voting Stock representing a majority of the voting power of the Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

     "Subsidiary Guarantors" means, collectively, all Restricted Subsidiaries that are incorporated in the United States or a State thereof or the District of Columbia; provided that any Person that becomes an Unrestricted Subsidiary in compliance with the "Restricted Payments" covenant shall not be included in "Subsidiary Guarantors" after becoming an Unrestricted Subsidiary.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the Holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Weighted Average Life" means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or shares of Foreign Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     The Indenture permits the Company to incur indebtedness under one or more Senior Credit Facilities up to an aggregate principal amount of $20.0 million.

     The Company and one of its Restricted Subsidiaries, MFP, Inc., are parties to a working capital facility with a commercial bank pursuant to which MFP, Inc. may borrow up to $5.0 million. The Company has guaranteed the indebtedness of MFP, Inc. The working capital facility constitutes a portion of the Senior Credit Facility permitted under the Indenture. The working capital facility is secured by a first priority lien on substantially all of the assets of MFP, Inc., the capital stock of MFP, Inc. and the accounts receivable, inventory and general intangibles of the Company (excluding from general intangibles any Collateral for the Notes). The current outstanding principal balance of the working capital facility is approximately $3.0 million, which amount will be repaid with the proceeds of the Offering.

     The working capital facility contains certain covenants and agreements of the Company and MFP, Inc., including without limitation, financial covenants, limits on incurrence of additional indebtedness, limits on liens, limits on acquisitions, asset sales, sale leasebacks, mergers or consolidations, limits on acquisitions, limits on repayments or prepayments of other indebtedness, limits on changes of control and other covenants and agreements. Certain of the covenants and agreements contained in the working capital facility are more restrictive than those of the Indenture. The Company may enter into one or more Senior Credit Facilities subsequent to the Closing Date for the Notes, which facilities may contain covenants and agreements similar, or in addition, to those of the current working capital facility, including covenants more restrictive than those of the Indenture.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's charter currently authorizes the issuance of 30,000,000 shares of common stock, par value $.0025 per share ("Common Stock"), and 1,000,000 shares of preferred stock, par value $10.00 ("Preferred Stock").

COMMON STOCK


     As of December 31, 1997, 11,742,991 shares of the Company's Common Stock were outstanding and held of record by approximately 688 shareholders. Shares of Common Stock may be issued at such time or times and for such consideration (but not less than par value) as the Board of Directors of the Company deems advisable, subject to limitations set forth in the laws of the State of Tennessee, or the Company's charter or bylaws. Holders of Common Stock are not entitled to preemptive or other subscription rights, and are not subject to assessment or further call. Each share of Common Stock is entitled to one vote on all matters on which holders of common stock are entitled to vote. Holders of Common Stock are not entitled to convert the shares to any other securities of the Company. Holders of the Common Stock are entitled to receive such dividends as may be declared, from time to time, by the Board of Directors of the Company out of funds legally available therefor. The Company has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on the Common Stock. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, holders of Common Stock are entitled to receive ratably in proportion to the number of shares held, those amounts or assets available after payment or provision for payment of amounts due to holders of any outstanding Preferred Stock and of all indebtedness or other liabilities to any other person.

     The Board of Directors proposed adoption by the shareholders of the Company at its annual meeting to be held on March 6, 1998, of an amendment to the charter of the Company to authorize the Board of Directors to implement a 1-for-2 reverse stock split. The Board had assessed that a reverse stock split could facilitate a listing of the Company on the Nasdaq National Market (among the listing criteria is a $5.00 per share stock price). However, the Board has determined not to proceed with the amendment and has acted to withdraw the proposed amendment due to the potential disadvantages, including a possible reduction in the liquidity of the stock. The Board may consider a listing on the Nasdaq National Market in the future when and if the Company achieves the required listing criteria.

     The Board of Directors has proposed adoption by the shareholders of the Company at its annual meeting to be held on March 6, 1998, an amendment to the charter of the Company to authorize the issuance of 30,000,000 shares of Non-Voting Common Stock, par value $.0025 per share. The shares of Non-Voting Common Stock would have the same preferences, limitations and relative rights as the Company's voting Common Stock, except that the shares of Non-Voting Common Stock have no voting rights, unless indefeasibly granted by statute. The Board of Directors has no current plans to issue shares of Non-Voting Common Stock, and the charter amendment is intended to provide flexibility to the Company with respect to its consideration in the future of the issuance of additional capital stock.

PREFERRED STOCK

     Under the terms of the Company's charter, the Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series, and to fix the number, designation, preferences, limitations and relative rights of the shares of such series, without the further vote or action of the shareholders. The Company's Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company will not offer shares of Preferred Stock to any of its affiliates except on the same terms as it is offered to all other existing and new shareholders, unless the issuance is approved by a majority of the Company's disinterested independent directors who have access, at the Company's expense, to the Company's legal counsel or independent legal counsel. The bylaws of the Company provide that the Company will not offer Preferred Stock to affiliates of the Company except on the same terms as the Preferred Stock is offered to all other existing shareholders or new shareholders, unless the issuance is approved by a majority of the Company's disinterested independent directors who have access, at the Company's expense, to the Company's legal counsel or independent legal counsel.


     At December 31, 1997, there were 137,943 shares of Series A Preferred Stock ("Series A Preferred Stock"), par value $10.00 per share, outstanding and held by approximately 37 shareholders of record. The Series A Preferred Stock ranks ahead of the Common Stock with respect to dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation. Holders of shares of Series A Preferred Stock are not entitled to preemptive rights with respect to any shares or other securities of the Company which may be issued, and such shares are not subject to assessment.

     Holders of Series A Preferred Stock are entitled to receive, but only when, as and if declared by the Board of Directors of the Company, cash dividends at the rate of 1% per annum of par value per share (i.e., $.10 per share per annum). Dividends on each share of Series A Preferred Stock accrue and are cumulative. No dividends may be paid or declared on any Common Stock, or any other series of Preferred Stock at the time outstanding, unless dividends properly accumulated in respect to the Series A Preferred Stock and all other series of Preferred Stock senior to or on a parity therewith for all prior dividend periods shall have been paid or declared and set apart for payment. In the event that full cumulative dividends on the Series A Preferred Stock shall not have been declared and paid when due, or set apart for payment, then, until such aggregate deficiency shall have been declared and paid, or set apart for payment, the Company may not (A) declare or pay any dividends or make other distributions on the Common Stock other than (i) dividends payable in shares of Common Stock or other stock of the Company junior to the Series A Preferred Stock ("Junior Stock") or (ii) options, warrants or rights to subscribe for or purchase shares of Common Stock or Junior Stock or (B) purchase, redeem or otherwise acquire (i) any share of Common Stock or Junior Stock or (ii) any other shares of capital stock of the Company ranking on a parity with the Series A Preferred Stock, except by conversion into or exchange for Common Stock or Junior Stock.

     In the event of a liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, before any distributions to the holders of Common Stock or any Junior Stock, an amount equal to $10.00 per share, plus dividends accrued and unpaid. After receipt of this amount, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distributions of the assets of the Company. For these purposes, a sale of substantially all of the assets of the Company to a third party, or the consummation by the Company or its shareholders of any transaction with any single purchaser whereby a change in control of more than fifty (50%) of the issued and outstanding shares of Common Stock of the Company occurs, will be considered a liquidation, dissolution and winding up of the Company entitling the holders of Series A Preferred Stock to such payment.

     So long as Series A Preferred Stock remains outstanding, the Company may not issue any capital stock, including Preferred Stock of any series, that ranks senior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up. At any time after February 28, 2000, any holder of any shares of Series A Preferred Stock may require the Company to redeem all or any portion of the Series A Preferred Stock, for a redemption price per share of $10.00 plus accrued and unpaid dividends. The Series A Preferred Stock is convertible at any time into shares of Common Stock at a ratio of 1.00 share of Common Stock for
1.00 share of Series A Preferred Stock.

     Except as provided in the following sentence or as expressly required by applicable law, the holders of Series A Preferred Stock are not entitled to vote. So long as any shares of Series A Preferred Stock remain outstanding, the affirmative consent of the holders of a majority of the shares of Series A Preferred Stock outstanding (voting separately as a class) shall be necessary to permit (i) the authorization, creation or issuance of a new class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A Preferred Stock, or any increase in the number of authorized shares of any class of capital stock or series of Preferred Stock having rights, preferences or privileges senior to the Series A

Preferred Stock, or (ii) the amendment of any provision of the Company's charter which would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock.


OPTIONS AND WARRANTS

     As of February 18, 1998, the Company had issued and outstanding options and warrants to the following persons:

     - Kent E. Lillie, President and CEO of the Company, currently holds options to purchase 765,000 shares of Common Stock, of which options for 315,000 shares are currently exercisable. Of these 315,000 shares, 100,000 may be purchased at $1.00 per share, 210,000 at $2.875 per share, and 5,000 at $3.75 per share.

     - Other employees of the Company have been issued options for a total of 958,100 shares of Common Stock, of which options for 174,100 shares are currently exercisable. Each of these options was issued at the market price of the Common Stock on the date the option was issued or repriced.

     - Directors of the Company, not including Mr. Lillie, have been issued options to purchase 75,000 shares of Common Stock, all of which are currently exercisable. Of these 75,000 shares, 50,000 are exercisable at $2.875 per share and 25,000 at $3.75 per share.

     - A vendor of the Company has been issued an option to purchase 600,000 shares of Common Stock, all of which are currently exercisable at a price of $2.50 per share.

     - A consultant for the Company has been issued an option to purchase 30,000 shares, of which 20,000 shares are currently exercisable at a price of $1.00 per share.

     - The Company has issued warrants to purchase a total of 3,000,000 shares of Common Stock at a price of $1.135 per share, all of which are currently exercisable. The exercise price of these warrants increases by 13.5% per annum for each year that they are not exercised. Of the warrants, J.D. Clinton and his affiliates hold warrants to purchase a total of 2,192,500 shares.

The exercise of all of the above options and warrants would result in the issuance of a total of 5,428,100 shares of Common Stock, of which a total of 4,184,100 shares could be issued under rights that are currently exercisable. In addition, of these rights to acquire 4,184,100 shares of Common Stock, options and warrants for a total of 4,154,100 shares are currently exercisable at prices below $3.50.

     Of the total number of options issued to employees, options for a total of 758,100 shares were issued as qualified incentive options under the Company's Omnibus Stock Incentive Plan. Assuming the exercise of all options and warrants, but excluding from the calculation the qualified options, and assuming the issuance of 10,000,000 shares as a result of the Common Stock Offering, the remaining options and warrants, if fully exercised, would represent 17.1% of the issued and outstanding shares of the Company (16.3% if the Over-allotment Option is fully exercised).

     Of the foregoing options and warrants, options and warrants to purchase a total of 3,950,000 shares of Common Stock may have exercise prices that were less than 85% of the fair market value of the Company's underlying shares of Common Stock on the date of grant. These options and warrants include an option issued to Kent E. Lillie at the date of his employment with the Company in September 1993 for 500,000 shares at $1.00 per share, and an option issued to another executive officer of the Company in October 1993 for 100,000 shares at $1.00 per share. In addition, the Company issued warrants between June and October 1993 for 3,300,000 shares having an exercise price of $1.00 per share. In June 1994, the Company issued an option to a consultant for 50,000 shares issued $1.00 per share. Of the foregoing, warrants and options to purchase an aggregate of 700,000 shares of Common Stock have been exercised.

     Beginning in June 1995, the Common Stock of the Company has been reported on the Nasdaq SmallCap Market. Prior to that date, the Common Stock was traded in the over-the-counter market. Although the above options and warrants were issued at less than 85% of the then published bid and ask quotations for the Common Stock, given the amount of Common Stock involved, the size, financial condition and lack of profitable operations of the Company at the time and the fact that the transactions were private issuances of unregistered securities, the actual fair market value of the Common Stock is difficult to ascertain with any degree of certainty, and the exercise prices of these warrants and options may have exceeded the actual fair market value of the Common Stock.

     The bylaws of the Company now provide that the Board of Directors will not issue any additional warrants or options having an exercise price of less than 85% of the fair market value of the underlying securities on the date of grant.

APPLICATION OF CERTAIN TENNESSEE TAKEOVER STATUTES

     Under the Tennessee Business Combination Act, T.C.A. Sections 48-103-201 et seq., Tennessee "resident domestic corporations" may not enter into a "business combination" with an "interested shareholder" until the expiration of a five-year period after the person becomes an interested shareholder. Under the definitions set out in the statute, the Company is a "resident domestic corporation." "Business combination" generally refers to a merger, share exchange, sale of substantially all of the assets of a corporation, certain issuances of securities, adoption of a plan of liquidation, and certain loan transactions. An "interested shareholder" is generally defined to include a person who owns, directly or indirectly, 10% or more of the stock of the corporation. The five-year limitation is not applicable if the shareholder's becoming an interested shareholder is approved by the board of directors of the resident domestic corporation prior to the stock acquisition date or a specific exemption is applicable. One of the exemptions provides that the shareholders of the corporation can vote to provide that the statute is not applicable to the corporation, but the action is not effective until two years after the shareholder vote.

     In 1989, the United States Court of Appeals in Tyson Foods, Inc. v. McReynolds, ruled that this statute was unconstitutional when applied to a corporation not organized under Tennessee law, but which had substantial nexus to Tennessee.

     The Department of Corporations of the State of California (the "Department") has advised the Company that the provisions of the above statute are inconsistent with the Department's shareholder democracy standards. As a condition to the registration of the securities covered by the Offerings in California, the Department has requested that the Company take whatever actions are necessary to no longer be subject to the above law. The Board of Directors of the Company determined in February 1998 to conform with the request of the State of California by submitting to the Company's shareholders at the next annual meeting a proposal that the statute be made inapplicable to the Company. The Board intends to recommend that the shareholders approve such action.

     The Tennessee Control Share Act, T.C.A. Sections 48-103-301 et seq., generally provides that any person who acquires control shares of a corporation may have voting rights only if such rights are approved by the shareholders at an annual or special meeting. "Control shares," for purposes of the statute, include various thresholds of ownership, beginning at 20%. This statute, however, is not applicable to a corporation unless its charter or bylaws contain an express declaration that control shares are governed by the statute. The Company's charter and bylaws do not contain such a declaration. The Department has indicated that it also considers this statute to be inconsistent with its shareholder democracy standards.

MARKET INFORMATION

     The Common Stock is currently listed on the Nasdaq SmallCap Market under the trading symbol "SATH." The range of high and low bid quotations for the Company's Common Stock reported by fiscal quarters during the two most recent fiscal years and for the quarter ended December 31, 1997, reported by the Nasdaq SmallCap Market is shown below.


PERIOD                                                        HIGH BID    LOW BID
------                                                        --------    -------
07/01/95 -- 09/30/95........................................   $3.00       $2.63
10/01/95 -- 12/31/95........................................    5.19        2.38
01/01/96 -- 03/31/96........................................    3.25        2.00
04/01/96 -- 06/30/96........................................    3.88        2.94
07/01/96 -- 09/30/96........................................    4.06        3.25
10/01/96 -- 12/31/96........................................    3.75        2.50
01/01/97 -- 03/31/97........................................    3.38        2.38
04/01/97 -- 06/30/97........................................    3.56        2.25
07/01/97 -- 09/30/97........................................    4.12        2.50
10/01/97 -- 12/31/97........................................    4.69        3.63

PAYMENT OF DIVIDENDS

     Since the Company's inception in 1986, the Company has paid no dividends with respect to its Common Stock. It is reasonable to project that the Company intends to retain earnings to finance the growth and development of the Company's business and does not expect to pay any cash dividends on its Common Stock in the foreseeable future.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, Denver, Colorado.

                                  UNDERWRITING


     Subject to the terms and conditions contained in an Underwriting Agreement
dated March   , 1998 (the "Underwriting Agreement") between the Company and the
Underwriters, the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, the following respective aggregate principal amounts of the Notes at the public offering price, less underwriting discounts and commissions, set forth on the cover page of this Prospectus.

                                                              PRINCIPAL
                                                               AMOUNT
                        UNDERWRITER                           OF NOTES
                        -----------                           ---------
NationsBanc Montgomery Securities LLC.......................  $
Friedman, Billings, Ramsey & Co., Inc. .....................
                                                              --------
          Total.............................................  $
                                                              ========

     The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters are to purchase all of the Notes if any are purchased. The Company and the Underwriters have also entered into a separate underwriting agreement that provides that, subject to the terms and conditions set forth therein, the Underwriters are obligated to purchase all of the shares of Common Stock in the Common Stock Offering if any are purchased.

     The Underwriters propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not in excess of      % of
the principal amount of the Notes. The Underwriters may allow, and such dealers
may re-allow, a concession not in excess of      % of the principal amount of
the Notes on sales to certain other dealers. The offering of the Notes is made for delivery when, as and if accepted by the Underwriters and is subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of the Notes. After the initial public offering of the Notes, the public offering price and other selling terms may be changed by the Underwriters.

     There currently is no existing trading market for the Notes, and although the Underwriters have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and any such market making may be discontinued at any time, without notice, in the sole discretion of the Underwriters. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the Notes. The Senior Secured Notes are not listed on a national securities exchange or authorized for trading on the Nasdaq Stock Market. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Senior Secured Notes.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce an offering of, any debt securities issued or guaranteed by the Company (other than the Senior Notes) for a period of 180 days from the consummation of the Offering without the prior written consent of the Underwriters.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     FBR has filed a proof of claim in the Bankruptcy Proceeding of Global in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. FBR has also filed a proof of claim for an acquisition fee to be owed by the bankruptcy estate to FBR in the amount of 1.75% of the proceeds of the sale under the Asset Purchase Agreement if the sale is completed. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately $35 million in unpaid principal plus accrued interest, fees and penalties. In connection with the resolution of the Bankruptcy Proceeding, FBR and the bridge lenders may be paid in whole or in part on their claims against Global. See "Business -- Recent Development."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The legality of the Notes Offering will be passed upon for the Company by Wyatt, Tarrant & Combs, Nashville, Tennessee. Charles W. Bone, a partner of Wyatt, Tarrant & Combs, is the beneficial owner of warrants issued by the Company under which he has the right to purchase a total of 82,500 shares of Common Stock of the Company at a current exercise price of $1.135. Certain legal matters relating to the Notes Offering will be passed upon for the Underwriters by Jenkens & Gilchrist, a Professional Corporation, Washington, D.C. and Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated balance sheets as of June 30, 1996 and 1997 and December 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, and the six months ended December 31, 1997, included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Offerings. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Offerings, reference is made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, if such contract or documents is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified an all respects by such reference to such exhibit. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.


     All such information referred to above is available for inspection at the public reference facilities of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, NW, Washington, DC 20549. Such material is also available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The SEC maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file documents electronically with the SEC. The Registration Statement, including all exhibits thereto and amendments thereof, is available on this World Wide Web site. The Common Stock is listed and traded on the Nasdaq SmallCap Market under the symbol "SATH."

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE(S)
                                                              -------
Report of Independent Accountants...........................    F-2
Consolidated Balance Sheets at June 30, 1996 and 1997 and
  December 31, 1997.........................................    F-3
Consolidated Statements of Operations for the years ended
  June 30, 1995, 1996 and 1997 and the six months ended
  December 31, 1996 (unaudited) and 1997....................    F-4
Consolidated Statements of Stockholders' Equity for the
  years ended June 30, 1995, 1996 and 1997 and the six
  months ended December 31, 1997............................    F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1995, 1996 and 1997 and the six months ended
  December 31, 1996 (unaudited) and 1997....................    F-6
Notes to Consolidated Financial Statements..................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Shop at Home, Inc.

     We have audited the accompanying consolidated balance sheets of Shop at Home, Inc. and Subsidiaries as of June 30, 1996 and 1997 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997 and the six months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shop at Home, Inc. and Subsidiaries as of June 30, 1996 and 1997 and December 31, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 and the six months ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Knoxville, Tennessee
February 18, 1998

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                  JUNE 30,
                                                          -------------------------   DECEMBER 31,
                                                             1996          1997           1997
                                                          -----------   -----------   ------------
                                              ASSETS
Current assets:
  Cash and cash equivalents.............................  $ 1,914,759   $ 5,077,641   $   532,463
  Accounts receivable -- trade..........................      380,077     3,292,925     5,857,554
  Accounts receivable -- related parties................        7,680         3,000            --
  Inventories...........................................    2,611,142     3,262,080     4,105,171
  Prepaid expenses......................................      279,505       458,243     1,363,696
  Deferred tax assets...................................       80,000     1,342,450     1,350,747
                                                          -----------   -----------   -----------
          Total current assets..........................    5,273,163    13,436,339    13,209,631
Note receivable -- related party, net of unamortized
  discount of $160,000..................................           --            --       640,000
Property and equipment, net.............................    3,470,226     4,433,767     4,748,097
FCC and NFL licenses, net...............................   10,516,041    13,423,182    13,042,102
Goodwill, net...........................................      605,154     1,989,529     2,590,023
Deposit on proposed acquisition.........................           --            --     3,963,750
Other assets............................................      422,086     1,127,493       779,043
                                                          -----------   -----------   -----------
          Total assets..................................  $20,286,670   $34,410,310   $38,972,646
                                                          ===========   ===========   ===========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion -- capital leases.....................  $   109,444   $   171,498   $   231,122
  Current portion of long-term debt.....................      741,262     2,279,833     2,033,564
  Accounts payable -- trade.............................    3,201,320     6,821,654     9,068,642
  Accounts payable -- related party.....................      449,550       631,621       518,167
  Credit due to customers...............................    1,100,120     3,121,503     2,743,530
  Other payables and accrued expenses...................    1,865,806     4,944,050     3,674,037
  Deferred revenue......................................    1,512,291       107,619        67,114
                                                          -----------   -----------   -----------
          Total current liabilities.....................    8,979,793    18,077,778    18,336,176
Long-term liabilities:
  Capital leases, less current portion..................       53,649       305,666       396,436
  Long-term debt, less current portion..................    5,669,063     7,216,465     8,195,768
  Deferred income taxes.................................    2,082,336     3,613,410     3,913,329
Redeemable preferred stock; $10 par value, 1,000,000
  shares authorized, 137,943 issued and outstanding in
  1996 and 1997, respectively...........................    1,393,430     1,393,430     1,393,430
COMMITMENTS (Notes 5, 6, 9, 11, 17 and 21)
Stockholders' equity:
  Common stock; $.0025 par value, 30,000,000 shares
     authorized, 10,575,255 and 10,714,414 shares issued
     at June 30, 1996 and 1997, respectively; 11,742,991
     at December 31, 1997...............................       26,438        26,786        29,357
  Additional paid-in capital............................    9,927,787    10,066,555    11,874,499
  Accumulated deficit...................................   (7,845,826)   (6,289,780)   (5,166,349)
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' equity....  $20,286,670   $34,410,310   $38,972,646
                                                          ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS ENDED
                                           YEARS ENDED JUNE 30,                   DECEMBER 31,
                                  ---------------------------------------   -------------------------
                                     1995          1996          1997          1996          1997
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)
Net sales.......................  $26,787,013   $40,016,114   $67,817,460   $29,796,266   $43,421,074
Cost of sales...................   17,120,791    24,516,348    40,626,134    18,146,218    25,244,184
                                  -----------   -----------   -----------   -----------   -----------
          Gross profit..........    9,666,222    15,499,766    27,191,326    11,650,048    18,176,890
                                  -----------   -----------   -----------   -----------   -----------
Other operating income..........      189,000       659,461     1,014,888       456,819       563,585
                                  -----------   -----------   -----------   -----------   -----------
Operating expenses:
  Promotion and advertising
     costs......................      269,420       241,170       468,255       223,631       316,396
  Salaries and wages............    3,356,624     4,112,858     5,564,089     2,701,381     3,521,648
  Transponder and cable
     charges....................    3,226,481     6,024,743    12,118,305     5,027,469     8,082,360
  Other general operating and
     administrative expenses....    3,639,749     5,673,540     6,675,322     2,802,015     4,239,133
  Depreciation and
     amortization...............      517,523       877,861     1,056,492       415,396       779,696
                                  -----------   -----------   -----------   -----------   -----------
          Total operating
            expenses............   11,009,797    16,930,172    25,882,463    11,169,892    16,939,233
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) from operations...   (1,154,575)     (770,945)    2,323,751       936,975     1,801,242
                                  -----------   -----------   -----------   -----------   -----------
Other income (expense):
  Interest, net.................     (216,486)     (794,558)   (1,079,529)     (388,504)     (454,985)
  Miscellaneous.................       89,072        56,637       231,824        67,958       478,767
                                  -----------   -----------   -----------   -----------   -----------
          Total other income
            (expense)...........     (127,414)     (737,921)     (847,705)     (320,546)       23,782
                                  -----------   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes.........................   (1,281,989)   (1,508,866)    1,476,046       616,429     1,825,024
Income tax expense (benefit)....           --      (103,394)      (80,000)      (10,000)      701,593
                                  -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $(1,281,989)  $(1,405,472)  $ 1,556,046   $   626,429   $ 1,123,431
                                  ===========   ===========   ===========   ===========   ===========
Basic earnings (loss) per
  share.........................  $     (0.14)  $     (0.14)  $      0.14   $      0.06   $      0.10
                                  ===========   ===========   ===========   ===========   ===========
Diluted earnings (loss) per
  share.........................  $     (0.14)  $     (0.14)  $      0.12   $      0.05   $      0.08
                                  ===========   ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1997

                                                                       ADDITIONAL
                                                             COMMON      PAID-IN     ACCUMULATED
                                                              STOCK      CAPITAL       DEFICIT
                                                             -------   -----------   -----------
Balance, June 30, 1994 (8,904,118 shares)..................  $22,260   $ 5,883,682   $(5,158,365)
  Issuance of common stock (389,215 shares)................      973       999,027            --
  Retirement of treasury stock.............................     (115)      (40,135)           --
  Issuance of common stock (896,747 shares)................    2,242     2,097,758            --
  Preferred stock dividend accrued (46,000 shares).........       --        (5,000)           --
  Net loss.................................................       --            --    (1,281,989)
                                                             -------   -----------   -----------
Balance, June 30, 1995 (10,144,080 shares).................   25,360     8,935,332    (6,440,354)
  Issuance of common stock in connection with financing
     (100,000 shares)......................................      250       249,750            --
  Issuance of common stock in connection with conversion of
     preferred stock (2,000 shares)........................        5        20,565            --
  Exercise of employee stock options (126,000 shares)......      315       127,125            --
  Issuance of common stock in payment of payable
     obligations (203,175 shares)..........................      508       609,015            --
  Preferred stock dividend accrued.........................       --       (14,000)           --
  Net loss.................................................       --            --    (1,405,472)
                                                             -------   -----------   -----------
Balance, June 30, 1996 (10,575,255 shares).................   26,438     9,927,787    (7,845,826)
  Exercise of stock options (100,000 shares)...............      250        99,750            --
  Exercise of employee stock options (20,000 shares).......       50        19,950            --
  Issuance of common stock in payment of payable
     obligations (19,159 shares)...........................       48        33,068            --
  Preferred stock dividend accrued.........................       --       (14,000)           --
  Net income...............................................       --            --     1,556,046
                                                             -------   -----------   -----------
Balance, June 30, 1997 (10,714,414 shares).................   26,786    10,066,555    (6,289,780)
  Exercise of stock warrants (200,000 shares)..............      500       226,500            --
  Exercise of employee stock options (384,400 shares)......      961       391,689            --
  Issuance of common stock in payment of a note (444,177
     shares)...............................................    1,110     1,189,755            --
  Net income...............................................       --            --     1,123,431
                                                             -------   -----------   -----------
Balance, December 31, 1997 (11,742,991 shares).............  $29,357   $11,874,499   $(5,166,349)
                                                             =======   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                SIX MONTHS ENDED
                                                           YEARS ENDED JUNE 30,                   DECEMBER 31,
                                                  ---------------------------------------   -------------------------
                                                     1995          1996          1997          1996          1997
                                                  -----------   -----------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).............................  $(1,281,989)  $(1,405,472)  $ 1,556,046   $   626,429   $ 1,123,431
  Noncash expenses included in net income
    (loss):
    Depreciation and amortization...............      517,523       877,861     1,056,492       415,396       779,690
    Loss on sale of equipment...................           --        19,165         3,053            --            --
    Deferred income taxes.......................           --      (103,394)      (80,000)      (10,000)      291,622
    Change in provision for inventory
      obsolescence..............................           --       (88,122)           --            --            --
    Provision for bad debt......................           --            --        18,800            --       230,826
    Changes in current and noncurrent items:
      Accounts receivable.......................      (38,135)      119,409    (2,926,968)     (156,389)   (3,073,022)
      Inventories...............................     (110,577)     (230,024)     (650,938)     (287,941)   (1,011,737)
      Prepaid expenses and other assets.........      102,563      (197,019)     (241,321)      (79,153)     (204,217)
      Accounts payable and accrued expenses.....    2,759,182       805,455     8,914,889     3,277,295       485,549
      Deferred revenue..........................       (5,888)    1,016,954    (1,404,672)   (1,437,436)      (40,505)
                                                  -----------   -----------   -----------   -----------   -----------
      Net cash provided (used) by operations....    1,942,679       814,813     6,245,381     2,348,201    (1,418,363)
                                                  -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Related party note receivable.................           --            --            --            --      (800,000)
  Cash payment for acquisitions.................   (1,289,072)           --    (1,838,360)           --       (50,702)
  Purchase of equipment.........................   (2,370,582)     (507,494)   (1,056,581)     (534,139)     (487,610)
  Proceeds from sale of equipment...............           --       400,000            --            --            --
  Other assets..................................           --            --    (1,856,744)      (84,071)     (334,452)
  Payment of deposit on proposed acquisition....           --            --            --            --    (3,963,750)
  FCC licenses..................................           --       (38,000)           --            --            --
                                                  -----------   -----------   -----------   -----------   -----------
      Net cash used by investing activities.....   (3,659,654)     (145,494)   (4,751,685)     (618,210)   (5,636,514)
                                                  -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Payment of dividends..........................           --            --       (13,742)           --            --
  Exercise of stock options and warrants........           --       127,440       120,000        20,000       619,650
  Repayments of debt............................     (662,115)     (985,851)   (1,233,467)     (420,689)   (1,109,951)
  Additional long-term debt.....................    1,620,488     2,056,380     2,919,440            --     3,000,000
  Capital lease payments........................     (114,278)     (154,675)     (123,045)           --            --
                                                  -----------   -----------   -----------   -----------   -----------
      Net cash provided (used) by financing
        activities..............................      844,095     1,043,294     1,669,186      (400,689)    2,509,699
                                                  -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash.................     (872,880)    1,712,613     3,162,882     1,329,302    (4,545,178)
Cash beginning of period........................    1,075,026       202,146     1,914,759     1,914,759     5,077,641
                                                  -----------   -----------   -----------   -----------   -----------
Cash end of period..............................  $   202,146   $ 1,914,759   $ 5,077,641   $ 3,244,061   $   532,463
                                                  ===========   ===========   ===========   ===========   ===========
Schedule of noncash financing activities:
  Stock issued for inventory and reduction of
    accounts payable............................  $        --   $   609,523   $    33,116   $    33,116   $        --
                                                  ===========   ===========   ===========   ===========   ===========
  Cost of equipment purchased through capital
    lease obligations...........................  $   290,561   $    31,450   $   437,116   $        --   $   149,099
                                                  ===========   ===========   ===========   ===========   ===========
  Notes payable issued for acquisitions of BCST
    and MFP, Inc................................  $ 3,750,000   $        --   $ 1,400,000   $ 1,400,000   $        --
                                                  ===========   ===========   ===========   ===========   ===========
  Common and preferred stock issued for
    acquisitions of BCST and MFP, Inc...........  $ 4,500,000   $        --   $        --   $        --   $        --
                                                  ===========   ===========   ===========   ===========   ===========
  Conversion of note payable into shares of
    common stock................................  $        --   $        --   $        --   $        --   $ 1,190,865
                                                  ===========   ===========   ===========   ===========   ===========
  Stock issued in connection with financing.....  $        --   $   250,000   $        --   $        --   $        --
                                                  ===========   ===========   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information:
  Cash paid during the period for:
    Interest....................................  $   139,097   $   795,125   $   997,671   $   363,504   $   486,335
                                                  ===========   ===========   ===========   ===========   ===========
    Taxes.......................................  $    27,000   $    30,000   $   140,000   $    70,000   $   107,000
                                                  ===========   ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The accompanying consolidated financial statements include December 31, 1996 financial information which is unaudited; however, in the opinion of management such information reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations and cash flows of the interim period.

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of Shop at Home, Inc. and its 100% owned subsidiaries, MFP, Inc. ("MFP"), Broadcast Cable Satellite Technologies, Inc. ("BCST"), Urban Broadcasting Systems, Inc. ("UBS"), Collector's Edge of Tennessee, Inc. ("Collector's"), RF Scientific Transportables, Inc. ("RFS"), and SAH Acquisition Corporation II ("SAH Acquisition II") (collectively the "Company"). All of the operating assets of RFS were sold in the latter part of fiscal 1995 and RFS subsequently ceased operations. RFS was in the business of providing mobile uplink services. SAH Acquisition II currently has no operations. All material intercompany balances and transactions have been eliminated in consolidation.

     Operations. The Company markets various consumer products through a televised "shop at home" service. The programming is currently broadcast by satellite on a twenty-four hour day, seven days a week schedule.

     BCST's principal asset consists of ownership of the outstanding shares of capital stock of UBS. UBS holds the FCC license for television station KZJL, Channel 61, a full power television station licensed to Houston, Texas. BCST was acquired in December 1994 (Note 15).

     MFP, Inc., operates a commercial television station, WMFP, Channel 62, serving the Boston television market area. MFP, Inc. was acquired in February 1995 (Note 16).

     Collector's Edge of Tennessee, Inc. ("Collector's"), formed in February 1997, is a trading card manufacturer whose main assets are licenses from National Football League Properties, Inc. and NFL Players, Inc. (Note 17).

     Cash and Cash Equivalents. For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

     Inventories. Inventories, which consist primarily of products held for sale such as jewelry and sports collectibles, are stated at the lower of cost or market with cost being determined on a first-in, first-out (FIFO) basis. Valuation allowances are provided for carrying costs in excess of estimated market value.

     Property and Equipment. Property and equipment is stated at cost. Expenditures for repairs and maintenance are expensed as incurred, and additions and improvements that significantly extend the life of assets are capitalized.

     Depreciation is computed under straight-line and accelerated methods over the estimated useful lives of the assets as reflected in the following table:

Furniture and fixtures......................................     5-7 years
Operating equipment.........................................    5-30 years
Leasehold improvements......................................       4 years

     FCC Licenses. During fiscal 1995, the Company acquired two subsidiaries who own licenses from the Federal Communications Commission under which they operate television stations. The value ascribed to these FCC licenses in connection with the acquisitions is being amortized over 40 years. Amortization of these licenses was $53,761, $268,562 and $306,918 for the fiscal years ended June 30, 1995, 1996 and 1997, respectively, and $147,500 and $159,419 for the six months ended December 31, 1996 and 1997, respectively.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     NFL Licenses. During fiscal year 1997, the Company acquired Collector's Edge of Tennessee, Inc. a wholly owned subsidiary engaged in the business of manufacturing and selling sports trading cards under license with National Football League Players, Inc. and National Football League Properties, Inc. The value ascribed to these licenses in connection with the acquisition is being amortized over the remaining life of 3 years. Amortization of these licenses was $161,667 for the fiscal year ended June 30, 1997 and $221,664 for the six months ended December 31, 1997.

     Goodwill. Management periodically evaluates the net realizability of the carrying amount of goodwill. Goodwill is amortized over 40 years, using the straight-line method. Goodwill recorded in connection with the acquisitions of WMFP and BCST represents the excess purchase price over the fair value of the net identifiable assets acquired. The goodwill amortization amounted to $532, $15,517 and $60,803 for fiscal years ended June 30, 1995, 1996 and 1997, respectively, and $7,759 and $53,878 for the six months ended December 31, 1996 and 1997, respectively.

     Sales Returns. The Company allows customers to return merchandise for full credit or refund within 30 days from the date of receipt. Collector's sells to wholesalers and retailers; terms of sale and return privileges are negotiated on an individual basis. At June 30, 1995, 1996 and 1997, and December 31, 1996 and 1997, the Company had recorded credits due to customers of $618,000, $1,100,000, $3,122,000, $1,587,000 and $1,752,000, respectively, for estimated returns.

     Revenue Recognition. The Company's principal source of revenue is retail sales to viewing customers. Other sources of revenue include the sale of air time on its owned stations (infomercials), the sale of uplink truck services (fiscal 1995 and 1996) and miscellaneous income consisting of list rental, credit card fees and commissions. Product sales are recognized upon shipment of the merchandise to the customer. Service revenue and air time revenue are recognized when the service has been provided or the air time has been utilized. Deferred revenue consists of sales proceeds relative to unshipped merchandise.

     Income Taxes. The Company files a consolidated federal income tax return with its subsidiaries. The companies file separate state returns. The Company determines deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Accounts Receivable -- Trade. The Company has reduced accounts receivable to the net realizable value through recording allowances for doubtful accounts and returns. At June 30, 1996 and 1997 and December 31, 1997, the Company had recorded allowances of $0, $191,250 and $702,643, respectively.

     Earnings (Loss) Per Share. Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. The standard replaces the presentation of primary EPS with a presentation of basic EPS and replaces the presentation of fully diluted EPS with diluted EPS. Basic income per share is computed by dividing net income available for common shareholders by the weighted average number of shares of common stock outstanding. Diluted income per share is computed by dividing adjusted net income by the weighted average number of shares of common stock and, assumed conversions of dilutive securities outstanding during the respective periods. Dilutive securities represented by options, warrants, redeemable preferred stock and convertible debt outstanding have been included in the computation. The Company uses the treasury stock method for calculating the dilutive effect of options and warrants and the if converted method with respect to the effect of convertible securities.

     Use of Estimates. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     Impairment of Long-Lived Assets. The Company follows Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which i) requires that long-lived assets to be held and used be reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable, ii) requires that long-lived assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell, and
iii) provides guidelines and procedures for measuring impairment losses.

     Stock-Based Compensation. The Company follows the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equal the market price of the underlying stock on the date of grant, no compensation expense is recognized. Certain pro forma disclosures as required by Statement of Financial Accounting Standards No. 123, Accounting and Disclosure of Stock-Based Compensation, are included in Footnote 11.

     Recent Accounting Pronouncements. Effective December 31, 1997, the Company implemented Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure. The Statement consolidates disclosures required by several existing pronouncements regarding an entity's capital structure. The Company's disclosures are already in compliance with such pronouncements and, accordingly, SFAS No. 129 does not require any change to existing disclosures.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Statement is effective for fiscal years beginning after December 31, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company is evaluating SFAS No. 131 to determine the impact, if any, on its reporting and disclosure requirements.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. The Statement establishes standards for reporting comprehensive income and its components in a full set of financial statements. The Statement is effective for fiscal years beginning after December 15, 1997. The Company currently has no items that would be classified as other comprehensive income.

     Reclassifications. Certain amounts in the prior years' consolidated financial statements have been reclassified for comparative purposes to conform with the current year presentation.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following major classifications:

                                                          JUNE 30,
                                                  -------------------------   DECEMBER 31,
                                                     1996          1997           1997
                                                  -----------   -----------   ------------
Leasehold improvements..........................  $   285,074   $   318,416   $   345,219
Operating equipment.............................    4,736,119     5,819,654     6,444,535
Furniture and fixtures..........................      194,651       190,656       198,034
                                                  -----------   -----------   -----------
                                                    5,215,844     6,328,726     6,987,788
Accumulated depreciation........................   (1,745,618)   (1,894,959)   (2,239,691)
                                                  -----------   -----------   -----------
Property and equipment, net ....................  $ 3,470,226   $ 4,433,767   $ 4,748,097
                                                  ===========   ===========   ===========

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     Depreciation expense totaled $463,496, $585,995 and $527,103 for the fiscal years ended June 30, 1995, 1996 and 1997, respectively, and $260,137 and $344,734 for the six months ended December 31, 1996 and 1997.

3. INVENTORY

     The components of inventory at June 30, 1996 and 1997 and December 31, 1997, are as follows:

                                                           JUNE 30,
                                                    -----------------------   DECEMBER 31,
                                                       1996         1997          1997
                                                    ----------   ----------   ------------
Work in process...................................  $       --   $  389,159    $  362,014
Finished goods....................................   2,699,265    3,570,855     4,286,154
                                                    ----------   ----------    ----------
                                                     2,699,265    3,960,014     4,648,168
Allowance.........................................     (88,123)    (697,934)     (542,997)
                                                    ----------   ----------    ----------
          Total...................................  $2,611,142   $3,262,080    $4,105,171
                                                    ==========   ==========    ==========

4. CAPITAL LEASES

     The Company has acquired various equipment under the provisions of long-term leases.

     Equipment held under capital leases, which is included in property and equipment, is summarized as follows:

                                                           JUNE 30,
                                                     ---------------------   DECEMBER 31,
                                                       1996        1997          1997
                                                     ---------   ---------   ------------
Operating equipment................................  $ 660,032   $ 660,032    $ 836,843
Less accumulated depreciation......................   (396,267)   (551,074)    (636,106)
                                                     ---------   ---------    ---------
                                                     $ 263,765   $ 108,958    $ 200,737
                                                     =========   =========    =========

     Future minimum lease payments under capitalized leases are as follows at December 31, 1997:

1998........................................................  $ 297,230
1999........................................................    271,949
2000........................................................    175,537
                                                              ---------
Total minimum lease payments................................    744,716
Less amount representing interest...........................   (117,158)
                                                              ---------
Present value of minimum lease payments.....................    627,558
Less current portion........................................   (231,122)
                                                              ---------
Long-term portion...........................................  $ 396,436
                                                              =========

5. LONG-TERM DEBT

     Long-term debt consist of the following:

                                                           JUNE 30,
                                                   ------------------------   DECEMBER 31,
                                                      1996         1997           1997
                                                   ----------   -----------   ------------
Note payable bearing interest at 8%, due in equal
  monthly installments of principal of $20,833,
  plus interest through June 6, 2000,
  collateralized by common stock of BCST.........  $1,000,000   $   750,000   $   625,000

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                                                           JUNE 30,
                                                   ------------------------   DECEMBER 31,
                                                      1996         1997           1997
                                                   ----------   -----------   ------------
Notes payable due in April 2000, with interest
  payable at 12% quarterly, collateralized by
  certain equipment..............................  $  800,000   $   800,000   $   800,000
Note payable bearing interest at 9.5% due in
  monthly installments of $26,106 with a balloon
  payment due in March 2000......................   2,399,858     2,310,763     2,262,952
Note payable bearing interest at 15% due in
  monthly installments of $9,700, collateralized
  by certain equipment...........................     435,101       380,302       349,682
Note payable to related party bearing interest at
  10.75%, converted into 444,177 shares of common
  stock in October 1997..........................   1,775,366     1,425,077            --
Note payable bearing interest at 6%. The first
  twelve payments consist of interest only while
  the remainder of the payments consist of
  principal and interest totaling $15,543. The
  final payment is scheduled for September
  2007...........................................          --     1,400,000     1,374,243
Assumption note payable to financial institution
  bearing interest at 1.75% plus prime (8.5% at
  12/31/97) due in equal monthly installments of
  principal of $75,047 plus interest through
  March 1999.....................................          --     1,575,992     1,171,624
Term note payable to financial institution
  bearing interest at 10% due in equal monthly
  installments of principal of $41,667 (with the
  exception of first and last payment) plus
  interest through February 1999.................          --       854,164       645,831
Note payable to financial institution bearing
  interest at .75% over prime (8.5% at 12/31/97).
  Interest only is due monthly starting January
  1, 1998 through September 1, 2003. Principal is
  due in equal monthly installments of $50,000
  starting September 1, 1998 through September 1,
  2003...........................................          --            --     3,000,000
                                                   ----------   -----------   -----------
Total long-term debt.............................   6,410,325     9,496,298    10,229,332
Less current maturities..........................    (741,262)   (2,279,833)   (2,033,564)
                                                   ----------   -----------   -----------
Long-term debt less current portion..............  $5,669,063   $ 7,216,465   $ 8,195,768
                                                   ==========   ===========   ===========

     The aggregate future required principal payments at December 31, 1997, for the above liabilities are as follows:

1998........................................................  $ 2,033,564
1999........................................................    1,668,062
2000........................................................    1,861,985
2001........................................................      971,579
2002 and beyond.............................................    3,694,142
                                                              -----------
                                                              $10,229,332
                                                              ===========

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     The $3,000,000 note contains restrictive covenants that require, among other things, the Company maintain a EBITDA ratio less than 3.5 to 1 at the end of each fiscal year, loan proceeds are restricted for only the purchase of assets in the proposed acquisition, and payment of dividends is restricted to only the required 1% on preferred stock.

6. REDEEMABLE PREFERRED STOCK

     The following is a brief summary of the terms and conditions of the Series A Preferred Stock of the Company issued in connection with the acquisition of MFP, Inc. This summary is qualified in its entirety by reference to the Company's charter provisions with respect to the preferred stock.

     During fiscal year 1995, the Company issued 140,000 shares of preferred stock, $10.00 par value, in connection with a merger with MFP, Inc., a Delaware corporation. The Series A Preferred Stock will rank ahead of the common stock with respect to dividends, preferences, qualifications, limitations, restrictions and the distribution of assets upon liquidation. Shares of Series A preferred stock have no preemptive rights and no voting rights, except those rights provided by statute. Each holder of Series A preferred stock will have the option to require the Company to redeem their shares, after 5 years from date of issuance, for $10.00 per share plus any accumulated and unpaid dividends. Prior to redemption, Series A preferred stock is convertible into shares of common stock at a ratio of one share of common stock for one share of Series A preferred stock.

     Holders of shares of Series A preferred stock are entitled to receive, but only when and if declared by the Board of Directors of the Company out of funds legally available, cash dividends at the rate of 1% per annum (i.e., $.10 per share per annum) of par value per share.

     Dividends on each share of Series A preferred stock accrue and are cumulative from (but not including) the date of its original issuance on the basis of an annual dividend period. For any dividend period, no dividends may be paid or declared and set apart for payment on any common stock, or any other series of preferred stock at the time outstanding, unless dividends properly accumulated in respect to the Series A stock and all other series of preferred stock senior to or on a parity therewith for all prior dividend periods shall have been paid or declared and set apart for payment.

     In the event of a liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, the registered holders of shares of Series A preferred stock then outstanding shall be entitled to receive out of the assets of the Company, before any distributions to the holders of common stock or any other junior stock, an amount equal to the "Liquidation Preference" with respect to such shares of Series A preferred stock. The Liquidation Preference for the Series A preferred stock is $10.00 per share, plus an amount equal to all dividends thereon (whether or not declared) accrued and unpaid through the date of final distribution. For those purposes, a sale of substantially all of the assets of the Company to a third party, or the consummation by the Company or its shareholders of any transaction with any single purchaser whereby a change in control of more than fifty percent (50%) of the issued and outstanding shares of common stock of the Company occurs, will be considered a liquidation, dissolution and winding up of the Company entitling the holders of Series A preferred stock to payment of the Liquidation Preference.

     No class of the Company's capital stock is presently outstanding that possesses rights with respect to distributions upon liquidation, dissolution and winding up senior to the Series A preferred stock. So long as the Series A preferred stock remains outstanding, the Company may not issue any capital stock, including preferred stock of any series, that ranks senior to the Series A preferred stock with respect to liquidation, dissolution and winding up.

     As of June 30, 1996 and 1997 and December 31, 1997, the Company was $14,000 in arrears of its dividend payments due. These dividend payments are payable only when declared by the Board of Directors.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

7. COMMON STOCK

     In August 1995, the Company issued 100,000 shares of common stock valued at $250,000 in connection with the securing of $2,000,000 of long-term debt (Note
5); in September the Company issued 2,000 shares in conversion of its Redeemable Preferred Stock (Note 6); in October 1995 and May 1996, the Company issued a total of 126,000 shares in connection with the exercise of employee stock options (Note 11); and during the period of March through June 1996, the Company issued a total of 203,175 shares of common stock, of which 44,000 shares of common stock were issued as payment of payable obligations and 159,175 shares of common stock were issued in exchange for certain sport cards and collectibles acquired for resale. By agreement, the stock was valued at $3.00 per share or $477,525.

     The Company also issued shares of common and preferred stock in connection with the acquisitions of BCST and MFP, Inc. For details of those issuances see Notes 15 and 16. In October 1997, the Company issued 444,177 shares of common stock in connection with the conversion of a 10.75% note payable in the amount of $1,190,865. This note was being amortized in monthly installments of $43,494 and was due September 2000. The conversion of this note will reduce interest expense by approximately $75,000 in the fiscal year ending June 30, 1998.

8. INCOME TAXES

     The components of temporary differences and the approximate tax effects that give rise to the Company's net deferred tax liability at June 30, 1996 and 1997 and December 31, 1997, are as follows:

                                                          JUNE 30,
                                                  -------------------------   DECEMBER 31,
                                                     1996          1997           1997
                                                  -----------   -----------   ------------
Deferred tax assets:
  Net operating loss carryforwards and AMT
     credits....................................  $ 2,324,269   $   389,126   $    95,000
  Accruals......................................      384,495     1,342,450     1,350,747
  Valuation allowance...........................   (1,263,991)           --            --
                                                  -----------   -----------   -----------
     Total deferred tax assets..................    1,444,773     1,731,576     1,445,747
                                                  -----------   -----------   -----------
Deferred tax liabilities:
  Licenses......................................    3,331,736     3,726,985     3,685,138
  Depreciation..................................      115,373       275,551       323,191
                                                  -----------   -----------   -----------
     Total deferred tax liabilities.............    3,447,109     4,002,536     4,008,329
                                                  -----------   -----------   -----------
     Net deferred tax liabilities...............  $(2,002,336)  $(2,270,960)  $(2,562,582)
                                                  ===========   ===========   ===========
Current deferred tax asset......................  $    80,000   $ 1,342,450   $ 1,350,747
Long-term deferred tax liabilities..............   (2,082,336)   (3,613,410)   (3,913,329)
                                                  -----------   -----------   -----------
Net deferred tax liabilities....................  $(2,002,336)  $(2,270,960)  $(2,562,582)
                                                  ===========   ===========   ===========

     At December 31, 1997, the Company had $95,000 of AMT credits available for use in future periods.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     Income tax expense (benefit) varies from the amount computed by applying the federal corporate income tax rate of 34% to income (loss) before income taxes as follows:

                                              JUNE 30,                      DECEMBER 31,
                                 -----------------------------------   ----------------------
                                   1995        1996         1997          1996         1997
                                 ---------   ---------   -----------   -----------   --------
                                                                       (UNAUDITED)
Computed "expected" income tax
  expense (benefit)............  $(435,876)  $(499,732)  $   501,855    $ 209,586    $620,508
Increase (decrease) in income
  taxes resulting from:
  State income tax expense
     (benefit), net of federal
     effect....................    (51,279)    (58,792)       74,102       24,657      73,001
  Change in valuation
     allowance.................    476,582     362,411    (1,042,816)    (428,713)         --
  Nondeductible portion of
     meals and entertainment...     11,794       8,480        16,529        8,265      13,243
  Other........................     (1,221)     84,239       370,330      176,205      (5,159)
                                 ---------   ---------   -----------    ---------    --------
Actual income tax expense
  (benefit)....................  $      --   $(103,394)  $   (80,000)   $ (10,000)   $701,593
                                 =========   =========   ===========    =========    ========

     The components of income tax expense (benefit) for the years ended June 30, 1995, 1996 and 1997 and the six months ended December 31, 1996 and 1997, are as follows:

                                                                         SIX MONTHS ENDED
                                         YEARS ENDED JUNE 30,              DECEMBER 31,
                                    -------------------------------   ----------------------
                                     1995       1996        1997         1996         1997
                                    -------   ---------   ---------   -----------   --------
                                                                      (UNAUDITED)
Current:
  State...........................  $    --   $      --   $      --    $     --     $ 50,000
  Federal.........................       --          --          --          --      359,971
                                    -------   ---------   ---------    --------     --------
                                         --          --          --          --      409,971
                                    -------   ---------   ---------    --------     --------
Deferred:
  State...........................       --     (58,792)     74,102      24,657       30,697
  Federal.........................       --     (44,602)   (154,102)    (34,657)     260,925
                                    -------   ---------   ---------    --------     --------
                                         --    (103,394)    (80,000)    (10,000)     291,622
                                    -------   ---------   ---------    --------     --------
          Total expense
            (benefit).............  $    --   $(103,394)  $ (80,000)   $(10,000)    $701,593
                                    =======   =========   =========    ========     ========

     In connection with the acquisitions of BCST and MFP, Inc. in 1994, the Company reduced the valuation allowance for deferred tax assets by an aggregate of $1,263,438, representing the effect of the deferred tax liabilities expected to reverse in the net operating loss carry forward period. In connection with the remaining acquisition of BCST in 1997, the Company reduced the valuation allowance for deferred tax assets by $221,175, representing the effect of the deferred tax liabilities expected to reverse in the net operating loss carry forward period. The reduction of the valuation allowance was effected by reducing intangible asset balances recorded as a result of the acquisitions.

     Recognition of a deferred tax asset is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences will be realized through the amortization of the license intangible.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

9. COMMITMENTS

     Transponder Use Agreement. In December 1995, the Company's transponder lease with AT&T's 402R became effective. This lease calls for initial monthly payments of $96,000 in the first year increasing to $105,000 and $115,000 in years two and three, respectively. Transponder expense was $1,281,000, $1,379,000 and $1,330,000 in the fiscal years ended June 30, 1995, 1996 and
1997, respectively, and $697,000 for the six months ended December 31, 1997.

     Purchase Commitments. Collector's Edge of Tennessee, Inc. had original minimum contractual commitments to NFL Players, Inc. and NFL Properties, Inc. of $2.2 million. Commitments remaining at December 31, 1997, include $1.2 million in fiscal year 1998 and $0.7 million in fiscal year 1999.

     Lease Commitments. The Company leases its Knoxville office and studio space from William and Warren, Inc., an entity owned by a principal owner and director of the Company. Payments under this lease totaled $132,592, $143,325 and $139,763, in the fiscal years ended June 30, 1995, 1996 and 1997, respectively, and $69,881 and $73,456 for the six months ended December 31, 1996 and 1997.

     The Company has agreements with various carriers to lease air time. The terms of the agreements vary from week to week to one year periods.

     The expenses for leased air time, primarily for cable access fees, was $1,945,000, $4,646,000 and $10,789,000 for fiscal years ended June 30, 1995,
1996 and 1997, respectively, and $5,395,000 and $7,385,000 for the six months ended December 31, 1996 and 1997.

     Rental expense for the office and studio and miscellaneous equipment inclusive of the Knoxville office and studio expense of $73,456 referred to above, was $184,434, $483,059 and $529,484 for the fiscal years ended June 30, 1995, 1996 and 1997, respectively, and $264,742 and $317,327 for the six months ended December 31, 1996 and 1997.

10. RELATED PARTY TRANSACTIONS

     During the fiscal years ended June 30, 1995, 1996 and 1997 and the six months ended December 31, 1997, the Company engaged in significant transactions with the Company's directors, significant stockholders, officers or interests of these parties. The following is a summary of major transactions with these related parties not disclosed elsewhere in the consolidated financial statements or notes thereto:

                                                                          SIX MONTHS ENDED
                                         YEARS ENDED JUNE 30,               DECEMBER 31,
                                  ----------------------------------   ----------------------
                                    1995        1996         1997         1996         1997
                                  --------   ----------   ----------   -----------   --------
                                                                       (UNAUDITED)
Purchases -- merchandise:
  V.J.M. (Victor Mueller).......  $989,272   $  795,689   $1,077,925   $  468,389    $650,381
  Howards Sports Collectibles...   553,462    2,116,088    3,136,470    1,517,665     748,000
  Combine International, Inc....    98,843      452,348      706,674      106,634     164,755
Other operating expenses:
  Lakeway Container.............    81,827       63,978        5,559        4,249       7,786
  Airbank.......................    27,673       37,604       22,213        4,798      30,126
  MediaOne......................   224,359      157,567           --           --          --

     In the year ended June 30, 1995, the Company contracted with MediaOne, Inc. to provide certain consulting services to the Company. A director and officer of MediaOne, Inc. also serves as a director of the Company. In addition, MediaOne, Inc. acted as the commissioned broker for MFP, Inc., a Delaware corporation, from whom the Company acquired Television Station WMFP, Lawrence, Massachusetts.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     In August 1997, $300,000 of a total commitment of $800,000 was loaned to an officer of the Company in accordance with the officer's employment agreement. This note is noninterest bearing and is repayable at 10% of any additional compensation above the officer's base salary. Any unpaid amount becomes due on the earlier of termination of employment or June 30, 2002. In October 1997, the Company advanced the additional $500,000 to this officer under the terms of this agreement. Interest has been imputed at a rate of 5.6%, resulting in a discount of $160,000. Interest income recognized for the six months ended December 31, 1997, was $27,000. The compensation expense related to the discount will be recognized over the life of the note.

11. STOCK OPTIONS AND WARRANTS

     In 1991, the Company adopted a stock incentive plan for eligible employees. A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights ("SARs") under the plan. Options granted under the plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase common stock may be granted at not less than 100% of the fair market value of the common stock on the date of the grant.

     SARs generally entitle the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of common stock on the date of the grant.

     Options and SARs granted under the plan become exercisable immediately in the event 80% or more of the Company's outstanding stock or substantially all of its assets are acquired by a third party.

     No options or SAR's may be granted after October 15, 2001. No option that is an incentive stock option and any corresponding SAR that is related to such option shall be exercisable after the expiration of ten years from the date such option or SAR was granted or five years after the expiration in the case of any such option or SAR that was granted to a 10% stockholder. A maximum of 1,500,000 shares of common stock may be issued under the plan upon the exercise of options and SARs. No SAR's have been issued under the plan.

     No compensation expense has been recognized for options granted under the plan. Had compensation expense for the Company's plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated in the following table.

                                                          JUNE 30,
                       -------------------------------------------------------------------------------
                                 1995                        1996                       1997
                       -------------------------   -------------------------   -----------------------
                           AS                          AS                          AS
                        REPORTED      PRO FORMA     REPORTED      PRO FORMA     REPORTED    PRO FORMA
                       -----------   -----------   -----------   -----------   ----------   ----------

Net income (loss)....  $(1,281,989)  $(1,292,259)  $(1,405,472)  $(1,431,467)  $1,556,046   $1,466,058
Basic earnings (loss)
 per share...........        (0.14)        (0.14)        (0.14)        (0.14)        0.14         0.14
Diluted earnings
 (loss) per share....        (0.14)        (0.14)        (0.14)        (0.14)        0.12         0.11

                               SIX MONTHS ENDED DECEMBER 31,
                       ----------------------------------------------
                               1996                    1997
                       --------------------   -----------------------
                          AS                      AS
                       REPORTED   PRO FORMA    REPORTED    PRO FORMA
                       --------   ---------   ----------   ----------
                           (UNAUDITED)
Net income (loss)....  $626,429   $581,435    $1,123,431   $1,070,176
Basic earnings (loss)
 per share...........      0.06       0.06          0.10         0.10
Diluted earnings
 (loss) per share....      0.05       0.04          0.08         0.07

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in the year ended June 30, 1997 and the six months ended December 31, 1997, respectively: dividend yield of 0%; expected volatility of 65%; risk-free interest rate of 6% and 6.47%; and expected life of
7.5 years.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     A summary of the status of the Company's options as of June 30, 1995, 1996 and 1997 and December 31, 1996 and 1997, and changes during the periods ending on those dates is presented below:

                                                       JUNE 30,
                          ------------------------------------------------------------------
                                  1995                   1996                   1997
                          --------------------   --------------------   --------------------
                                      WEIGHTED               WEIGHTED               WEIGHTED
                                      AVERAGE                AVERAGE                AVERAGE
                                      EXERCISE               EXERCISE               EXERCISE
                           OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                          ---------   --------   ---------   --------   ---------   --------

Outstanding at beginning
  of period.............  1,460,000    $1.69     1,630,000    $1.77     1,785,000    $2.01
Granted.................    170,000     2.44       325,000     2.84       639,500     2.88
Exercised...............         --       --      (126,000)    1.00      (120,000)    1.00
Forfeited...............         --       --       (44,000)    2.44      (112,000)    2.81
                          ---------    -----     ---------    -----     ---------    -----
Outstanding at end of
  period................  1,630,000    $1.77     1,785,000    $2.01     2,192,500    $2.20
                          =========              =========              =========
Options exercisable at
  period end............    943,000              1,012,000              1,493,500
                          =========              =========              =========
Weighted-average fair
  value of options
  granted during the
  year..................  $    1.72              $    2.02              $    2.04
                          =========              =========              =========

                                 SIX MONTHS ENDED DECEMBER 31,
                          -------------------------------------------
                                  1996                   1997
                          --------------------   --------------------
                                      WEIGHTED               WEIGHTED
                                      AVERAGE                AVERAGE
                                      EXERCISE               EXERCISE
                           OPTIONS     PRICE      OPTIONS     PRICE
                          ---------   --------   ---------   --------
                              (UNAUDITED)
Outstanding at beginning
  of period.............  1,785,000    $2.01     2,192,500    $2.20
Granted.................    634,500     2.88       328,000     3.38
Exercised...............   (120,000)    1.00      (384,400)    1.02
Forfeited...............   (112,000)    2.81       (48,000)    2.88
                          ---------    -----     ---------    -----
Outstanding at end of
  period................  2,187,500    $2.20     2,088,100    $2.53
                          =========              =========
Options exercisable at
  period end............  1,498,500              1,064,100
                          =========              =========
Weighted-average fair
  value of options
  granted during the
  year..................  $    2.04              $    2.36
                          =========              =========

                               OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 -----------------------------------------------   ----------------------------
                   NUMBER      WEIGHTED-AVERAGE     WEIGHTED-        NUMBER        WEIGHTED-
   RANGE OF      OUTSTANDING      REMAINING          AVERAGE       EXERCISABLE      AVERAGE
EXERCISE PRICES  AT 12/31/97   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/97   EXERCISE PRICE
---------------  -----------   ----------------   --------------   -----------   --------------
$1.00 - $1.99       250,000         8 years           $1.00           240,000        $1.00
$2.00 - $2.99     1,717,100         7 years            2.70           824,100         2.56
$3.00 - $4.99       121,000        10 years            3.90                --
                 -----------                                       -----------
                  2,088,100                                         1,064,100
                 ===========                                       ===========

     During the period ended December 31, 1997, 60,000 options were granted to directors. The compensation expense related to these grants were $2,040 for the six months ended December 31, 1997.

     At December 31, 1997, warrants to purchase 3,000,000 shares of common stock at $1.13 per share are outstanding. These warrants expire June 30, 2001.

12. EARNINGS PER SHARE

     The following table sets forth for the periods indicated the calculation of net earnings (loss) per share included in the Company's Consolidated Statements of Operations:

                                                                                  SIX MONTHS ENDED
                                             YEARS ENDED JUNE 30,                   DECEMBER 31,
                                    ---------------------------------------   -------------------------
                                       1995          1996          1997          1996          1997
                                    -----------   -----------   -----------   -----------   -----------
                                                                              (UNAUDITED)
Numerator:
  Net income (loss)...............  $(1,281,989)  $(1,405,472)  $ 1,556,046   $   626,429   $ 1,123,431
  Preferred stock dividends.......       (4,598)      (13,794)      (13,794)       (6,897)       (6,897)
                                    -----------   -----------   -----------   -----------   -----------
  Numerator for basic earnings per
    share -- income available to
    common stockholders...........   (1,286,587)   (1,419,266)    1,542,252       619,532     1,116,534
  Effect of dilutive securities:
    Preferred stock dividends.....        4,598        13,794        13,794         6,897         6,897
    Interest on convertible
      debt........................           --            --       174,555        92,185        49,750
                                    -----------   -----------   -----------   -----------   -----------

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                                                                                  SIX MONTHS ENDED
                                             YEARS ENDED JUNE 30,                   DECEMBER 31,
                                    ---------------------------------------   -------------------------
                                       1995          1996          1997          1996          1997
                                    -----------   -----------   -----------   -----------   -----------
                                                                              (UNAUDITED)
  Numerator for diluted earnings
    per share -- income available
    to common stockholders after
    assumed conversions...........  $(1,281,989)  $(1,405,472)  $ 1,730,601   $   718,614   $ 1,173,181
                                    ===========   ===========   ===========   ===========   ===========
Denominator:
  Denominator for basic earnings
    per share -- weighted-average
    shares........................    9,436,870    10,284,085    10,651,472    10,596,621    11,283,237
  Effect of dilutive securities:
    Employee stock options........           --            --       528,463       537,485       565,667
    Non employee options..........           --            --       149,677       192,570       191,465
    Warrants......................           --            --     2,268,020     2,326,118     2,322,981
    Convertible preferred stock...           --            --       137,943       137,943       137,943
    Convertible debt..............           --            --       532,920       590,815       237,513
                                    -----------   -----------   -----------   -----------   -----------
Denominator for diluted earnings
  per share -- adjusted
  weighted-average shares and
  assumed conversions.............    9,436,870    10,284,085    14,268,495    14,381,552    14,738,806
                                    ===========   ===========   ===========   ===========   ===========
Basic earnings per share..........  $     (0.14)  $     (0.14)  $      0.14   $       .06   $       .10
                                    ===========   ===========   ===========   ===========   ===========
Diluted earnings per share........  $     (0.14)  $     (0.14)  $      0.12   $       .05   $       .08
                                    ===========   ===========   ===========   ===========   ===========

13. EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution plan covering all full-time employees who have one year of service and are age twenty-one or older. Participants are permitted to make contributions in an amount equal to 1% to 15% of their compensation actually paid or received. Employer contributions are discretionary and allocated to each eligible employee in proportion to his or her compensation as a percentage of the compensation of all eligible employees. During 1996 and 1997, the Company did not make contributions to the plan.

14. CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk include cash on deposit in financial institutions and accounts receivable. Receivables are due from credit card companies and ultimate customers. The Company maintains reserves which management believes are adequate to provide for losses. Management believes the financial institutions holding the cash to be financially sound.

     The home shopping industry is sensitive to general economic conditions and business conditions affecting consumer spending. The Company's product lines include jewelry, sports cards, sports memorabilia, collectibles and other unique items that may make it more sensitive to economic conditions. Collector's products include various sports cards and memorabilia, some of which are sold through Shop At Home, Inc.

15. ACQUISITION OF BROADCAST CABLE & SATELLITE TECHNOLOGIES, INC.

     On December 6, 1994, the Company purchased all of the issued and outstanding capital stock of Broadcast, Cable and Satellite Technologies, Inc.
(BCST), a Texas corporation, from Television Media Resources, L.C., a Texas limited liability company. The purchase price consisted of (a) $250,000 paid in cash to TMR, (b) the issuance to TMR of 389,215 shares of common stock, valued at $2.57 per share, and (c) the delivery to TMR of the Company's promissory note in the principal amount of $1,250,000.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     The acquisition has been accounted for under the purchase method and, accordingly, the operating results of BCST have been included in the consolidated operating results since the date of acquisition. The purchase price, including the acquisition costs, was allocated to the net assets acquired based on fair values at the date of acquisition as follows:

FCC License.................................................  $2,668,846
Goodwill....................................................     993,000
Other assets................................................      68,031
Deferred tax liability......................................    (993,000)
Accounts payable............................................    (179,740)
Debt assumed................................................     (32,137)
                                                              ----------
                                                              $2,525,000
                                                              ==========

     The principal asset of BCST consists of the ownership of 49% of the issued and outstanding shares of capital stock of Urban Broadcasting Systems, Inc., ("UBS"). UBS held a construction permit from the FCC which was utilized to construct Television Station KZJL, Channel 61, a full-power television station licensed in Houston, Texas. Construction was completed and the station became operational in June 1995.

     In September 1996, the Company, through its subsidiary, Broadcast, Cable and Satellite Technologies, Inc. (BCST), entered into a $1,400,000 Promissory Note for the acquisition of the remaining 51% interest in Urban Broadcast Systems, Inc. The note bears interest at 6% interest only in the first year, principal and interest payable thereafter; and is payable in 132 monthly installments. The note is collateralized by a pledge of the capital stock of Urban Broadcast Systems, Inc. The additional purchase price was added to the amount of FCC License originally recorded.

16. ACQUISITION OF MFP, INC.

     On February 24, 1995, the Company purchased all of the issued and outstanding capital stock of MFP, Inc. through a merger with SAH Merger Corp., a newly formed Tennessee corporation and a wholly owned subsidiary of the Company. MFP, Inc. operates a commercial television station, WMFP, Channel 62, serving the Boston television market area. Under the agreement, the Company paid the shareholders of MFP, Inc. a total consideration of $7,000,000.

     The total consideration of $7,000,000 was comprised of $1,000,000 cash and assumption of liabilities, $2,500,000 in notes payable, the issuance of 896,747 shares of common stock valued at $2,100,000, and $1,400,000 in preferred stock.

     The acquisition has been accounted for under the purchase method and, accordingly, the operating results of MFP have been included in the consolidated operating results since the date of acquisition. The purchase price, including the acquisition costs, was allocated to the net assets acquired based on appraised fair values at the date of acquisition as follows:

FCC License.................................................  $ 8,960,813
Property and equipment......................................      615,000
Deferred tax liability......................................   (2,376,000)
                                                              -----------
                                                              $ 7,199,813
                                                              ===========

17. ACQUISITION OF COLLECTOR'S EDGE OF TENNESSEE, INC.

     On February 25, 1997, Collector's Edge of Tennessee, Inc. was formed to acquire the assets of a former trading card manufacturer. Collector's is a trading card manufacturer whose principal assets are licenses from National Football League Properties, Inc. and National Football League Players, Inc.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

     Collector's was initially funded through the purchase by the Company of $750,000 of preferred stock and a working capital loan of $400,000. The preferred stock was subsequently converted into common stock of Collector's. In addition, Collector's assumed a term note in the amount of $1.9 million, and borrowed an additional $1.0 million from a financial institution. The note is guaranteed by the Company and collateralized by BCST.

     The acquisition of Collector's has been accounted for under the purchase method. Accordingly, the operating results of Collector's have been included in the consolidated operating results since the date of acquisition. The purchase price of $1,150,000 has been allocated to the net assets acquired based on appraised fair values at the date of acquisition as follows:

Current assets..............................................  $ 3,324,000
Licensing costs.............................................    1,455,000
Property and equipment......................................      340,000
Goodwill....................................................    1,185,000
Accounts payable and accrued liabilities....................   (2,235,000)
Notes payable...............................................   (2,919,000)
                                                              -----------
                                                              $ 1,150,000
                                                              ===========

     The unaudited consolidated pro forma operating data for the Company, assuming the acquisition of the former trading card manufacturer by Collector's, occurred on the first day of each year presented are set forth below.

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Revenues....................................................  $50,666,000   $74,987,000
Net income (loss)...........................................   (1,432,000)    1,178,000
Net income (loss) per share:
  Basic.....................................................  $      (.14)  $       .11
  Diluted...................................................  $      (.14)  $       .08

     The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the above date, nor are they indicative of future operating results.

18. CONTINGENCIES

     The Company is subject to claims in the ordinary course of business. Management does not believe the resolution of any such claims will result in a material adverse effect on the future financial condition, results of operations, or cash flows of the Company.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

19. INDUSTRY SEGMENTS

     As a result of the acquisition of Collector's Edge of Tennessee, Inc. discussed in Note 17, the Company operates principally in two segments; retailing and manufacturing. The retailing segment consists of home shopping, which primarily includes the sale of merchandise through electronic retailing. The manufacturing segment includes the operations of Collector's Edge of Tennessee, Inc. which manufacturers and sells sports trading cards to unaffiliated customers. The Company operates almost exclusively in the United States.

                                                               YEAR ENDED     SIX MONTHS ENDED
                                                              JUNE 30, 1997   DECEMBER 31, 1997
                                                              -------------   -----------------
Revenue:
  Retailing.................................................   $66,857,751       $40,376,212
  Manufacturing.............................................       959,709         3,044,862
  Other.....................................................     1,014,888           563,585
                                                               -----------       -----------
                                                               $68,832,348       $43,984,659
                                                               ===========       ===========
Operating profit:
  Retailing.................................................   $ 2,304,643       $ 1,498,900
  Manufacturing.............................................        19,108           302,342
                                                               -----------       -----------
                                                               $ 2,323,751       $ 1,801,242
                                                               ===========       ===========
Assets:
  Retailing.................................................   $29,772,304       $31,538,091
  Manufacturing.............................................     4,638,006         7,434,555
                                                               -----------       -----------
                                                               $34,410,310       $38,972,646
                                                               ===========       ===========
Depreciation and amortization:
  Retailing.................................................   $   819,356       $   462,152
  Manufacturing.............................................       237,136           317,538
                                                               -----------       -----------
                                                               $ 1,056,492       $   779,690
                                                               ===========       ===========
Capital expenditures:
  Retailing.................................................   $ 1,046,326       $   636,709
  Manufacturing.............................................        10,255                --
                                                               -----------       -----------
                                                               $ 1,056,581       $   636,709
                                                               ===========       ===========

                      SHOP AT HOME, INC. AND SUBSIDIARIES

20. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

     In contemplation of the proposed offering of Secured Notes, the following is summarized condensed consolidating financial information for the Company, segregating the Parent from the guarantor subsidiaries. The guarantor subsidiaries are direct or indirect wholly owned subsidiaries of the Company and guarantees are full, unconditional, joint and several.

                                     JUNE 30, 1996                               JUNE 30, 1997
                       -----------------------------------------   -----------------------------------------
                                      GUARANTOR                                   GUARANTOR
                         PARENT      SUBSIDIARIES   CONSOLIDATED     PARENT      SUBSIDIARIES   CONSOLIDATED
                       -----------   ------------   ------------   -----------   ------------   ------------
Assets:
Cash.................  $ 1,863,286   $    51,473    $ 1,914,759    $ 4,757,083   $   320,558    $ 5,077,641
Accounts
 receivable..........    3,353,708           878        387,757      7,937,696       243,902      3,295,925
Inventories..........    2,611,142            --      2,611,142      2,777,635       484,445      3,262,080
Prepaid expenses.....      265,074        14,431        279,505        384,406        73,837        458,243
Deferred tax
 assets..............       80,000            --         80,000      1,342,450            --      1,342,450
                       -----------   -----------    -----------    -----------   -----------    -----------
Total current
 assets..............    8,173,210        66,782      5,273,163     17,199,270     1,122,742     13,436,339
Notes receivable.....           --            --             --        400,000            --             --
Property and
 equipment, net......      745,960     2,724,226      3,470,226      1,321,289     3,112,478      4,433,767
FCC and NFL licenses,
 net.................    1,726,335     8,789,706     10,516,041        161,782    13,261,400     13,423,182
Goodwill, net........      605,154            --        605,154        589,638       254,002      1,989,529
Other assets.........      320,876       101,210        422,086        438,453     1,834,929      1,127,493
Investment in
 subsidiaries........    9,609,813            --             --     10,359,813            --             --
                       -----------   -----------    -----------    -----------   -----------    -----------
Total assets.........  $21,181,348   $11,681,924    $20,286,670    $30,470,245   $19,585,551    $34,410,310
                       ===========   ===========    ===========    ===========   ===========    ===========

                                   DECEMBER 31, 1997
                       -----------------------------------------
                                      GUARANTOR
                         PARENT      SUBSIDIARIES   CONSOLIDATED
                       -----------   ------------   ------------
Assets:
Cash.................  $   389,018   $   143,445    $   532,463
Accounts
 receivable..........    9,917,257     2,160,588      5,857,554
Inventories..........    3,041,921     1,063,250      4,105,171
Prepaid expenses.....      499,504       864,192      1,363,696
Deferred tax
 assets..............    1,350,747            --      1,350,747
                       -----------   -----------    -----------
Total current
 assets..............   15,198,447     4,231,475     13,209,631
Notes receivable.....    1,200,000            --        800,000
Property and
 equipment, net......    1,711,182     3,036,915      4,748,097
FCC and NFL licenses,
 net.................      159,654    12,882,448     13,042,102
Goodwill, net........      581,879     2,008,144      2,590,023
Other assets.........    4,578,330         4,463      4,582,793
Investment in
 subsidiaries........   10,359,813            --             --
                       -----------   -----------    -----------
Total assets.........  $33,789,305   $22,163,445    $38,972,646
                       ===========   ===========    ===========

NOTE: Intercompany balances have been eliminated in the consolidated totals.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

Liabilities and
Stockholders'
Equity:
Accounts payable and
 accrued expenses....  $ 6,556,347   $ 3,027,277    $ 6,616,796    $14,338,744   $ 6,065,657    $15,518,828    $13,385,232
Current portion --
 capital leases and
 long-term debt......      850,706            --        850,706        849,531     1,601,800      2,451,331        787,193
Deferred revenue.....    1,491,782        20,509      1,512,291         87,926        19,693        107,619         53,719
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Total current
 liabilities.........    8,898,835     3,047,786      8,979,793     15,276,201     7,687,150     18,077,778     14,226,144
Long-term debt.......    5,722,712            --      5,722,712      5,293,773     2,628,358      7,522,131      6,753,864
Deferred income
 taxes...............           --     2,082,336      2,082,336             --     3,613,411      3,613,410      3,544,704
Redeemable preferred
 stock...............    1,393,430            --      1,393,430      1,393,430       750,000      1,393,430      1,393,430
Common stock.........       26,438         1,065         26,438         26,786         1,165         26,786         29,357
Additional paid-in
 capital.............    9,927,787     9,608,748      9,927,787     10,066,555     9,608,748     10,066,555     11,874,499
Accumulated
 deficit.............   (4,787,854)   (3,058,011)    (7,845,826)    (1,586,500)   (4,703,281)    (6,289,780)    (4,032,693)
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Total liabilities and
 stockholders'
 equity..............  $21,181,348   $11,681,924    $20,286,670    $30,470,245   $19,585,551    $34,410,310    $33,789,305
                       ===========   ===========    ===========    ===========   ===========    ===========    ===========

Liabilities and
Stockholders'
Equity:
Accounts payable and
 accrued expenses....  $ 8,839,336    $16,004,376
Current portion --
 capital leases and
 long-term debt......    1,477,493      2,264,686
Deferred revenue.....       13,395         67,114
                       -----------    -----------
Total current
 liabilities.........   10,330,224     18,336,176
Long-term debt.......    2,238,340      8,592,204
Deferred income
 taxes...............      368,625      3,913,329
Redeemable preferred
 stock...............      750,000      1,393,430
Common stock.........        1,165         29,357
Additional paid-in
 capital.............    9,608,748     11,874,499
Accumulated
 deficit.............   (1,133,657)    (5,166,349)
                       -----------    -----------
Total liabilities and
 stockholders'
 equity..............  $22,163,445    $38,972,646
                       ===========    ===========

NOTE: Intercompany balances have been eliminated in the consolidated totals.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                                     JUNE 30, 1995                               JUNE 30, 1996                 JUNE 30, 1997
                       -----------------------------------------   -----------------------------------------   -----------
                                      GUARANTOR                                   GUARANTOR
                         PARENT      SUBSIDIARIES   CONSOLIDATED     PARENT      SUBSIDIARIES   CONSOLIDATED     PARENT
                       -----------   ------------   ------------   -----------   ------------   ------------   -----------
Net revenues.........  $26,787,013   $        --    $26,787,013    $40,016,114   $        --    $40,016,114    $66,857,751
Cost of sales........   17,120,791            --     17,120,791     24,516,348            --     24,516,348     40,327,908
Other operating
 income..............           --       488,952        189,000             --     2,317,481        659,461             --
Operating expenses...   10,971,182       469,417     11,009,797     17,127,961     2,510,787     16,930,172     24,943,748
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Income (loss) from
 operations..........   (1,304,960)       19,535     (1,154,575)    (1,628,195)     (193,306)      (770,945)     1,586,095
Interest expense,
 net.................     (216,486)           --       (216,486)      (793,648)         (910)      (794,558)      (929,568)
Other income.........      219,922            --         89,072      1,106,632           561         56,637      1,282,380
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Income (loss) before
 taxes...............   (1,301,524)       19,535     (1,281,989)    (1,315,211)     (193,655)    (1,508,866)     1,938,907
Income tax expense
 (benefit)...........           --            --             --       (103,394)           --       (103,394)      (100,000)
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Net income (loss)....  $(1,301,524)  $    19,535    $(1,281,989)   $(1,211,817)  $  (193,655)   $(1,405,472)   $ 2,038,907
                       ===========   ===========    ===========    ===========   ===========    ===========    ===========
CASH FLOWS
Cash provided (used) by
 operations..........  $ 1,537,042   $   405,637    $ 1,942,679    $(1,158,506)  $ 1,973,319    $   814,813    $ 2,926,057
Cash provided (used)
 by investing
 activities..........    6,378,736   (10,038,390)    (3,659,654)     1,753,411    (1,898,905)      (145,494)     2,514,970
Cash provided (used)
 by financing
 activities..........   (8,797,854)    9,641,949        844,095      1,075,430       (32,136)     1,043,294     (2,547,230)
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Increase (decrease)
 in cash.............     (882,076)        9,196       (872,880)     1,670,335        42,278      1,712,613      2,893,797
Cash at beginning of
 period..............    1,075,026            --      1,075,026        192,951         9,195        202,146      1,863,286
                       -----------   -----------    -----------    -----------   -----------    -----------    -----------
Cash at end of
 period..............  $   192,950   $     9,196    $   202,146    $ 1,863,286   $    51,473    $ 1,914,759    $ 4,757,083
                       ===========   ===========    ===========    ===========   ===========    ===========    ===========

                            JUNE 30, 1997
                       ---------------------------
                        GUARANTOR
                       SUBSIDIARIES   CONSOLIDATED
                       ------------   ------------
Net revenues.........  $   959,709    $67,817,460
Cost of sales........      298,226     40,626,134
Other operating
 income..............    2,017,728      1,014,888
Operating expenses...    2,992,111     25,882,463
                       -----------    -----------
Income (loss) from
 operations..........     (312,900)     2,323,751
Interest expense,
 net.................     (149,961)    (1,079,529)
Other income.........           --        231,824
                       -----------    -----------
Income (loss) before
 taxes...............     (462,861)     1,476,046
Income tax expense
 (benefit)...........       20,000        (80,000)
                       -----------    -----------
Net income (loss)....  $  (482,861)   $ 1,556,046
                       ===========    ===========
CASH FLOWS
Cash provided (used) by
 operations..........  $ 3,319,324    $ 6,245,381
Cash provided (used)
 by investing
 activities..........   (8,016,755)    (4,751,685)
Cash provided (used)
 by financing
 activities..........    4,966,516      1,669,186
                       -----------    -----------
Increase (decrease)
 in cash.............      269,085      3,162,882
Cash at beginning of
 period..............       51,473      1,914,759
                       -----------    -----------
Cash at end of
 period..............  $   320,558    $ 5,077,641
                       ===========    ===========

NOTE: Intercompany balances have been eliminated in the consolidated totals.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

                                       DECEMBER 31, 1996 (UNAUDITED)                     DECEMBER 31, 1997
                                 -----------------------------------------   -----------------------------------------
                                                GUARANTOR                                   GUARANTOR
                                   PARENT      SUBSIDIARIES   CONSOLIDATED     PARENT      SUBSIDIARIES   CONSOLIDATED
                                 -----------   ------------   ------------   -----------   ------------   ------------
RESULTS OF OPERATIONS
Net revenues...................  $29,796,265    $       --    $29,796,266    $40,376,212    $3,397,445    $43,421,074
Cost of sales..................   18,146,218            --     18,146,218     23,506,538     2,090,228     25,244,184
Other operating income.........           --     1,285,829        456,819             --     1,400,159        563,585
Operating expenses.............   11,334,294     1,189,886     11,169,892     15,297,146     1,642,086     16,939,233
                                 -----------    ----------    -----------    -----------    ----------    -----------
Income (loss) from
  operations...................      315,753        95,943        936,975      1,572,528     1,065,290      1,801,242
Interest expense (net).........     (367,171)      (21,331)      (388,504)      (282,424)     (172,561)      (454,985)
Other income (expense).........      593,235            --         67,958        190,072      (547,881)       478,767
                                 -----------    ----------    -----------    -----------    ----------    -----------
Income before taxes............      541,817        74,612        616,429      1,480,176       344,848      1,825,024
Income tax expense (benefit)...      (50,000)       40,000        (10,000)       681,589        20,004        701,593
                                 -----------    ----------    -----------    -----------    ----------    -----------
Net income.....................  $   591,817    $   34,612    $   626,429    $   798,587    $  324,844    $ 1,123,431
                                 ===========    ==========    ===========    ===========    ==========    ===========
CASH FLOWS
Cash provided by (used in)
  operations...................  $ 2,038,696    $  309,505    $ 2,348,201    $(2,011,905)   $  593,542    $(1,418,363)
Cash provided by (used in)
  investing activities.........     (335,947)     (282,263)      (618,210)    (5,557,000)      (79,514)   $(5,636,514)
Cash provided by (used in)
  financing activities.........     (367,601)      (33,088)      (400,689)     3,200,840      (691,141)     2,509,699
                                 -----------    ----------    -----------    -----------    ----------    -----------
Increase (decrease) in cash....    1,335,148        (5,846)     1,329,302     (4,368,065)     (177,113)    (4,545,178)
Cash at beginning of period....    1,863,286        51,473      1,914,759      4,757,083       320,558      5,077,641
                                 -----------    ----------    -----------    -----------    ----------    -----------
Cash at end of period..........  $ 3,198,434    $   45,627    $ 3,244,061    $   389,018    $  143,445    $   532,463
                                 ===========    ==========    ===========    ===========    ==========    ===========

NOTE: Intercompany balances have been eliminated in the consolidated totals.

21. PENDING TRANSACTIONS

     Proposed Asset Purchase. SAH Acquisition II entered into an Asset Purchase Agreement dated as of September 23, 1997 (the "Asset Purchase Agreement") with Global Broadcasting Systems, Inc., a Delaware corporation, under which SAH Acquisition II agreed to acquire certain broadcast television assets (the "Acquisition"). Global Broadcasting Systems, Inc. and its affiliate are currently subject to a proceeding (the "Bankruptcy Proceeding") under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (as debtors in the Bankruptcy Proceeding, Global Broadcasting Systems, Inc. and its affiliate are referred to as "Global").

     Under the Asset Purchase Agreement, SAH Acquisition II has agreed to acquire two broadcast television stations owned by Global, KCNS (TV) located in San Francisco, California ("KCNS"), and WRAY (TV) located in the Raleigh-Durham, North Carolina market ("WRAY"). Under the Asset Purchase Agreement, SAH Acquisition II has agreed to assume the legal right and obligation of Global under executory purchase contracts (the "Executory Contracts") to acquire two additional broadcast television stations, WOAC (TV) in the Cleveland, Ohio market ("WOAC") and WPMC (TV) in the Knoxville, Tennessee market ("WPMC"). The Company contemplates a sale of the right to acquire WPMC to an unaffiliated entity. The Company has guaranteed the performance of SAH Acquisition II under the Asset Purchase Agreement. An order of the Bankruptcy Court approved the Asset Purchase Agreement on November 20, 1997.

     The total purchase price payable by SAH Acquisition II to Global in connection with the Acquisition is $52,350,000 (the "Global Purchase Price"), of which the Company has paid a total of $3,963,750 into an escrow account held by the Bankruptcy Trustee and which will be applied to the Global Purchase Price at the closing. The escrow payment was funded through $1,000,000 of internal funds and a $3,000,000 borrowing.

                      SHOP AT HOME, INC. AND SUBSIDIARIES

The balance of $48,886,250 is payable by the Company to Global at the closing. In connection with the assignment of the Executory Contract for WOAC, SAH Acquisition II is obligated to purchase WOAC for a total purchase price of $23,500,000. SAH Acquisition II is entitled to a credit for an escrow deposit previously paid by Global to the sellers of WOAC in the amount of $2,350,000 and will make a cash payment of $21,150,000 in connection with the closing of the purchase of WOAC.

     The Company will account for the Acquisition as a purchase of assets rather than the acquisition of a business because, with the exception of a de minimus period of time, these stations were operated as commercial broadcast stations and not as broadcast outlets for home shopping programming. The Company has concluded that because there is not continuity of revenues from these stations from which to derive relevant historical operation information, pro forma financial information is not meaningful and has not been provided.

     The obligations of the parties under the Asset Purchase Agreement and the Executory Contract for WOAC are subject to receipt of the approval of the Federal Communications Commission ("FCC") of the Applications for Consent to Assignment of Broadcast Station Licenses (collectively, the "Applications") filed with respect to the broadcast licenses to be transferred to SAH Acquisition II. The FCC published public notice of its approval of the Applications for KCNS and WRAY on December 15, 1997, and such approval became a final order on January 25, 1998. The FCC published public notice of its approval of the Application for WOAC on January 29, 1998, and such approval is expected to become a final order March 10, 1998, assuming no party files a timely objection thereto.

     The Company plans to use proceeds from public offerings of debt and equity securities to fund the obligations under the Asset Purchase Agreement and the Executory Contracts.

     In the event the Company is unable to close the Acquisition, under certain conditions, the escrow account balance could be forfeited.

     Other Matters. The Company's Board of Directors has approved the authorization of 30,000,000 shares of nonvoting common stock which is pending approval by shareholders at the Annual Meeting to be held March 6, 1998.

     On January 7, 1998, the Company guaranteed a note made by a related party to a financial institution for the purchase of land and a building in Nashville, Tennessee. Upon completion of the pending debt and equity offering, the Company intends to purchase the building at the amount invested by the related party, and retire the related indebtedness.

             ======================================================


  No dealer, salesman or other person is authorized in connection with any offering made hereby to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any date subsequent to the date hereof.


                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   11
Use of Proceeds.......................   20
Capitalization........................   21
Selected Historical and Pro Forma
  Financial Data......................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   31
Management............................   46
Certain Relationships and Related
  Transactions........................   53
Security Ownership of Certain
  Beneficial Owners...................   55
Description of Notes..................   57
Description of Senior Credit
  Facility............................   83
Description of Capital Stock..........   84
Underwriting..........................   89
Legal Matters.........................   90
Experts...............................   90
Additional Information................   90
Index to Consolidated Financial
  Statements..........................  F-1

             ======================================================
             ======================================================

                              [SHOP AT HOME LOGO]

                               SHOP AT HOME, INC.


                                  $75,000,000

                                        % SENIOR
                                 SECURED NOTES
                                    DUE 2005

                              --------------------
                                   PROSPECTUS
                              --------------------

                             NationsBanc Montgomery
                                 Securities LLC


                              Friedman, Billings,
                               Ramsey & Co., Inc.
                                            , 1998

             ======================================================

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MARCH 2, 1998


PROSPECTUS
                                                             [SHOP AT HOME LOGO]

                               10,000,000 SHARES


                               SHOP AT HOME, INC.

                                  COMMON STOCK
                             ---------------------

     All of the 10,000,000 shares of voting Common Stock, par value $0.0025 per share (the "Common Stock"), offered hereby (the "Common Stock Offering") are being sold by Shop at Home, Inc. (the "Company"). Concurrent with the Common Stock Offering, the Company is offering $75,000,000 in aggregate principal
amount of its      % Senior Secured Notes due 2005 (the "Notes") by a separate prospectus (the "Notes Offering" and together with the Common Stock Offering, the "Offerings"). The Common Stock Offering is contingent upon the completion of the Notes Offering, and the Notes Offering is contingent upon the completion of the Common Stock Offering.

     See "Underwriting" for information relating to the factors considered in determining the public offering price.

     The Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "SATH." On February 27, 1998 the last reported sale of the Common Stock was $3.50 per share. See "Description of Capital Stock -- Market Information."

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND ARE SPECULATIVE SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 10 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


==================================================================================================================
                                                Price to               Underwriting             Proceeds to
                                                 Public                Discount(1)               Company(2)
------------------------------------------------------------------------------------------------------------------
Per Share..............................            $                        $                        $
Total(3)...............................            $                        $                        $
==================================================================================================================


(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $500,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 1,500,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
    will be $        , $        and $        , respectively. See "Underwriting."
                             ---------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of NationsBanc Montgomery Securities LLC on or about             ,
1998.
                             ---------------------

NationsBanc Montgomery Securities LLC     Friedman, Billings, Ramsey & Co., Inc.

               The date of this Prospectus is             , 1998


                                     ALT-1

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]


     [Graphic showing a television set with two handles configured to make the television appear to be a shopping bag with the words "Shop At Home" appearing above the graphic and the words "Watch. Call. Buy." below it]

     [Graphic showing a map of United States with five stars marked at Boston, Cleveland, Raleigh, Houston, and San Francisco, and approximately 150 black dots marked at various locations around the country, and containing a logo reading:
"[dot] Cable Affiliates"; [star] "Owned & Operated Stations."]



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                                     ALT-2

                                  THE OFFERING

COMMON STOCK OFFERED
HEREBY.....................  10,000,000 shares

COMMON STOCK TO BE
OUTSTANDING AFTER THE
COMMON STOCK OFFERING......  21,762,991 shares(1)(2)

USE OF PROCEEDS............  The Company intends to use the net proceeds from the Common Stock Offering, together with the net proceeds from the Notes Offering in the following manner: (i) to pay the purchase price to Global under the Asset Purchase Agreement and the purchase price to close the Executory Contract for WOAC (See "Business -- Recent Development"), (ii) to purchase the real estate and building for the Company's new main offices and studios in Nashville, Tennessee (the "Facility"), (iii) to purchase equipment for the Facility, (iv) to complete interior renovation of the Facility, (v) to acquire equipment necessary to upgrade and improve the broadcast television stations acquired through the Acquisition, (vi) to repay substantially all of the currently existing indebtedness of the Company, (vii) as working capital of the Company, which may be used to acquire additional television stations that may be available in the future, and (viii) to pay transaction fees and expenses. The closings of the Acquisition and the Executory Contract will occur contemporaneously with the consummation of the Offerings. See "Use of Proceeds."

NASDAQ SYMBOL..............  "SATH"
---------------

(1) Does not include (i) 1,500,000 shares of Common Stock reserved for issuance pursuant to options granted or to be granted under the Company's Omnibus Stock Incentive Plan, (ii) 137,943 shares of Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock, or (iii) 4,658,100 shares of Common Stock issuable upon exercise of other outstanding options and warrants. As of December 31, 1997, options to purchase a total of 638,100 shares of Common Stock were outstanding under the Omnibus Stock Incentive Plan.

(2) If the Over-allotment Option is exercised, 11,500,000 shares of Common Stock will be sold in the Common Stock Offering and 23,262,991 shares of Common Stock will be outstanding after the Common Stock Offering.

                              CONCURRENT OFFERING

     Concurrently with the Common Stock Offering, the Company is offering $75,000,000 in aggregate principal amount of its % Senior Secured Notes due 2005 to the public. The Common Stock Offering is contingent upon the completion of the Notes Offering, and the Notes Offering is contingent upon the completion of the Common Stock Offering.

                                  RISK FACTORS

     Investments in the Common Stock involve a high degree of risk. Prior to making an investment in the Common Stock offered hereby, prospective purchasers should carefully review the information set forth under the caption "Risk Factors" as well as other information set forth in this Prospectus.


                                     ALT-3

                                  RISK FACTORS


     Prior to making an investment decision with regard to the Company, prospective investors should carefully consider the following Risk Factors in addition to the other information and financial data presented in the various filings made by the Company with the Securities and Exchange Commission. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether or not they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.

SIGNIFICANT LEVEL OF INDEBTEDNESS

     Following the Offerings, the Company will have a significant level of indebtedness. As of December 31, 1997, on a pro forma basis, after giving effect to the Offerings and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company's consolidated debt and capitalized lease obligations would have been approximately $75.6 million, including the Notes. Subject to the restrictions on indebtedness contained in the Indenture, the Company may incur additional indebtedness, including under a Senior Credit Facility, for capital expenditures or for other purposes.

     The level of the Company's indebtedness following the Offerings could have material consequences to the Company and the holders of the Company's securities, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations, if any, will be dedicated to the payment of the principal and interest on its indebtedness and will not be available for other purposes, (iii) the Company's ability to react to changes in its industry or economic conditions could be limited, and (iv) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     The Company's ability to service its indebtedness, including the Notes, will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business, and other factors, certain of which are beyond its control, as well as the availability of borrowings under a Senior Credit Facility. As of December 31, 1997, the Company had an accumulated deficit of approximately $(5.2 million). The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness, including the Notes, as well as future capital expenditures and any working capital requirements, which will increase as a result of the Acquisitions. If the Company is unable to meet its cash requirements out of cash flow from operations and its available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of a Senior Credit Facility, the Indenture or its other indebtedness. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results, to fund capital expenditures or to pay interest on the Notes may be adversely affected. If the Company does not generate sufficient increases in cash flow from operations to repay its indebtedness at maturity, including the Notes, it could attempt to refinance such indebtedness; however, no assurance can be given that such refinancing would be available on terms acceptable to the Company, if at all.

MANAGEMENT OF GROWTH AND RELATED EXPENSES

     The Company has experienced rapid growth in net sales in recent years. For the Company's fiscal years ended June 30, 1994, June 30, 1995, June 30, 1996 and June 30, 1997, net sales of the Company increased by 9%, 23%, 49% and 69%, respectively, over net sales for the prior fiscal year. Almost all of the growth in net sales has resulted from expanded carriage of the Company's programming on cable systems and broadcast television stations. In connection with the expanded carriage of its programming, the amounts payable to cable systems and television broadcasters for the carriage of the Company's programming have increased substantially. The Company has also incurred other increased expenses associated with its growth, including increased


                                     ALT-4
personnel costs. The Company must effectively control expenses in order to operate profitably and the failure to effectively control expenses could have an adverse impact on the Company's financial condition and results of operations.

COST OF ACQUISITION

     As a result of the Notes Offering, the Company is incurring a substantial debt service obligation. In the event that the increased revenues associated with increased broadcast television carriage of the Company's programming do not exceed the additional costs and expenses associated with the Acquisition, the purchase of WOAC and the Company's expansion, including interest payable on the Notes, the Company's profitability will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

NET LOSSES; ACCUMULATED DEFICIT

     For its fiscal years ended June 30, 1993, 1994, 1995, and 1996, the Company had net losses of approximately $(2.4 million), $(1.1 million), $(1.3 million) and $(1.4 million), respectively. For the fiscal year ended June 30, 1997 and for the six month period ended December 31, 1997, the Company had net income of approximately $1.6 million and $1.1 million, respectively. As of December 31, 1997, the Company had an accumulated deficit of approximately $(5.2 million). At June 30, 1997 and at December 31, 1997, the Company had negative working capital of approximately $(4.6 million) and $(5.1 million), respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" for a discussion of working capital and liquidity.

RELOCATION OF PRINCIPAL FACILITY

     The Company is in the process of relocating its principal facility, including its offices and studios from Knoxville, Tennessee to Nashville, Tennessee. The Company anticipates that the expense of the relocation, including the costs of acquiring the real estate and building, completing the interior buildout and equipping the new Facility, will be approximately $13.4 million, but there can be no assurance that the actual expense will not exceed such amount. In addition, certain other transitional matters related to the relocation could negatively impact the operations and earnings of the Company, including the transition of the programming origination to the Facility, the possible transition of telephone call center operations to the Facility, the possible loss of personnel and lost productivity due to management resources devoted to the relocation. See "Business -- Properties."

RISK OF INABILITY TO INCREASE DISTRIBUTION OF THE COMPANY'S PROGRAMMING

     The Company's strategy involves continued growth through increased distribution of its programming. Increasing distribution of the Company's programming may require that the Company raise additional debt or equity capital subsequent to the Offerings. There can be no assurance, however, that any such capital would be available to the Company on acceptable terms, if at all. In addition to the Acquisition and the purchase of WOAC, the Company's strategy involves the acquisition of additional broadcast television stations. There can be no assurances that the Company will be successful in acquiring additional broadcast stations. If the Company is unable to raise additional capital or is unable to consummate additional acquisitions, the Company may be unable to increase distribution of its programming. See "Business -- Business Strategy."

NEED FOR CAPITAL EXPENDITURES RELATED TO THE ASSETS ACQUIRED IN THE ACQUISITION

     The Company plans certain capital expenditures to acquire and to install equipment at KCNS and WRAY. Such capital expenditures are required in order for the broadcast television stations to operate at full power in accordance with their respective FCC licenses. In particular, WRAY is currently operating under a construction permit and a full license for the station has not been obtained due to the operation of the station at a power level substantially below that authorized by the FCC. The Company expects to incur capital expenditures of approximately $4 million for the acquisition and installation of new equipment, but there can


                                     ALT-5
be no assurance that the actual expenditures will not exceed that amount. See "Business -- Recent Development."

CONTROL BY PRINCIPAL SHAREHOLDER; CHANGE IN CONTROL

     J.D. Clinton is the beneficial owner, directly and indirectly, of 3,227,700 shares of the Common Stock representing approximately 27.4% of the outstanding shares of Common Stock as of December 31, 1997. In addition, Mr. Clinton and his affiliates hold options and warrants for the right to acquire additional shares of Common Stock of the Company. On a fully diluted basis after the exercise of all options and warrants held and after giving effect to the Common Stock Offering (assuming an issuance of 10,000,000 shares), Mr. Clinton would own, directly or indirectly, 5,435,200 shares of the Common Stock representing approximately 22.7% (21.4% if the Over-allotment is exercised) of the shares of Common Stock of the Company. Mr. Clinton's ownership is substantially greater than that of any other shareholder, and his ownership could give him de facto control over any shareholder vote, including a vote for election of all of the members of the Company's Board of Directors, a vote for the adoption of amendments to the Company's charter and bylaws and a vote for the approval of a merger, consolidation, asset sale or other corporate transaction requiring approval of the shareholders of the Company. The concentration of ownership could have the effect of delaying or preventing a change in control of the Company, even when a change of control would be in the best interests of the Company's other shareholders. See "Security Ownership of Certain Beneficial Owners."

     The Company currently has an employment agreement with Kent E. Lillie, who is the Company's President and Chief Executive Officer. In the event of a change of control of the Company (as defined in the employment agreement), the employment agreement grants Mr. Lillie certain rights, including the right to resign at any time during the 12 months following the occurrence of the change of control, and the right to receive an amount equal to his base salary and monthly allowances for the 12 months preceding such resignation. In addition, any options to purchase stock not yet vested will automatically vest on the date of his resignation. The provisions of Mr. Lillie's employment agreement may have the effect of discouraging a change in control of the Company. See "Management -- Employment Agreements."

     The provisions of the Indenture that give the holders of the Notes the right to require the Company to repurchase their Notes upon a Change of Control (as defined in the Indenture) may discourage, delay or prevent a Change in Control of the Company that shareholders might consider to be in the Company's best interests.

     The Company's Board of Directors, without shareholder approval, can issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the rights of the holders of Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company that shareholders might consider to be in the Company's best interests. See "Description of Capital Stock -- Preferred Stock."

DEPENDENCE ON AFFILIATION AGREEMENTS

     The Company's business is dependent upon affiliation agreements and time brokerage agreements with television broadcast stations and cable system operators. A significant number of the Company's customers are reached through the broadcasting of the Company's programming pursuant to such agreements. These agreements contain various provisions, including agreements to carry the Company's programming for a number of hours daily or to carry the programming on substantially a full-time basis. These agreements are subject to renegotiation and renewal from time to time. Certain agreements provide the station or cable system operator with the right to terminate the agreement at any time or to preempt the Company's programming in certain events.

     The failure of the Company to maintain distribution of its programming in particular markets could have a material adverse effect on the Company. The ability of the Company to maintain these agreements is dependent on the Company's ability to negotiate renewals of these agreements. There can be no assurance, however, that any such agreements can be renewed on acceptable terms, if at all. The home shopping market


                                     ALT-6
is highly competitive and there can be no assurance that the Company can match the prices its competitors may be willing to pay for broadcast time. See "Business -- Affiliations."

     In recent years, consumers have increasingly begun to subscribe to direct satellite broadcast systems ("DBS") as an alternative to subscription to a local cable system. DBS is expected to continue to attract new customers in the future. To date the Company has not secured carriage of its programming by a DBS system. There can be no assurance that such carriage can be obtained on acceptable terms, if at all.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

     The Indenture restricts, among other things, the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, pay dividends, make certain other restricted payments, incur liens, issue or sell stock of Restricted Subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates or encumber the assets of the Company or its Restricted Subsidiaries.

     The loan agreements relating to any other indebtedness of the Company or any of its Subsidiaries, including a Senior Credit Facility, may contain extensive restrictive covenants and may require the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those ratios or tests. In addition, the Company's operating and financial flexibility will be limited by covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make distributions to its stockholders or make certain other restricted payments, create certain liens upon assets, apply the proceeds from the dispositions of certain assets or enter into certain transactions with affiliates. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities that may be in the interests of the Company. Upon the occurrence of an event of default under the other indebtedness of the Company or any of its Subsidiaries , the lenders could elect to declare all amounts outstanding thereunder, including accrued interest or other obligations, to be immediately due and payable or proceed against the collateral granted to them to secure that indebtedness. If any other indebtedness of the Company or any of its Subsidiaries were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes.


     As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Description of Notes -- Certain Covenants."


RISKS RELATED TO THE NOTES OFFERING AND SENIOR CREDIT FACILITY

     The ability of the Company to make payments of interest and principal on the Notes and a Senior Credit Facility will depend on the cash reserves and other liquid assets held by the Company and any proceeds from any future financings. If the Company were unable to make such payments, it would result in a default under the Indenture or a Senior Credit Facility, as well as a default under certain of the Company's other agreements, which would have a material adverse effect on the Company's financial condition. The Indenture restricts, and a Senior Credit Facility may restrict, among other things, the ability of the Company and its Subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or encumber substantially all of the assets of the Company. If the Company does not comply with these covenants, the holders of the Notes and a Senior Credit Facility will be entitled, under certain circumstances, to declare the Notes or a Senior Credit Facility, as the case may be, immediately due and payable, which would have a material adverse effect on the


                                     ALT-7

Company's financial condition. In addition, the Indenture provides that, upon certain events constituting a Change of Control of the Company, the holders of the Notes would be entitled to require the Company to repurchase up to all of the outstanding Notes, plus accrued and unpaid interest, if any, to the date of repurchase. The Company's failure to repurchase the Notes would result in a default under the Indenture, which would have a material adverse effect on the Company's financial condition.

RISK OF ENFORCEMENT AGAINST SECURITY

     The Notes will be secured by a lien on all of the issued and outstanding capital stock and assets of SAH Acquisition II and the capital stock of the Other Broadcast Subsidiaries, which shall be pledged to the Trustee, for the benefit of the Noteholders. In the event of a default under the Notes, the Trustee may enforce the lien against the capital stock or assets of SAH Acquisition II and capital stock of the Other Broadcast Subsidiaries. In the event of such enforcement, one or more of such entities could be sold and the proceeds applied to payment of the Notes. Such an event would result in the Company ceasing to own (through a Subsidiary) one or more broadcast television stations and failing to retain important distribution of the Company's programming, which would have a material adverse effect on the Company's financial condition. See "Description of Notes -- Security."

DEPENDENCE ON KEY PERSONNEL

     The business of the Company depends upon the ability and expertise of certain key employees, including Kent E. Lillie, its President and Chief Executive Officer. If the Company loses the services of one or more key employees of the Company through death, disability or termination of employment, the Company's operations could be adversely affected. Mr. Lillie is employed pursuant to an employment and non-compete agreement that expires in June 2002 and certain other key executive officers are employed pursuant to employment or non-compete agreements. While the Company has endeavored to recruit and to retain certain key employees through employment agreements, there can be no assurance that one or more key employees will not resign from employment with the Company. See "Management -- Executive Officers and Directors" and "-- Employment Agreements." The Company is the beneficiary of a $5 million key man life insurance policy on Mr. Lillie.

DEPENDENCE ON ECONOMIC FACTORS

     Because the Company derives substantially all of its revenues from the sale of merchandise, its revenues may be adversely affected by economic conditions which impact potential customers and suppliers. In particular, operating results in individual geographic markets will generally be adversely affected by local or regional economic downturns. Such economic downturns could have an adverse impact on the Company's financial condition and results of operations.

DEPENDENCE ON PRODUCT VENDORS

     The Company has endeavored to position itself in the home shopping market as the seller of certain unique products, including sports memorabilia. The Company depends upon a limited number of product suppliers for such products. The Company believes that there are sufficient product suppliers to allow the Company to continue to offer such products consistently, but such supply cannot be assured. If the Company is not able to obtain certain products currently offered to customers, such event could have an adverse impact on the Company's financial condition and results of operations. See "Business -- Products and Customers."


AUTHENTICITY AND PRICING OF COLLECTIBLE PRODUCTS

     A portion of the products sold by the Company consists of collectibles and memorabilia, including sports related products, the price of which is dependent upon their unique nature and authenticity. The Company endeavors to take precautions necessary to insure the authenticity of these products; however, the Company's ability to sell collectible products could be impaired as a result of real or perceived customer concern about the authenticity of such products. In addition, the market price of collectible products depends upon a number of

                                     ALT-8
factors, many of which are not within the control of the Company. A reduction in the amount of collectibles sold by the Company or a reduction in the desirability of collectibles could have an adverse impact on the Company's financial condition and results of operations.


SATELLITE TRANSPONDER ARRANGEMENTS

     The Company's business depends upon the availability of transponder time or satellite capacity. An interruption or termination of transponder service could have a material adverse effect on the Company. The Company's programming is transmitted via Telstar 402R, a preemptible satellite transponder, under an agreement with B&P The SpaceConnection, Inc. ("Services Agreement"), expiring on November 30, 1998. Currently, the Company's right to use the transponder may be preempted at any time to restore (i) another failed transponder that is entitled to protection, (ii) a satellite failure, or (iii) other service offerings of the operator of the transponder. The Services Agreement may be terminated by B&P The SpaceConnection upon the occurrence of certain defaults specified therein. The Company has recently accepted an offer to extend the terms of the Services Agreement for the life of the transponder (estimated to be eight years) and to make the service non-preemptible. The extension of the Services Agreement is subject to the completion of documentation. See "Business -- Distribution of Programming -- Programming Origination."

LITIGATION

     The Company is a party to a lawsuit in an Illinois Federal District Court concerning the competing claims of the Company and another firm to use the name "Shop at Home." The Company is also a defendant in a lawsuit filed in a Florida Federal District Court in which an affiliate of the National Basketball Association has filed suit against a number of defendants, including the Company, alleging the sale by the defendants of basketball trading cards that were not authentic and that infringed on certain NBA trademarks. The Company is party to a lawsuit in a Tennessee Chancery Court filed by an insurance company for the Company seeking a judgment that the insurance company is not liable for certain attorneys fees and expenses in connection with previously settled litigation involving the Company. While the Company does not believe that any of these lawsuits will result in a judgment or settlement that is materially adverse to the Company, the results of litigation are difficult to predict and could be materially adverse to the Company. See "Business -- Legal Proceedings."

COMPETITION

     The Company operates in an industry dominated by two established competitors, the Home Shopping Network and the QVC Network, both of which have substantially more television and cable carriage than the Company, as well as greater financial, distribution, and marketing resources. The Company also must compete with store and catalogue retailers, many of whom have substantially greater financial, distribution and marketing resources. In addition, the Company competes with new media businesses, such as computer on-line shopping services. See "Business -- Competition."

COMPETITION IN THE TELEVISION INDUSTRY; IMPACT OF NEW TECHNOLOGIES

     The television broadcasting industry has become increasingly competitive in recent years, as television stations compete for viewers and advertising revenues with other broadcast television stations, as well as other media, including cable television, satellite dishes, multichannel multipoint distribution systems, pay-per-view programs and the proliferation of video recorders and video movie rentals. Furthermore, new television networks such as the United Paramount Network and the Warner Brothers Network have created additional competition. These changes have fractionalized television viewing audiences. Through technological developments, such as direct broadcast satellite, video compression and programming delivered through fiber optic telephone lines, this trend toward fractionalization will likely continue, putting additional competitive pressures on the Company.

     Additionally, the FCC has adopted rules for implementing digital (including high-definition) television ("DTV") service in the United States. The FCC also has adopted a table of allotments for DTV, which will


                                     ALT-9
provide eligible existing broadcasters with a second channel on which to provide DTV service. Television broadcasters will be allowed to use their channels according to their best business judgment. Such uses can include multiple standard definition program channels, data transfer, subscription video, interactive materials, and audio signals, although broadcasters will be required to provide a free digital video programming service that is at least comparable to today's analog service. Broadcasters will not be required to air "high definition" programming or, initially, to simulcast their analog programming on the digital channel. All commercial broadcasters must be on the air with a digital signal by May 1, 2002. Implementation of DTV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to DTV operations may reduce a station's geographical coverage area or provide a competitive advantage to one or more competing stations in the market. In connection with the conversion to DTV, the Company will incur expenses which cannot be quantified at this date, but which may be substantial, and the Company cannot predict the extent or timing of consumer demand for any such DTV services.

REGULATORY MATTERS

     The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act") and most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). The Communications Act permits the operation of television broadcast stations only in accordance with a license issued by the FCC. The Communications Act empowers the FCC, among other things: to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose penalties for violations of the Communications Act or FCC regulations; and, to some extent, to regulate a licensee's programming content. Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures or, for particularly egregious violations, the revocation of a license. The Company's business will be dependent upon its continuing ability to hold television broadcasting licenses from the FCC.

     FCC television licenses are generally granted or renewed for terms of eight years, although licenses may be renewed for a shorter period. The Company must apply for renewal of each broadcast license. At the time an application is made for renewal of a license, parties in interest may file petitions to deny the renewal, and such parties, as well as members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. While broadcast licenses are typically renewed by the FCC, even when petitions to deny are filed against renewal applications, there can be no assurance that the licenses for the Company's stations will be renewed at their expiration dates or, if renewed, that the renewal terms will be for the maximum eight-year period. The non-renewal or revocation of one or more of the Company's primary FCC licenses could have a material adverse effect on the Company's operations.

     The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, affect the operation and ownership of the Company's broadcast properties. Such matters include, for example: changes in the FCC's multiple ownership restrictions; spectrum use fees; political advertising rates; free political time; potential restrictions on the advertising of alcoholic beverages; the rules and policies to be applied in enforcing the FCC's equal opportunity regulations; the standards to govern the evaluation of television programming directed toward children, and violent and indecent programming. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on the Company's operations.

     The 1992 Cable Act includes signal carriage or "must carry" provisions that require cable operators to carry the signals of local commercial television stations. A cable system is generally required to devote up to one-third of its aggregate activated channel capacity for the mandatory carriage of local commercial television stations without charge. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying the signal of commercial broadcast stations and certain low power stations without obtaining their consent in certain circumstances. In March 1997, the United States Supreme Court upheld the constitutionality of the "must


                                     ALT-10
carry" requirements. The current strategy of the Company with respect to the broadcast of its programming by television broadcast stations has been developed based on the present status of the "must carry" provisions. While no serious efforts appear to be developing to change these provisions, there is always a possibility that Congress might elect to do so. Under the Communications Act, for purposes of the "must carry" provisions, a broadcast station's market is determined by the FCC using commercial publications which delineate television markets based on viewing patterns. The FCC may, however, consider, on a case by case basis and acting on specific written requests, changes in the station's market areas (currently defined by the ADI, Arbitron's Area of Dominant Influence, to which the station has been designated), including the exclusion of communities from a television station's market. In considering requests for a change in a station's market area, the FCC takes into account a number of factors including whether or not the station in question provides coverage to the community and evidence of the viewing patterns in cable and non-cable households in that community. In recent months, the FCC has ruled on several such requests and in many of these cases has excluded particular communities from an ADI. The Company is unable to predict the impact of any future rulings of the FCC with respect to the exclusion of the carriage of the Company's broadcast stations from any particular cable systems in its markets. See "Business -- Regulatory Matters."


POTENTIAL CONFLICT BETWEEN DEBT AND EQUITY HOLDERS

     Certain decisions concerning the operations or financial structure of the Company may present conflicts between the owners of the Company's capital stock and the holders of the Notes. For example, if the Company encounters financial difficulties, or is unable to pay its debts as they mature, the interest of the Company's equity owners might conflict with those of the holders of the Notes. In addition, the equity owners may have an interest in pursuing acquisitions, divestitures, financings or other transactions that could enhance their equity investment, even though such transactions might adversely affect the ability of the Company to pay principal and interest on the Notes.


SUBSTANTIAL DILUTION

     Purchasers of Common Stock will experience substantial dilution in pro forma net tangible book value per share of Common Stock from the offering price. As of December 31, 1997, the Company had a net tangible book value per share of $0.25, the net pro forma tangible book value would have been $1.61 assuming completion of the Offerings on that date. The new shareholders in the Common Stock Offering would be diluted by $1.89 per share, or 54.0%, from the public offering price. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following consummation of the Offerings, assuming 10,000,000 shares of Common Stock are issued at an offering price of $3.50 per share, there will be outstanding 21,762,991 shares of Common Stock (23,262,991 shares if the Over-allotment Option is exercised in full). The 10,000,000 shares of Common Stock offered hereby (11,500,000 shares if the Over-allotment Option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" (as defined in the Securities Act) of the Company. The remaining 11,762,991 shares of Common Stock to be outstanding immediately following the Common Stock Offering are also freely transferable without restriction or registration under the Act, except for those shares which have been issued by the Company without registration within the past two years or those which are held by "affiliates" of the Company. Affiliates of the Company are persons which control, are controlled by or are under common control with the Company, and generally include executive officers, directors and principal shareholders of the Company. Shares which have been issued without registration within the past two years or which are held by affiliates are restricted and may only be sold in the public market if such shares are registered under the Act or sold in accordance with Rule 144 promulgated under the Act. As of January 20, 1998, the Company had outstanding 5,316,892 shares of Common Stock beneficially owned by persons who might be deemed to be "affiliates" of the Company and 1,066,511 shares of Common Stock that were issued by the Company during the two-year period prior to that date without registration (of which 400,000 shares were issued to persons who may be deemed to be affiliates of the Company). These shares may only be sold in the public through a registered offering under the Act or


                                     ALT-11
through a transaction complying with Rule 144. Certain of the Company's directors, executive officers and other stockholders who beneficially own 5,206,391 outstanding shares of Common Stock have agreed not to offer, sell or otherwise dispose of any shares of Common Stock that they own or may acquire for a period of 180 days after the closing of the Offerings without the prior written consent of the Underwriters. See "Shares Eligible For Future Sale." No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

LISTING MAINTENANCE CRITERIA FOR SECURITIES; PENNY STOCK RULES

     The Company's Common Stock is quoted on the Nasdaq SmallCap Market. There can be no assurance that the Company in the future will meet the requirements for continued listing on the Nasdaq SmallCap Market with respect to the Common Stock. If the Common Stock fails to maintain such listing, the market value of the Common Stock likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.

     In addition, if the Company fails to maintain a Nasdaq SmallCap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is available, then any broker engaging in a transaction in the Company's equity securities, including the Common Stock, would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of the Company's equity securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Common Stock, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in the Common Stock Offering to dispose of the Common Stock. See "Index to Consolidated Financial Statements."

POSSIBLE FLUCTUATIONS OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Market Information."

LIMITED LIABILITY OF DIRECTORS

     The Company's charter expressly limits the liability of directors for monetary damages to the Company and its shareholders arising as a result of errors in judgment or any acts or omissions if the directors acted in good faith.


                                     ALT-12

                                    DILUTION

     As of December 31, 1997, the net tangible book value of the Company was $2.9 million in the aggregate, or $0.25 per share of Common Stock. "Net tangible book value per share" represents the amount of total tangible assets of the Company reduced by the amount of total liabilities and divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Common Stock offered hereby, at an offering price of $3.50 per share, net of Underwriters' discount and estimated offering expenses aggregating $2,950,000, the net pro forma tangible book value of the Common Stock as of December 31, 1997 would have been $35.0 million in the aggregate, or $1.61 per share. This represents an immediate increase in net tangible book value of $1.36 per share of Common Stock to existing stockholders as a result of the Common Stock Offering and an immediate dilution of $1.89 per share to new stockholders purchasing shares of Common Stock in the Common Stock Offering. "Dilution per share" represents the difference between the price per share to be paid by new stockholders for the shares of Common Stock issued in the Common Stock Offering and the net pro forma tangible book value per share as of December 31, 1997. The following table illustrates this per share dilution:

    Assumed offering price per share............................           $3.50
    Net tangible book value per share before the Common Stock
      Offering(1)...............................................    0.25
      Increase per share attributable to the Common Stock
         Offering...............................................    1.36
                                                                   -----
    Net tangible book value per share as adjusted to reflect the
      Common Stock Offering(1)..................................            1.61
                                                                           -----
    Dilution per share to new shareholders......................           $1.89
                                                                           =====
    Percentage Dilution.........................................            54.0%
                                                                           =====

---------------

(1) Neither the net tangible book value per share before the Common Stock Offering nor the net tangible book value per share as adjusted to reflect the Common Stock Offering give effect to the Notes Offering. Giving effect thereto, net tangible book value per share before the Common Stock Offering and net tangible book value per share as adjusted to reflect the Notes Offering would have been $(.09) and $1.43, respectively.

                                DIVIDEND POLICY

     The Company currently intends to retain all earnings and other cash resources, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Indenture contains significant restrictions on the Company's ability to declare and pay dividends.


                                       ALT-13

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Common Stock Offering, assuming 10,000,000 shares of Common Stock are issued at an offering price of $3.50 per share, the Company will have 21,762,991 shares of Common Stock outstanding (23,262,991 shares if the Over-allotment Option is exercised in full). Of those shares, the 10,000,000 shares sold in the Common Stock Offering (11,500,000 shares if the Over-allotment Option is exercised in full) will be freely transferable without restriction or registration under the Act, unless purchased by persons deemed to be "affiliates" of the Company (as that term is defined under the Act). The remaining 11,762,991 shares of Common Stock to be outstanding immediately following the Common Stock Offering are also freely transferable without restriction or registration under the Act, except for those shares that have been issued by the Company without registration or those which are held by "affiliates" of the Company. Affiliates of the Company are persons which control, are controlled by or are under common control with the Company, and generally include executive officers, directors and principal shareholders of the Company. Shares issued without registration or which are held by affiliates are restricted and may only be sold in the public market if such shares sold in a registered offering under the Act or sold in accordance with Rule 144 promulgated under the Act.

     In general, for shares issued without registration by the Company, a period of one year must elapse since the date of the later of the acquisition of the shares from the Company or its "affiliate" before the shares may be resold under Rule 144. If the one-year test is satisfied, a person (or persons whose shares are aggregated), including a person who may be deemed an "affiliate" of the Company, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 217,629 shares immediately after the Common Stock Offering or 232,630 shares if the Over-allotment Option is exercised in full) or (ii) the average weekly trading volume in the Common Stock in the Nasdaq market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned his shares for at least two years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.

     Messrs. Clinton, Cowell, Lillie, Jolley and Overholt, SAH Holdings, L.P. and certain other stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of or transfer any shares of Common Stock that they own or may acquire for a period of 180 days after the closing of the Offering without the prior written consent of the Underwriters. These persons beneficially own 5,206,392 outstanding shares of Common Stock and options and warrants pursuant to which they may acquire 2,567,500 shares of Common Stock.

     As of January 20, 1998, the Company had outstanding 5,316,892 shares of Common Stock beneficially owned by persons who might be deemed to be "affiliates" of the Company and 1,066,511 shares of Common Stock that were issued by the Company during the two-year period prior to that date without registration (of which 400,000 were issued to persons who may be deemed to be affiliates of the Company). These shares may only be sold in the public market through a registered offering under the Act or through a transaction complying with Rule 144.


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares for future sale will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                     ALT-14

                                  UNDERWRITING

     Subject to the terms and conditions contained in an Underwriting Agreement
dated March    , 1998 (the "Underwriting Agreement") between the Company and the
Underwriters, the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, the following respective numbers of shares of Common Stock, at the public offering price, less underwriting discounts and commissions, set forth on the cover page of this Prospectus.

                        UNDERWRITER                            NUMBER OF SHARES
                        -----------                            ----------------
NationsBanc Montgomery Securities LLC.......................
Friedman, Billings, Ramsey & Co., Inc.......................
                                                                 -----------
     Total..................................................
                                                                 ===========

     The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters are obligated to purchase all of the shares of Common Stock if any are purchased.

     The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $          per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $          per share
to other dealers. After the initial offering, the public offering price and such concessions may be changed. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted the Over-allotment Option, exercisable within 30 days after the date of this Prospectus, to purchase up to 1,500,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise this option only to cover over-allotments, if any. To the extent that the Underwriters exercise this option, the Underwriters will have a firm commitment, subject to certain conditions, to purchase such additional shares. If purchased, the Underwriters will offer such additional shares on the same terms as those on which all shares are being offered in the Common Stock Offering.

     Certain directors, executive officers and other stockholders who, at January 20, 1998, beneficially owned 5,206,392 outstanding shares of Common Stock have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of or transfer any shares of Common Stock that they own or may acquire for a period of 180 days after the closing of the Offering without the prior written consent of the Underwriters. See "Shares Eligible for Future Sale."

     In connection with the Common Stock Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. The Underwriters also may create a short position by selling more Common Stock in connection with the Common Stock Offering than they are committed to purchase from the Company and in such case may purchase Common Stock in the open market following completion of the Common Stock Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Underwriters' Over-allotment Option referred to above. The transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters have no obligation to engage in such transactions and such transactions, if commenced, may be discontinued with out notice and at any time.

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     FBR has filed a proof of claim in the Bankruptcy Proceeding of Global in the approximate amount of $2.0 million. The claim relates to unpaid placement agent fees and expenses in connection with a bridge loan facility provided to Global prior to its bankruptcy. FBR has also filed a proof of claim for an acquisition fee to be owed by the bankruptcy estate to FBR in the amount of 1.75% of the proceeds of the sale under the Asset Purchase Agreement if the sale is completed. The lenders who advanced the bridge loan are also creditors in the Bankruptcy Proceeding and have filed proofs of claim in the aggregate amount of approximately


                                     ALT-15

$35 million in unpaid principal plus accrued interest, fees and penalties. In connection with the resolution of the Bankruptcy Proceeding, FBR and the bridge lenders may be paid in whole or in part on their claims against Global.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The initial public offering price for the Common Stock has been determined by negotiations between the Company and the Underwriters. The primary factor considered in such negotiations was the recent trading price history for the Common Stock on the Nasdaq SmallCap Market. Other factors considered by the parties in determining the price were the history and prospects of the Company, the present state of the Company's development and the industry in which it competes, an assessment of the Company's management and prevailing market conditions.

                                 LEGAL MATTERS

     The legality of the Common Stock Offering will be passed upon for the Company by Wyatt, Tarrant & Combs, Nashville, Tennessee. Charles W. Bone, a partner of Wyatt, Tarrant & Combs, is the beneficial owner of warrants issued by the Company under which he has the right to purchase a total of 82,500 shares of Common Stock of the Company at a current exercise price of $1.135. Certain legal matters relating to the Common Stock Offering will be passed upon for the Underwriters by Jenkens & Gilchrist, a Professional Corporation, Washington, D.C. and Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated balance sheets as of June 30, 1996 and 1997 and December 31, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, and the six months ended December 31, 1997, included in this Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                     ALT-16

             ======================================================


  No dealer, salesman or other person is authorized in connection with any offering made hereby to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any date subsequent to the date hereof.


                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   10
Use of Proceeds.......................   19
Dilution..............................   20
Dividend Policy.......................   20
Capitalization........................   21
Selected Historical and Pro Forma
  Financial Data......................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24
Business..............................   31
Management............................   46
Certain Relationships and Related
  Transactions........................   53
Security Ownership of Certain
  Beneficial Owners...................   55
Description of Notes..................   56
Description of Senior Credit
  Facility............................   83
Description of Capital Stock..........   83
Shares Eligible for Future Sale.......   87
Underwriting..........................   89
Legal Matters.........................   90
Experts...............................   90
Additional Information................   90
Index to Consolidated Financial
  Statements..........................  F-1


             ======================================================
             ======================================================

                               10,000,000 SHARES


                                     (LOGO)

                               SHOP AT HOME, INC.

                                  COMMON STOCK

                              -------------------
                                   PROSPECTUS
                              -------------------


                             NationsBanc Montgomery
                                 Securities LLC


                              Friedman, Billings,
                               Ramsey & Co., Inc.

                                            , 1998

             ======================================================



                                     ALT-17

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      Other Expenses of Issuance and Distribution.


         The Registrant estimates that expenses in connection with the offerings described in this registration statement will be as follows:

                           Description                                                                              Amount
         Securities and Exchange Commission registration fee.................................................... $   33,030
         Printing expenses......................................................................................    100,000
         Accounting fees and expenses...........................................................................     75,000
         Legal fees and expenses................................................................................    400,000
         Blue sky registration fees.............................................................................     60,000
         NASD and Nasdaq filing and listing fees................................................................     80,000
         Transfer agent's fees and expenses.....................................................................     10,000
         Indenture Trustee fees.................................................................................     11,000
         Travel expenses........................................................................................    150,000
         Rating agency fees.....................................................................................     25,000
         Brokerage fee for acquisition..........................................................................    290,000
         Miscellaneous..........................................................................................    265,970
         ------------------------------------------------------------------------------------------------------------------
              Total                                                                                              $1,500,000


* To be filed by amendment.

         All amounts except the Securities and Exchange Commission registration fee are estimated.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits:

         A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference.

         (b)  Financial Statement Schedules.


         Independent Accountants' Report on Financial Statement Schedule        Page S-1

         Schedule II Valuation and Qualifying Accounts                          Page S-2


         All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the Registration Statement.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on March 2, 1998.




                                    SHOP AT HOME, INC.




                                    By: /s/ Kent E. Lillie
                                       ----------------------------------------
                                    Kent E. Lillie,
                                    President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                            TITLE                                                        DATE
---------                                            -----                                                        ----
J. D. Clinton*                                       Chairman of the Board                                  March 2, 1998
Paul Cowell*                                         Director                                               March 2, 1998
A.E. Jolley*                                         Director                                               March 2, 1998
Joseph I. Overholt*                                  Director                                               March 2, 1998
Frank A. Woods*                                      Director                                               March 2, 1998

*By
 /s/ Kent E. Lillie, Attorney-in-Fact                President and                                          March 2, 1998
------------------------------------                 Chief Executive Officer
Kent E. Lillie



/s/ James Bauchiero                                  Executive Vice President and                           March 2, 1998
------------------------------------                 Chief Financial Officer
James Bauchiero                                      (principal financial officer)

/s/ Joseph Nawy
------------------------------------                 Vice President-Finance                                 March 2, 1998
Joseph Nawy                                          (principal accounting officer)

                    INDEPENDENT AUDITORS' REPORT ON FINANCIAL
                               STATEMENT SCHEDULE


         Our report on the consolidated financial statements of Shop at Home, Inc. and Subsidiaries as of June 30, 1996 and 1997 and December 31, 1997, and for each of the three years in the period ended June 30, 1997 and the six months ended December 31, 1997, is included on page F-2 of this Registration
Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page II-1 of this Registration Statement.


         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.




Knoxville, Tennessee                                  COOPERS & LYBRAND L.L.P.
September 18, 1997

                       SHOP AT HOME, INC. AND SUBSIDIARIES

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED JUNE 30, 1995, 1996, AND 1997 AND

                       SIX MONTHS ENDED DECEMBER 31, 1997

                                           BALANCE AT                             OTHER                 BALANCE
                                           BEGINNING          CHARGED             ADDITIONS             AT END
                                           OF PERIOD          T0 EXPENSES         DEDUCTIONS            OF PERIOD
                                           ----------         -----------         ----------            ---------

Year ended June 30, 1995:
Estimated credits due to customers         $  471,878         $ 4,863,486         $ (4,717,400)(1)      $  617,904
                                           ==========         ===========         ============          ==========
Allowance for bad debt                     $        0         $         0         $          0          $        0
                                           ==========         ===========         ============          ==========
Allowance for inventory obsolescence       $        0         $         0         $          0          $        0
                                           ==========         ===========         ============          ==========

Year ended June 30, 1996:
Estimated credits due to customers         $  617,904         $10,147,556         $ (9,665,340)(1)      $1,100,120
                                           ==========         ===========         ============          ==========
Allowance for bad debt                     $        0         $         0         $          0          $        0
                                           ==========         ===========         ============          ==========
Allowance for inventory obsolescence       $        0         $    88,123         $          0          $   88,123
                                           ==========         ===========         ============          ==========

Year ended June 30, 1997:
Estimated credits due to customers         $1,100,120         $19,503,181         $(17,481,798)(1)      $3,121,503
                                           ==========         ===========         ============          ==========
Allowance for bad debt                     $        0         $    18,800         $    172,450 (2)      $  191,250
                                           ==========         ===========         ============          ==========
Allowance for inventory obsolescence       $   88,123         $   591,877         $     17,934 (2)      $  697,934
                                           ==========         ===========         ============          ==========

Period ended December 31, 1997:
Estimated credits due to customers         $3,121,503         $11,370,434         $ 12,448,408          $2,043,529
                                           ==========         ===========         ============          ==========
Allowance for bad debt                     $  191,250         $   230,826         $    280,567          $  702,643
                                           ==========         ===========         ============          ==========
Allowance for inventory obsolescence       $  697,934         $         0         $   (154,937)(3)      $  542,997
                                           ==========         ===========         ============          ==========


(1)  Merchandise returned
(2)  Addition through purchase accounting
(3)  Write off of inventory

                                INDEX TO EXHIBITS



                                                                                                      SEQUENTIALLY
EXHIBIT                                                                                                 NUMBERED
 NUMBER                               DESCRIPTION                                                         PAGE
-------        --------------------------------------------------------------------------------       ------------
1.1***         Form of Underwriting Agreement between NationsBanc Montgomery Securities LLC and Friedman, Billings, Ramsey & Co., Inc., the Company covering the Notes
               Offering.
1.2***         Form of Underwriting Agreement between NationsBanc Montgomery Securities
               LLC and Friedman, Billings, Ramsey & Co., Inc., the Company concerning the Common Stock Offering.
2.1            Agreement and Plan of Merger, dated May 17, 1994, among Shop at
               Home, Inc., SAH Merger Corp., and MFP, Inc., filed as Exhibit 2.1 to the Company's Registration Statement on Form S-4 filed with the
               Commission on October 26, 1994, and incorporated herein by this reference.
2.2            First Amendment to Agreement and Plan Merger, Dated November 11,
               1994, among Shop at Home, Inc., SAH Merger Corp., and MFP, Inc., filed as Exhibit 2.2 to the Company's Registration Statement on
               Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.
2.3            Articles of Merger of SAH Merger Corp. And MFP, Inc., recorded in
               Tennessee on February 24, 1995, filed as Exhibit 4.2 to the
               Company's Current Report on Form 8-K filed with the Commission on
               March 2, 1995, and incorporated herein by this reference.
3(i).1         Charter of the Company, filed as Exhibit 3.1 to the Company's
               Annual Report Form 10-K for the fiscal year ended June 30, 1993, and incorporated herein by this reference.
3(i).2         Charter amendment recorded February 17, 1995, filed as Exhibit
               4.3 to the Company's Current report on Form 8-K filed with the
               Commission on March 2, 1995, and incorporated hereby by this reference.
3(ii)*         Bylaws of the Company, as amended.
4.1            Form of Trust Indenture dated February 23, 1995, filed as Exhibit 4.5 to the Company's Current Report on Form 8-K filed with the Commission on March 2, 1995, and incorporated herein by this reference.

                                                                                         SEQUENTIALLY
EXHIBIT                                                                                    NUMBERED
 NUMBER                                    DESCRIPTION                                      PAGE
----------     ----------------------------------------------------------------------    ------------
4.2            Form of Promissory Note of the Company issued to the indenture trustee under the Trust Indenture dated February 23, 1995, filed as Exhibit 4.6 to the Company's Current Report on Form 8-K filed with the Commission on March 2, 1995, and incorporated herein by this reference.
4.3            Specimen of Common Stock certificate, filed as Exhibit 4.8 to the
               Company's Registration Statement on Form S-4 filed with the
               Commission on December 28, 1994, and incorporated herein by this reference.
4.4            Specimen of Preferred Stock certificate, filed as Exhibit 4.9 to the Company's Amendment No. 1 to the Registration Statement on
               Form S-4 filed with the Commission on January 20, 1995, and incorporated herein by this reference.
4.5            Specimen of Note Certificate, filed as Exhibit 4.10 to the
               Company's Registration Statement on Form S-4 filed with the
               Commission on December 28, 1995, and incorporated herein by this reference.
4.6**          Form of Trust Indenture with PNC Bank, N.A., as Trustee with regard to the Notes, containing specimen of the Note.
4.7            Form of Stock Pledge Agreement.
5*             Opinion of Wyatt, Tarrant & Combs.
10.1           Company's Omnibus Stock Option Plan, filed as Exhibit 10.3 to the
               Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended June 30, 1992, and incorporated herein by this reference.
10.2           Lease dated April 1, 1993, between Shop at Home, Inc. and Book Ends
               Discount Bookstores, Inc., filed as Exhibit 10.5 to the Company's
               Annual Report on Form 10-K for the fiscal year ended June 30, 1993, and incorporated herein by this reference.
10.3           Lease dated July 1, 1994 between Shop at Home, Inc. and William &
               Warren, Inc., filed as Exhibit 10.3 to the Company's Registration
               Statement on Form S-4 filed with the Commission on December 28,
               1994, and incorporated herein by this reference.
10.4           Form of Transponder Use Agreement dated April 1, 1993 between Shop at Home, Inc. and B & P The SpaceConnection, filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended
               June 30, 1993, and incorporated herein by this reference.

                                                                                                      SEQUENTIALLY
EXHIBIT                                                                                                 NUMBERED
 NUMBER                                        DESCRIPTION                                                PAGE
----------     ----------------------------------------------------------------------------           ------------
10.5           Transponder Use Agreement dated June 6, 1994, between Shop at
               Home, Inc. and Broadcast International, Inc., filed as Exhibit 10.5 to the
               Company's Registration Statement on Form S-4 filed with the
               Commission on December 28, 1994, and incorporated herein by this reference.
10.5           Form of Transponder Lease Agreement dated December 21, 1994, between Shop at Home, Inc. and Broadcast International, Inc.,
               filed as Exhibit 10.7 to the Company's Registration Statement on
               Form S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.
10.7           Stock and Warrant Purchase Agreement dated June 9, 1993, between
               Shop at Home, Inc., SAH Holdings, L.P., and Global Network
               Television, Inc., filed as Exhibit B to the Statement on Schedule 13D of
               SAH Holdings, L.P., filed with the Commission on June 18, 1993, and incorporated herein by this reference.
10.8           First Amendment to Stock and Warrant Purchase Agreement dated
               July 12, 1993, between Shop at Home, Inc., SAH Holdings, L.P., and Global Network Television, Inc., filed as Exhibit E to the
               Statement on Schedule 13D of SAH Holdings, L.P., filed with the
               Commission on July 27, 1993, and incorporated herein by this reference.
10.9           Agreement dated December 8, 1993, between Richard Howard, Inc.
               and Shop at Home, Inc., filed as Exhibit 10.10 to the Company's
               Registrant Statement on Form S-4 filed with the Commission on
               December 28, 1994, and incorporated herein by this reference.
10.10          Form of Employment Agreement between Kent E. Lillie and Shop at
               Home, Inc., filed as Exhibit B to the Company's Current Report on
               Form 8-K filed with the Commission on September 17, 1993, and incorporated herein by this reference.
10.11          Form of Warrant to Purchase Shares dated September 7, 1993, between Shop at Home, Inc. and SAH Holdings, L.P., filed as
               Exhibit A to the Company's Current Report on Form 8-K filed with the Commission on September 17, 1993, and incorporated herein by this reference.
10.12          Form of Option Agreement for options issued to employees,
               executive officers and others, filed as Exhibit 10.13 to the
               Company's Registrant Statement on Form S-4 filed with the
               Commission on December 28, 1994, and incorporated herein by this reference.

                                                                                          SEQUENTIALLY
EXHIBIT                                                                                     NUMBERED
 NUMBER                                        DESCRIPTION                                    PAGE
----------     -----------------------------------------------------------------------    ------------
10.13          Agreement dated June 30, 1994, between Combine International,
               Inc. and Shop at Home, Inc., filed as Exhibit 10.14 to the
               Company's Registrant Statement on Form S-4 filed with the
               Commission on December 28, 1994, and incorporated herein by this reference.
10.14          1994 $2.50 Common Stock Purchase Option dated June 30, 1994, issued to Combine International, Inc., filed as Exhibit 10.15 to the Company's Registrant Statement on Form S-4 filed with the
               Commission on December 28, 1994, and incorporated herein by this reference.
10.15          Description of agreement with MediaOne, Inc. for consulting services, filed as Exhibit 10.16 to the Company's Registrant Statement on Form
               S-4 filed with the Commission on December 28, 1994, and incorporated herein by this reference.
10.16          Stock Purchase Agreement dated December 6, 1994, by and between the Company and Television Media Resources, L.C., filed as
               Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.17          Promissory Note dated December 6, 1994, in the original principal amount of $1,250,000, the maker of which is Registrant and the original payee of which is Television Media Resources, L.C., filed as Exhibit 10.1 to the Company's Current Report on Form 8-K
               filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.18          Security Agreement and Pledge Agreement dated December 6, 1994, by and between Registrant and Television Media Resources, L.C., filed as Exhibit 10.2 to the Company's Current Report on Form 8-K
               filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.19          Letter Agreement dated December 6, 1994, by and between Registrant and Charles E. Walker, filed as Exhibit 10.3 to the Company's Current
               Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.

                                                                                                      SEQUENTIALLY
EXHIBIT                                                                                                 NUMBERED
 NUMBER                                        DESCRIPTION                                                PAGE
-------        -----------------------------------------------------------------------                ------------
10.20          Majority Partnership Interest and Majority Stock Purchase Option
               by and among Charles E. Walker, Urban Broadcasting Systems and
               Broadcast, Cable and Satellite Technologies, Inc., filed as
               Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.21          Form of Majority Partnership Interest and Majority Stock Purchase
               Agreement by and among Charles E. Walker, Urban Broadcasting
               Systems and Broadcast, Cable and Satellite Technologies, Inc., filed as
               Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.22          Minority Partnership Interest and Minority Stock Purchase
               Agreement dated May 15, 1993, by and among Charles E. Walker,
               Urban Broadcasting Systems and Broadcast, Cable and Satellite
               Technologies, Inc., filed as Exhibit 10.6 to the Company's
               Current Report on Form 8-K filed with the Commission on December
               20, 1994, and incorporated herein by this reference.
10.23          Modification, Ratification and Consent by and among Charles E.
               Walker, Urban Broadcasting Systems, Urban Broadcasting Systems,
               Inc., Television Media Resources, L.C., and Broadcast, Cable and
               Satellite Technologies, Inc., filed as Exhibit 10.7 to the
               Company's Current Report on Form 8-K filed with the Commission on
               December 20, 1994, and incorporated herein by this reference.
10.24          Restated Majority Partnership Interest and Majority Stock
               Purchase Option by and among Charles E. Walker, Urban
               Broadcasting Systems and Broadcast, Cable and Satellite
               Technologies, Inc. dated as of May 15, 1993, filed as Exhibit
               10.8 to the Company's Current Report on Form 8-K filed with the
               Commission on December 20, 1994, and incorporated herein by this reference.
10.25          Restated Construction Agreement dated as of May 15, 1993, by and among Charles E. Walker, Urban Broadcasting Systems, Broadcast,
               Cable and Satellite Technologies, Inc., and Spectrum
               Communications and Engineering, Inc., filed as Exhibit 10.9 to the Company's Current Report on Form 8-K filed with the
               Commission on December 20, 1994, and incorporated herein by this reference.
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                                                                                    SEQUENTIALLY
EXHIBIT                                                                               NUMBERED
 NUMBER                                    DESCRIPTION                                  PAGE
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
10.26          Engineering Services Agreement dated as of December 14, 1993 by and between Broadcast, Cable and Satellite Technologies, Inc., and Spectrum Communications and Engineering, Inc., filed as
               Exhibit 10.10 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.27          Form of Employment Agreement by and between Urban Broadcasting
               Systems, Inc. and Charles E. Walker, filed as Exhibit 10.11 to the
               Company's Current Report on Form 8-K filed with the Commission on
               December 20, 1994, and incorporated herein by this reference.
10.28          Form of Time Brokerage Agreement dated December 14, 1993, by and between Urban Broadcasting Systems and Broadcast, Cable and
               Satellite Technologies, Inc., filed as Exhibit 10.12 to the
               Company's Current Report on Form 8-K filed with the Commission on
               December 20, 1994, and incorporated herein by this reference.
10.29          Form of Escrow Agreement by and between Registrant, Charles E.
               Walker and U.S. Trust Company of Texas, N.A., filed as Exhibit
               10.13 to the Company's Current Report on Form 8-K filed with the
               Commission on December 20, 1994, and incorporated herein by this reference.
10.30          Form of Promissory Note in the principal amount of $750,000.00, the maker of which is Broadcast, Cable and Satellite
               Technologies, Inc., payable to Charles E. Walker, filed as
               Exhibit 10.14 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 1994, and incorporated herein by this reference.
10.32          Lease Agreement dated December 28, 1993, by and between H & C
               Communications, Inc. and Broadcast, Cable and Satellite
               Technologies, Inc., filed as Exhibit 10.16 to the Company's
               Current Report on Form 8-K filed with the Commission on December
               20, 1994, and incorporated herein by this reference.
10.33          Agreement dated as of December 17, 1993, by and between Blue
               Ridge Tower Corporation and Broadcast, Cable and Satellite
               Technologies, Inc., filed as Exhibit 10.17 to the Company's
               Current Report on Form 8-K filed with the Commission on December
               20, 1994, and incorporated herein by this reference.
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
                                                                                                       SEQUENTIALLY
EXHIBIT                                                                                                  NUMBERED
 NUMBER                                 DESCRIPTION                                                        PAGE
-------        ------------------------------------------------------------------------               --------------
10.34          Amendment to Agreement dated December 17, 1993, by and between
               Blue Ridge Tower Corporation and Broadcast, Cable and Satellite
               Technologies, Inc., filed as Exhibit 10.18 to the Company's
               Current Report on Form 8-K filed with the Commission on December
               20, 1994, and incorporated herein by this reference.
10.35          Letter to Shop at Home, Inc., from the directors of MFP, Inc., dated November 11, 1994, filed as Exhibit 10.36 to the Company's
               Registration Statement on Form S-4 filed with the Commission on
               December 28, 1994, and incorporated herein by this reference.
10.36          Programming Agreement between Shop at Home, Inc., and MFP, Inc., dated November 11, 1994, filed as Exhibit 10.37 to the Company's
               Registration Statement on Form S-4 filed with the Commission on
               December 28, 1994, and incorporated herein by this reference.
10.37          Variable Rate Convertible Secured Note Due 2000 of the Company
               dated August 16, 1995, filed as Exhibit 10.37 to the Company's
               Annual Report on Form 10-K for the fiscal year ended June 30,
               1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.
10.38          Security Agreement dated August 16, 1995, by and between the
               Company, MFP, Inc., and Global Network Television, Inc., filed as
               Exhibit 10.38 to the Company's Annual Report on Form 10-K for the
               fiscal year ended June 30, 1996 and filed with the Commission on
               September 30, 1996, and incorporated herein by this reference.
10.39          Restated Agreement dated January 26, 1996, and the First
               Amendment thereto dated March 7, 1996, by and between Richard
               Howard, Inc., and the Company, filed as Exhibit 10.39 to the
               Company's Annual Report on Form 10-K for the fiscal year ended
               June 30, 1996 and filed with the Commission on September 30,
               1996, and incorporated herein by this reference.
10.40          Majority Stock Purchase Agreement dated June 3, 1996, by and between Charles E. Walker, Broadcast, Cable and Satellite
               Technologies, Inc., and Urban Broadcasting Systems, Inc., filed as Exhibit 10.40 to the Company's Annual Report on Form 10-K for
               the fiscal year ended June 30, 1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.
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
                                                                                                      SEQUENTIALLY
EXHIBIT                                                                                                 NUMBERED
 NUMBER                                   DESCRIPTION                                                     PAGE
-------        ----------------------------------------------------------------------------           --------------
10.41          Promissory Note dated September 5, 1996, made by the Company and
               Broadcast, Cable and Satellite Technologies, Inc., payable to Charles E.
               Walker, filed as Exhibit 10.41 to the Company's Annual Report on Form
               10-K for the fiscal year ended June 30, 1996 and filed with the
               Commission on September 30, 1996, and incorporated herein by this reference.
10.42          Security Agreement dated September 5, 1996, by and between
               Broadcast, Cable and Satellite Technologies, Inc., and Charles E.
               Walker, filed as Exhibit 10.42 to the Company's Annual Report on
               Form 10-K for the fiscal year ended June 30, 1996 and filed with the Commission on September 30, 1996, and incorporated herein by this reference.
10.43          Employment Agreement between Kent E. Lillie and Shop at Home,
               Inc. dated July 1, 1997, filed as Exhibit 10.43 to the Company's
               Annual Report on Form 10-K for the fiscal year ended June 30,
               1997 and filed with the Commission on September 29, 1997, and incorporated herein by this reference.
10.44          Asset Purchase Agreement dated September 23, 1997, between SAH
               Acquisition Corporation II, Global Broadcasting Systems, Inc., and
               Global Broadcasting Systems License Corp., filed as Exhibit 10.44 to the
               Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
               September 30, 1997 and filed with the Commission on November 14,
               1997, and incorporated herein by this reference.
10.45**        Bill of Sale dated February 24, 1997 from Norwest Credit, Inc., to Collector's Edge of Tennessee, Inc.
10.46**        Credit and Security Agreement dated as of February 24, 1997, between Norwest Credit, Inc., and Collector's Edge of Tennessee,
               Inc.
10.47**        Loan Agreement dated November 28, 1997, between the Company and
               NationsBank of Tennessee, N.A.
10.48**        Loan Note dated November 28, 1997 made by the Company payable to
               NationsBank of Tennessee, N.A.
10.49          Amendment No.1 to Company's Omnibus Stock Option Plan filed as
               Appendix A to the Company's Proxy Statement on Schedule 14A for
               the fiscal year ended June 30, 1996, and filed with the
               Commission on November 18, 1996, and incorporated herein by this reference.
10.50**        Form of options issued to directors dated June 19, 1997.
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

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
                                                                                                       SEQUENTIALLY
EXHIBIT                                                                                                  NUMBERED
 NUMBER                                   DESCRIPTION                                                      PAGE
-------        ----------------------------------------------------------------------------           --------------
10.51**        Form of Transponder Use Agreement dated June 25, 1995, between the
               Company and B&P The SpaceConnection.
11             Schedule of Computation of Net Income Per Share (in Note 12 to
               Consolidated Financial Statements of the Company for the period ended December 31, 1997, included herein)
12*            Statements regarding computation of ratios.
21**           Subsidiaries of the Company.
23.1           Consent of Wyatt, Tarrant & Combs, included as a part of Exhibit 5.
23.2*          Consent of Coopers & Lybrand L.L.P.
24**           Powers of attorney (included on signature pages).
25*            Statement of eligibility of trustee.
27.1**         Financial Data Schedule.  (For SEC Use Only)
27.2*          Financial Data Schedule.  (For SEC Use Only)

*     Filed herewith
**    Previously filed
***   To be filed by amendment